===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-12

                       AMERICAN FREIGHTWAYS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials:


     (1) Amount Previously Paid:
                                   $130,575
     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:
                             Form S-4 (333-51782)
     -------------------------------------------------------------------------


     (3) Filing Party:
                               FedEx Corporation
     -------------------------------------------------------------------------


     (4) Date Filed:
                                   12/13/00
     -------------------------------------------------------------------------

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Notes:


Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                         [LOGO OF AMERICAN FREIGHTWAYS]
                    MERGER PROPOSED--YOUR VOTE IS IMPORTANT

                                                                 January 8, 2001

Dear Shareholder:

  You are invited to attend a special meeting of shareholders of American Freightways Corporation to be held at the Comfort Inn Convention Center, 1210 Hwy. 62-65 North, Harrison, Arkansas on Friday, February 9, 2001, at 10:00 a.m. central time. At the meeting, you will be asked to approve and adopt the agreement and plan of merger among American Freightways, FedEx Corporation and FDX, Inc., a wholly-owned subsidiary of FedEx, and the merger of American Freightways into FDX.

  In the merger, each share of your American Freightways common stock will be converted into that number of shares of FedEx common stock determined by dividing $28.13 by the average closing price per share of FedEx common stock for a defined period of trading days prior to the closing of the merger. No fractional shares will be issued. You will be entitled to receive cash in lieu of any fractional shares.

  In order to complete this merger, we need the approval of our shareholders. The holders of at least a majority of the outstanding shares of American Freightways common stock must vote to approve and adopt the merger agreement and the merger. Certain members of the Garrison family, who collectively own approximately 34.1% of the outstanding shares, and FedEx and FDX, which collectively own approximately 50.0% of the outstanding shares, already have agreed to vote in favor of the transaction. FedEx and FDX acquired their shares in the tender offer that they completed on December 21, 2000, as authorized by the merger agreement.

  Your board of directors has unanimously approved the merger agreement and the merger and has determined that the merger is fair to, and in the best interests of, the shareholders of American Freightways. Your board of directors recommends that you vote "FOR" the approval and adoption of the merger agreement and the merger. In arriving at its recommendation, the board of directors considered a number of factors, which are described in this proxy statement/prospectus, including, among other things, the written opinion of American Freightways' financial advisor, Credit Suisse First Boston Corporation, that, as of the date of the opinion, the consideration to be received pursuant to the tender offer and the merger is fair to American Freightways shareholders from a financial point of view. A copy of CSFB's written opinion, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken, can be found in Annex C to the proxy statement/prospectus.

  This proxy statement/prospectus contains detailed information about the merger agreement and the merger. We urge you to read it carefully. You can find out how to obtain additional information about American Freightways and FedEx in the section entitled "Where You Can Find More Information" on page 55.

  Your vote is important. Please vote your shares as soon as possible so that your shares are represented at the special meeting. Whether or not you plan to attend the special meeting, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

  On behalf of your board of directors, I thank you for the support you have given us over the years.

                                          Very truly yours,
                                          /s/ F.S. (Sheridan) Garrison
                                          F.S. (Sheridan) Garrison
                                          Chairman

 Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the shares of FedEx common stock to be issued in the merger described in this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

  This proxy statement/prospectus is dated January 8, 2001, and is first being mailed to shareholders on or about January 10, 2001.

                         [LOGO OF AMERICAN FREIGHTWAYS]

              --------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          To Be Held February 9, 2001

              --------------------------------------------------

To Our Shareholders:

  You are invited to attend the special meeting of shareholders of American Freightways Corporation to be held at the Comfort Inn Convention Center, 1210 Hwy. 62-65 North, Harrison, Arkansas on Friday, February 9, 2001, at 10:00 a.m. central time. At the meeting, shareholders will be asked to vote on the following proposal described in the accompanying proxy statement/prospectus:

  . The approval and adoption of the Amended and Restated Agreement and Plan of Merger dated as of November 12, 2000 and amended and restated as of January 5, 2001 among American Freightways Corporation, FedEx Corporation and FDX, Inc. and the merger provided for therein. The merger agreement contemplates, among other things, that American Freightways will become a wholly-owned subsidiary of FedEx, and each outstanding share of American Freightways common stock will be converted into the right to receive that number of shares of FedEx common stock determined by dividing $28.13 by the average closing price per share of FedEx common stock for a defined period of trading days prior to the closing of the merger.

  Shareholders also will transact any other business that may properly come before the meeting and any postponements or adjournments thereof.

  Only shareholders of record at the close of business on January 5, 2001, are entitled to notice of and to vote at the meeting or any postponements or adjournments thereof.

  Shareholders who do not vote in favor of the merger may have certain rights under the Arkansas Business Corporation Act of 1987 to dissent and demand payment of the fair value of their shares. We have attached the provisions of Arkansas law that govern dissenters' rights as Annex D to the proxy statement/prospectus.

  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL.

                                          By order of the Board of Directors,
                                          /s/ F.S. (Sheridan) Garrison
                                          F.S. (Sheridan) Garrison
                                          Chairman

Harrison, Arkansas
January 8, 2001

  We encourage you to read the proxy statement/prospectus and vote your shares as soon as possible. Please complete, sign, date and promptly return your proxy card in the enclosed postage-paid envelope.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
QUESTIONS AND ANSWERS ABOUT THE MERGER...................................   1
SUMMARY..................................................................   3
  Who We Are.............................................................   3
  What American Freightways Shareholders Will Receive in the Merger......   3
  American Freightways Board of Directors Recommends the Merger..........   4
  American Freightways' Financial Advisor Says the Merger is Fair to
   Shareholders..........................................................   4
  American Freightways Management Owns 33.0% of the Stock................   4
  FedEx Owns 50.0% of the Stock..........................................   5
  Approval by a Majority of the Shares is Required.......................   5
  Dissenters' Rights are Available.......................................   5
  American Freightways Directors and Officers May Have Interests in the
   Merger that Differ From Yours.........................................   5
  Conditions to the Merger...............................................   5
  We Have Obtained Regulatory Approvals..................................   6
  The Merger (but not the Tender Offer) is Generally Tax-Free to You.....   6
  Accounting Treatment...................................................   6
  Termination of the Merger Agreement....................................   6
  FedEx Common Stock will be Listed on the NYSE..........................   6
  Stock Certificates will be Exchanged Later.............................   6
SELECTED HISTORICAL FINANCIAL DATA.......................................   7
  Selected Historical Financial Data of FedEx............................   7
  Selected Historical Financial Data of American Freightways.............   8
COMPARATIVE PER SHARE DATA...............................................   9
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION..............  11
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS...............  13
THE SPECIAL MEETING......................................................  14
  Date, Time and Place...................................................  14
  Matters to be Considered...............................................  14
  Record Date and Shares Entitled to Vote................................  14
  Quorum.................................................................  14
  Voting of Shares.......................................................  14
  Revoking Proxies.......................................................  15
  Votes Required for Approval............................................  15
  Board Recommendation...................................................  15
  Share Ownership of Management..........................................  16
  Proxy Solicitation.....................................................  16
THE MERGER...............................................................  17
  Background of the Merger...............................................  17
  American Freightways' Reasons for the Merger...........................  20
  FedEx's Reasons for the Merger.........................................  21
  Opinion of Financial Advisor to American Freightways...................  21
  Interests of Certain Persons in the Merger.............................  26
  Certain Financial Projections (Unaudited)..............................  27
  Accounting Treatment...................................................  28
  Certain Federal Income Tax Consequences of the Merger..................  28
  Antitrust..............................................................  31
  Legal Proceedings......................................................  31
  Dissenters' Rights of Appraisal........................................  32
  Federal Securities Laws Consequences; Stock Transfer Restriction
   Agreements............................................................  35

                                                                          Page
                                                                          ----
  Stock Exchange Listing.................................................  35
  Exchange Procedures....................................................  35
THE MERGER AGREEMENT.....................................................  37
  The Tender Offer.......................................................  37
  Recommendation.........................................................  37
  Merger Consideration...................................................  37
  Following the Merger...................................................  37
  Employee Stock Options.................................................  38
  Representations and Warranties.........................................  39
  Covenants of American Freightways......................................  40
  Covenants of FedEx.....................................................  43
  Mutual Covenants of FedEx and American Freightways.....................  44
  Conditions to the Merger...............................................  44
  Termination............................................................  45
  Fees and Expenses......................................................  45
  Amendments.............................................................  45
THE VOTING AGREEMENT.....................................................  46
OWNERSHIP OF AMERICAN FREIGHTWAYS COMMON STOCK...........................  47
DESCRIPTION OF FEDEX CAPITAL STOCK.......................................  48
  Authorized Capital Stock...............................................  48
  FedEx Common Stock.....................................................  48
  FedEx Preferred Stock..................................................  48
  Anti-Takeover Effect of Certain Provisions of the FedEx Charter and the
   FedEx Bylaws..........................................................  48
  Transfer Agent and Registrar...........................................  48
COMPARISON OF SHAREHOLDER RIGHTS.........................................  49
  General................................................................  49
  Comparison of Shareholder Rights.......................................  49
INDEPENDENT ACCOUNTANTS..................................................  54
LEGAL MATTERS............................................................  55
FUTURE SHAREHOLDER PROPOSALS.............................................  55
WHERE YOU CAN FIND MORE INFORMATION......................................  55
Annex A--Agreement and Plan of Merger.................................... A-1
Annex B--Irrevocable Proxy and Voting Agreement.......................... B-1
Annex C--Fairness Opinion of Credit Suisse First Boston Corporation...... C-1
Annex D--Arkansas Dissenters' Rights..................................... D-1

  This proxy statement/prospectus incorporates important business and financial information about American Freightways and FedEx from documents that each company has filed with the Securities and Exchange Commission and that have not been included in or delivered with this proxy statement/prospectus.

  American Freightways will provide you with copies of this information relating to American Freightways, without charge, upon written or oral request to:

                        American Freightways Corporation
                               2200 Forward Drive
                            Harrison, Arkansas 72601
                            Attention: Frank Conner
                        Telephone Number: (870) 741-9000

  FedEx will provide you with copies of this information relating to FedEx, without charge, upon written or oral request to:

                               FedEx Corporation
                           942 South Shady Grove Road
                            Memphis, Tennessee 38120
                         Attention: Investor Relations
                        Telephone Number: (901) 818-7200

  In order to receive timely delivery of the documents in advance of the American Freightways special meeting, you should make your request no later than February 2, 2001.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What do I need to do now?

A: After you have carefully read this proxy statement/prospectus, please complete, sign, date and return your proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the special meeting. In order to ensure that your vote is obtained, please send in your proxy card even if you currently plan to attend the special meeting in person.

Q: If my shares are held in the name of a bank, broker or other fiduciary, will the bank, broker or other fiduciary vote my shares for me?

A: If your shares are held in the name of a bank, broker or other fiduciary, you should provide such person(s) with instructions on how to vote your shares or you should request a proxy from such person(s) to vote in person at the special meeting. If you do not provide your bank, broker or other fiduciary with instructions on how to vote your shares, your bank, broker or other fiduciary will not be permitted to vote your shares on the proposal, which will have the same effect as voting against the proposal. Also, you should check the voting form received by you from such person(s) to see if you may vote via the Internet or by telephone.

Q: What if I do not specify how my shares are to be voted?

A: If you submit a proxy but do not indicate any voting instructions, your shares will be voted "FOR" approval and adoption of the merger agreement and the merger.

Q: What happens if I do not vote?

A: Because the affirmative vote of the holders of a majority of the outstanding shares of American Freightways common stock is required to approve the merger agreement and the merger, a failure to vote will have the same effect as a vote "against" the merger.

Q: What do I do if I want to change my vote?

A: If you are a shareholder of record, you may change your vote in any of the following ways:

  . by sending written notice to the Secretary of American Freightways prior to the special meeting stating that you would like to revoke your proxy;

  . by completing, signing and dating another proxy card and returning it by mail prior to the special meeting; or

  .  by attending the special meeting and voting in person.

   Simply attending the special meeting, however, will not revoke your proxy. If your shares are held in the name of a bank, broker or other fiduciary and you have directed such person(s) to vote your shares, you should instruct such person(s) to change your vote.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, EquiServe Trust Company will send you written instructions explaining how you should exchange your stock certificates.

Q: When will the merger be completed?

A: We expect to complete the merger promptly after the American Freightways shareholders approve and adopt the merger agreement and the merger, provided that all of the other conditions to the merger have then been satisfied.

Q: Will shares of American Freightways common stock continue to be traded on the Nasdaq Stock Market after the merger is completed?

A: No. If the merger is completed, American Freightways' shares will no longer be publicly traded. The shares of FedEx common stock you receive in the merger, however, will be traded on the New York Stock Exchange under the symbol "FDX."

Q: Are the FedEx stockholders required to approve the merger?

A: No. FedEx stockholders are not required to approve the merger.

Q: Do I have dissenters' rights?

A: If you so choose, you are entitled to exercise dissenters' rights in connection with the merger.

Q: How will I be taxed in the merger?

A: Assuming the merger qualifies as a reorganization, American Freightways shareholders generally will recognize gain (but not loss) on the exchange of their American Freightways common stock for FedEx common stock only to the extent of cash received by the shareholder in the tender offer by FDX and will recognize gain or loss in connection with cash received in lieu of fractional shares or pursuant to the exercise and perfection of dissenters' rights.

Q: Where can I find out more information about American Freightways and FedEx?

A: You can find out more information about American Freightways and FedEx from various sources described under "Where You Can Find More Information" on page 55 of this proxy statement/prospectus.

Q: Whom should I call with questions?

A: You should contact Frank Conner, the chief financial officer of American
   Freightways, at (870) 741-9000.

                                    SUMMARY

  This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. For a more complete understanding of the merger, you should carefully read the entire proxy statement/prospectus, as well as those additional documents to which we refer you. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. See also "Where You Can Find More Information" on page 55.

Who We Are

FedEx Corporation
FDX, Inc.
942 South Shady Grove Road
Memphis, Tennessee 38120
(901) 818-7200
website: http://www.fedex.com

  With annual revenues of $19 billion, FedEx is the premier global provider of transportation, logistics, e-commerce and supply chain management services. FedEx offers integrated business solutions through a network of subsidiaries operating independently, including FedEx Express, the world's largest express transportation company; FedEx Ground, North America's second largest provider of small-package ground delivery service; FedEx Logistics, an integrated logistics, technology and transportation-solutions company; FedEx Custom Critical, the world's largest provider of expedited, time-critical shipments; and FedEx Trade Networks, a provider of customs brokerage, consulting, information technology and trade facilitation solutions. More than 2.5 million customers are connected electronically through the FedEx information network and approximately two-thirds of its U.S. domestic transactions are now handled online. For additional information about FedEx and its businesses, see "Where You Can Find More Information" on page 55.

  FDX, Inc., a wholly-owned subsidiary of FedEx, was formed to effect the transactions contemplated by the merger agreement. To date, FDX has engaged in no activities other than those incident to its formation, the negotiation of the merger agreement and the purchase of approximately 16.4 million shares of American Freightways common stock pursuant to the tender offer completed on December 21, 2000.

American Freightways Corporation
2200 Forward Drive
Harrison, Arkansas 72601
(870) 741-9000
website: http://www.af.com

  American Freightways is a scheduled, for-hire carrier of less-than-truckload
(LTL) shipments of general commodities, serving direct all points in 40 contiguous U.S. states. Through partnerships, American Freightways also serves Alaska, Canada, the Caribbean Islands, Central America, Hawaii, Mexico, Puerto Rico and South America. It employs 17,200 associates operating over 28,300 pieces of revenue equipment from a network of 265 customer centers and handles about 46,000 shipments per day. For additional information about American Freightways and its businesses, see "Where You Can Find More Information" on page 55.

What American Freightways Shareholders Will Receive in the Merger (see page 37)

  The merger agreement contemplates the merger of American Freightways with and into FDX, with FDX being the surviving corporation.

  In the merger, each share of American Freightways common stock (other than shares owned by FedEx or any of its subsidiaries or by American Freightways as treasury stock, all of which will be canceled, and other than shares that are held by shareholders, if any, who properly exercise their dissenters' rights under Arkansas law) will be converted into that number of shares of FedEx common stock determined by dividing $28.13 by the "market price" per share of FedEx common stock. The "market price" per share of FedEx common stock is the average closing price per share of FedEx common stock on the New York Stock Exchange for the ten trading days selected by FedEx and American Freightways by lot out of the 20 trading days ending on and including the fifth trading day prior to the effective date of the merger. FedEx will not issue any fractional shares. You will receive a cash payment in lieu of any fractional shares.

  For example, if you currently own 100 shares of common stock of American Freightways, and if the "market price" of FedEx common stock as of the effective time of the merger is $40.00 per share, the exchange ratio is calculated by dividing $28.13 by $40.00 (which equals 0.70325). That means you would receive 70 shares of FedEx common stock in the merger (0.70325 x 100), and cash representing 0.325 of the fractional shares you would have otherwise been entitled to. Note that the market price of FedEx common stock is likely to change between now and the merger.

  American Freightways and FedEx expect to complete the merger promptly after the American Freightways special meeting, provided that all of the conditions to the merger have been satisfied. Very few conditions remain to be satisfied. See "The Merger Agreement--Conditions to the Merger" on page 44.

  The merger agreement is included as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement, as it is the legal document that governs this merger. A summary of the merger agreement begins on page 37.

American Freightways Board of Directors Recommends the Merger (see page 15)

  The American Freightways board of directors, by a unanimous vote, has approved the merger agreement and the merger and has determined that the merger is fair to, and in the best interests of, the shareholders of American Freightways. The American Freightways board recommends that you vote "FOR" the approval and adoption of the merger agreement and the merger.

  In determining whether to approve the merger, the board of directors of American Freightways consulted with its senior management and legal and financial advisors and considered the strategic, financial and other considerations referred to under "The Merger--American Freightways' Reasons for the Merger" starting at page 20.

American Freightways' Financial Advisor Says the Merger is Fair to Shareholders (see page 21)

  Credit Suisse First Boston Corporation, American Freightways' financial advisor, delivered an opinion to the American Freightways board of directors that, as of the date of the opinion, the consideration to be received by shareholders in the tender offer contemplated by the merger agreement and the merger is fair to American Freightways shareholders from a financial point of view. We have attached this opinion as Annex C to this proxy statement/prospectus. We encourage you to read this opinion.

American Freightways Management Owns 33.0% of the Stock (see page 47)

  As of the record date, the directors and executive officers of American Freightways (including F.S. Garrison, Tom Garrison and Will Garrison) and their affiliates owned approximately 10.8 million shares of American Freightways common stock, or approximately 33.0% of the shares outstanding on that date. After reasonable inquiry and to the best of American Freightways' knowledge, each director and executive officer currently intends to vote his shares "FOR" the approval and adoption of the merger agreement and the merger.

FedEx Owns 50.0% of the Stock (see page 47)

  FedEx and FDX currently own approximately 16.4 million shares of American Freightways common stock, which constitutes approximately 50.0% of the outstanding shares. FedEx and FDX acquired substantially all of these shares in the tender offer that they completed as of midnight, eastern time, on December 21, 2000, as authorized by the merger agreement. FedEx has agreed to vote all of the shares owned by it and FDX in favor of the approval and adoption of the merger agreement and the merger.

Approval by a Majority of the Shares is Required (see page 15)

  The holders of a majority of the shares of American Freightways common stock outstanding on the record date must vote for the approval and adoption of the merger agreement and the merger. FedEx stockholders are not required to approve the merger agreement and will not vote on the merger.

  Members of the Garrison family, who collectively own approximately 34.1% of the outstanding shares, and FedEx and FDX, which collectively own approximately 50.0% of the outstanding shares, already have agreed to vote their shares in favor of the transaction. Consequently, the necessary American Freightways shareholder approval is assured.

Dissenters' Rights are Available (see page 32)

  If the merger is completed, American Freightways shareholders who have not voted in favor of the merger may have certain rights under the Arkansas Business Corporation Act of 1987 to dissent and demand payment of the fair value of their shares. Those shareholders who wish to exercise dissenters' rights must strictly comply with the rules governing the exercise of dissenters' rights or lose those rights. We describe the procedures for exercising dissenters' rights in this proxy statement/prospectus and we have attached the provisions of Arkansas law that govern dissenters' rights as Annex D to this proxy statement/prospectus.

American Freightways Directors and Officers May Have Interests in the Merger that Differ from Yours (see page 26)

  Some of the directors and officers of American Freightways have interests in the merger that are different from, or in addition to, their interests as shareholders of American Freightways. Certain officers and directors of American Freightways entered into employment agreements with a subsidiary of American Freightways in connection with the merger. At the effective time of the merger, FDX, the surviving corporation, will assume these employment agreements. In addition, FedEx has agreed to continue to provide indemnification and insurance coverage for the present and former officers and directors of American Freightways for events occurring prior to the merger, including events that are related to the merger.

  F.S. (Sheridan) Garrison, American Freightways' chairman, will be appointed to the FedEx board of directors at the effective time of the merger.

Conditions to the Merger (see page 44)

  The following conditions must be satisfied before the merger will be completed:

  . approval and adoption of the merger agreement and the merger by the American Freightways shareholders;

  . receipt by American Freightways and FedEx of an opinion from their respective special tax counsel to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization under the Internal Revenue Code; and

  .  the absence of any law, injunction or order prohibiting the merger.

We Have Obtained Regulatory Approvals (see page 31)

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, we could not complete the merger until we furnished certain information and documentary material for review by the Federal Trade Commission and the Antitrust Division of the Department of Justice and the required waiting period expired or was terminated. FedEx and American Freightways filed a Notification and Report Form with them on November 14, 2000. The waiting period expired on November 29, 2000.

The Merger (but not the Tender Offer) is Generally Tax-Free to You (see page
28)

  American Freightways and FedEx will not complete the merger unless they receive legal opinions to the effect that the merger will qualify as a reorganization for U.S. federal income tax purposes. Assuming the merger qualifies as a reorganization, American Freightways shareholders generally will recognize gain (but not loss) on the exchange of their American Freightways common stock for FedEx common stock only to the extent of cash received by the shareholder in the tender offer by FDX and will recognize gain or loss in connection with cash received in lieu of fractional shares or pursuant to the exercise and perfection of dissenters' rights.

  You should read "The Merger--Certain Federal Income Tax Consequences of the Merger" starting on page 28 for a more complete discussion of the federal income tax consequences of the merger. You also should consult your own tax advisor with respect to other tax consequences of the merger or any special circumstances that may affect the tax treatment to you of the stock that you receive in the merger.

Accounting Treatment (see page 28)

  FedEx will account for the merger using the purchase method of accounting under U.S. generally accepted accounting principles.

Termination of the Merger Agreement (see page 45)

  American Freightways and FedEx may mutually agree in writing at any time prior to the effective time of the merger to terminate the merger agreement and abandon the merger, even if the American Freightways shareholders have approved the merger. In addition, either American Freightways or FedEx may terminate the merger agreement and abandon the merger if any law or regulation makes the transaction illegal or if any order or injunction permanently prohibits the merger.

FedEx Common Stock will be Listed on the NYSE (see page 35)

  The shares of FedEx common stock issued in the merger will be listed on the New York Stock Exchange under the symbol "FDX."

Stock Certificates will be Exchanged Later (see page 35)

  After the merger occurs, EquiServe Trust Company will send a letter of transmittal to you that will provide instructions on the procedure for exchanging American Freightways stock certificates for FedEx stock certificates.

                       SELECTED HISTORICAL FINANCIAL DATA

Selected Historical Financial Data of FedEx

  The following selected historical financial data for each of the fiscal years ended May 31, 1996 through 2000 have been derived from FedEx's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The selected historical financial data as of August 31, 2000 and 1999, and for each of the three-month periods then ended, have been derived from FedEx's unaudited condensed consolidated financial statements, which include, in management's opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of FedEx for the periods and dates presented.

  This information is only a summary and you should read it together with the respective audited and unaudited consolidated financial statements of FedEx, including the notes to the financial statements, incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 55.

                            As of and for the
                           three months ended
                               August 31,                     As of and for years ended May 31,
                         ----------------------- -----------------------------------------------------------
                            2000        1999        2000        1999        1998        1997        1996
                         ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                              (In thousands, except per share amounts)
Operating Results
Revenues................ $ 4,778,736 $ 4,319,977 $18,256,945 $16,773,470 $15,872,810 $14,237,892 $12,721,791
Operating income(1).....     310,967     283,807   1,221,074   1,163,086   1,010,660     507,002     779,552
Net income(1)...........     168,660     159,034     688,336     631,333     503,030     196,104     280,572
Earnings per share:
 Basic..................        0.59        0.53        2.36        2.13        1.72        0.67        0.97
 Assuming dilution......        0.58        0.52        2.32        2.10        1.69        0.67        0.96
Financial Position
Total assets............  11,757,759  10,795,711  11,527,111  10,648,211   9,686,060   9,044,316   8,088,241
Long-term debt, less
 current portion........   1,894,854   1,359,711   1,776,253   1,359,668   1,385,180   1,597,954   1,325,277

--------
(1) In connection with its restructuring, Viking Freight, Inc. recorded a pretax asset impairment charge of $225,000,000 ($175,000,000, net of tax) in 1997.

Selected Historical Financial Data of American Freightways

  The following selected historical financial data for each of the fiscal years ended December 31, 1995 through 1999 have been derived from American Freightways' consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The selected historical financial data as of September 30, 2000 and 1999, and for each of the nine-month periods then ended, have been derived from American Freightways' unaudited condensed consolidated financial statements, which include, in management's opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of American Freightways for the periods and dates presented.

  This information is only a summary and you should read it together with the respective audited and unaudited consolidated financial statements of American Freightways, including the notes to the financial statements, incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 55.

                          As of and for the
                          nine months ended
                            September 30,        As of and for years ended December 31,
                         ------------------- ----------------------------------------------
                            2000      1999      1999      1998     1997     1996     1995
                         ---------- -------- ---------- -------- -------- -------- --------
                                      (In thousands, except per share amounts)
Operating Results
Operating revenues...... $1,046,100 $860,194 $1,166,675 $986,286 $870,319 $729,042 $572,100
Operating income........     99,665   67,117     94,368   60,210   45,256   27,109   30,763
Net income..............     52,476   34,283     48,116   27,501   17,801    7,856   13,083
Earnings per share:
 Basic..................       1.62     1.08       1.51     0.87     0.57     0.25     0.43
 Assuming dilution......       1.60     1.05       1.47     0.87     0.56     0.25     0.42
Financial Position
Total assets............    867,226  734,962    766,855  642,061  575,573  549,875  477,762
Long-term debt, less
 current portion........    244,791  224,999    251,685  206,115  210,411  226,776  189,239

                           COMPARATIVE PER SHARE DATA

  The following table sets forth, for each of the periods indicated, selected per share data for FedEx and American Freightways on a historical basis, for FedEx on a pro forma combined basis and on a pro forma combined basis per American Freightways equivalent share.

  We used an assumed exchange ratio of 0.6421 in computing the pro forma combined and equivalent pro forma combined per share data. We calculated this exchange ratio by dividing $28.13 by $43.81 (the closing price of FedEx common stock on the New York Stock Exchange on January 5, 2001). See "The Merger Agreement--Merger Consideration" on page 37, which discusses how the actual exchange ratio will be calculated.

  The FedEx pro forma data was derived by combining the historical consolidated financial information of FedEx and American Freightways using the purchase method of accounting for business combinations in accordance with U.S. generally accepted accounting principles.

  The American Freightways equivalent pro forma per share data shows the effect of the merger from the perspective of an owner of American Freightways common stock. The information was computed by multiplying the FedEx pro forma information by the assumed exchange ratio of 0.6421.

  The pro forma combined per share data may not be indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods indicated, and may not be indicative of future operating results or financial position.

  Neither FedEx nor American Freightways has ever paid any cash dividends on its stock.

  You should read the information set forth below in conjunction with the historical financial statements and related notes of FedEx and American Freightways that have been incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 55.

                                           Fiscal year ended  Three months ended
                                             May 31, 2000      August 31, 2000
                                          ------------------- ------------------
FedEx Historical
Net income per share:
  Basic..................................       $ 2.36              $ 0.59
  Diluted................................         2.32                0.58
Book value per share.....................        16.82               17.41

                                          Twelve months ended Three months ended
                                             June 30, 2000    September 30, 2000
                                          ------------------- ------------------
American Freightways Historical
Net income per share:
  Basic..................................       $ 1.87              $ 0.63
  Diluted................................         1.83                0.62
Book value per share.....................        10.68               11.27

                                FedEx fiscal year ended  FedEx three months ended
                                      May 31, 2000           August 31, 2000
                                and American Freightways and American Freightways
                                  twelve months ended       three months ended
                                     June 30, 2000          September 30, 2000
                                ------------------------ ------------------------
FedEx Pro Forma
Pro forma combined net income
 per share:
  Basic.......................           $ 2.44                   $ 0.63
  Diluted.....................             2.41                     0.62
Pro forma combined book value
 per share....................            17.94                    18.40
American Freightways Pro Forma
Equivalent pro forma combined
 net income per share:
  Basic.......................           $ 1.57                   $ 0.41
  Diluted.....................             1.54                     0.40
Pro forma combined book value
 per share....................            11.52                    11.81

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

  FedEx common stock is listed and principally traded on the New York Stock Exchange, or NYSE, under the symbol "FDX." American Freightways common stock is listed and principally traded on the Nasdaq National Market under the symbol "AFWY."

  The following table sets forth, for the periods indicated, the high and low sales prices per share of (1) FedEx common stock as reported on the NYSE Composite Tape and (2) American Freightways common stock as reported on the Nasdaq National Market, in each case based on published financial sources. FedEx effected a two-for-one stock split on May 6, 1999. In the table, we have restated the FedEx share prices for the periods before that date to reflect the stock split.

FedEx                                                              High   Low
                                                                  ------ ------
Fiscal Year Ended May 31, 1999
  First Quarter.................................................. $33.91 $24.34
  Second Quarter.................................................  33.72  21.81
  Third Quarter..................................................  49.00  32.28
  Fourth Quarter.................................................  61.88  44.56
Fiscal Year Ended May 31, 2000
  First Quarter..................................................  57.13  38.50
  Second Quarter.................................................  47.31  34.88
  Third Quarter..................................................  47.94  33.19
  Fourth Quarter.................................................  42.44  30.56
Fiscal Year Ending May 31, 2001
  First Quarter..................................................  43.44  33.38
  Second Quarter.................................................  49.85  38.04
  Third Quarter (through January 5, 2001)........................  48.40  36.35

American Freightways                                               High   Low
                                                                  ------ ------
Fiscal Year Ended December 31, 1999
  First Quarter.................................................. $16.75 $ 9.25
  Second Quarter.................................................  20.00  12.75
  Third Quarter..................................................  24.38  15.00
  Fourth Quarter.................................................  21.00  12.56
Fiscal Year Ended December 31, 2000
  First Quarter..................................................  18.13  10.75
  Second Quarter.................................................  21.13  13.75
  Third Quarter..................................................  18.50  13.38
  Fourth Quarter.................................................  28.06  14.38
Fiscal Year Ending December 31, 2001
  First Quarter (through January 5, 2001)........................  28.00  27.88

  The following table sets forth the closing prices per share of FedEx common stock and American Freightways common stock on:

  . November 10, 2000, the last full trading day before we announced the execution of the merger agreement; and

  . January 5, 2001, the last full trading day before the date of this proxy statement/prospectus.

  This table also sets forth the equivalent price per share of American Freightways common stock on those dates. The equivalent price per share for American Freightways common stock is equal to the closing price of a share of FedEx common stock on that date multiplied by 0.6421. We calculated this exchange ratio on the basis of the closing price of the FedEx common stock on January 5, 2001. The actual exchange ratio may be higher or lower. See "The Merger Agreement--Merger Consideration" on page 37, which discusses how the actual exchange ratio will be calculated.

                                                                      American
                                                          American   Freightways
                                                  FedEx  Freightways Equivalent
                                                  Common   Common     Per Share
                                                  Stock     Stock       Price
                                                  ------ ----------- -----------
November 10, 2000................................ $45.17   $17.50      $29.00
January 5, 2001.................................. $43.81   $28.00      $28.13

  We urge you to obtain current market quotations prior to making any voting decision with respect to the merger.

  Neither FedEx nor American Freightways has ever paid any cash dividends on its stock. FedEx does not intend to pay dividends on FedEx common stock after the merger. Rather, it will continue to reinvest its earnings for use in the operation of its businesses.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

  Some of the statements included or incorporated by reference in this proxy statement/prospectus that are not statements of historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. FedEx and American Freightways each make forward-looking statements in this proxy statement/prospectus and in other documents filed with the Securities and Exchange Commission to which we refer you. These statements may include statements regarding the period following completion of the merger. For each of these forward-looking statements we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

  Forward-looking statements include those preceded by, followed by or that include the words "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes" and variations of these and similar expressions. All forward-looking statements reflect management's views with respect to future events and financial performance and are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. These risks and uncertainties include those related to the businesses of FedEx and American Freightways, such as economic and competitive conditions in the markets where the companies operate, continued increases in fuel costs and the ability to mitigate the effects of such increases through fuel surcharges and hedging activities, matching capacity to volume levels and other uncertainties detailed from time to time in the Securities and Exchange Commission filings of FedEx and American Freightways. Shareholders should not place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of the document incorporated by reference in this proxy statement/prospectus. Neither FedEx nor American Freightways is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

  For additional information about risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by such forward-looking statements, please see the most recent annual reports on Form 10-K and quarterly reports on Form 10-Q that FedEx and American Freightways have filed with the Securities and Exchange Commission.

  The cautionary statements set forth above also apply to all subsequent forward-looking statements attributable to FedEx or American Freightways or any person acting on their behalf relating to the matters we describe in this proxy statement/prospectus.

                              THE SPECIAL MEETING

  We are furnishing this proxy statement/prospectus in connection with the solicitation of proxies by the board of directors of American Freightways in connection with the merger proposal and other related matters. We are first sending this proxy statement/prospectus to shareholders of American Freightways on or about January 10, 2001. You should read this proxy statement/prospectus carefully before voting your shares.

Date, Time and Place

  The special meeting will be held at the Comfort Inn Convention Center, 1210 Hwy. 62-65 North, Harrison, Arkansas, on Friday, February 9, 2001, at 10:00 a.m. central time.

Matters to be Considered

  At the special meeting, American Freightways shareholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and the merger. The shareholders also will transact any other business that may properly come before the special meeting, although the American Freightways board of directors knows of no other business to be presented. The special meeting may be adjourned or postponed, including by the chairman of the meeting.

Record Date and Shares Entitled to Vote

  The record date for the special meeting is Friday, January 5, 2001. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting. The only class of American Freightways stock entitled to be voted at the special meeting is common stock. Each outstanding share of common stock on the record date is entitled to one vote at the special meeting. At the close of business on the record date, there were 32,752,523 shares of American Freightways common stock outstanding.

Quorum

  A quorum must be present at the special meeting for any business to be conducted. The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares outstanding on the record date will constitute a quorum.

  Proxies received but marked as abstentions or "broker non-votes" will be included in the calculation of the number of shares considered to be present at the meeting. A "broker non-vote" occurs on a proposal when a bank, broker or other fiduciary is not permitted to vote on that proposal without instructions from the beneficial owner of the shares and no instructions are given.

  If a quorum is not present at the scheduled time of the special meeting, the shareholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. Because FedEx, FDX and the Garrison family have agreed to vote in favor of the merger, and the Garrison family has given FedEx its proxy, FedEx alone can cause the quorum requirement to be fulfilled.

Voting of Shares

  Shareholders of record may vote their shares by attending the American Freightways special meeting and voting their shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-paid envelope. If a proxy card is signed and returned without specific voting instructions, the shares represented by the proxy will be voted "for" the approval and adoption of the merger agreement and the merger.

  Shareholders whose shares are held in the name of a bank, broker or other fiduciary must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote in person at the special meeting. Please check the voting form used by your bank, broker or other fiduciary to see if you may vote via the Internet or by telephone.

Revoking Proxies

  Shareholders of record may revoke their proxy and change their vote at any time before their proxies are voted at the American Freightways special meeting by:

  .  sending written notice of revocation to the Secretary of American
     Freightways;

  . completing, signing and dating another proxy card and returning it by mail; or

  .  attending the special meeting and voting in person.

  Attendance at the meeting in and of itself will not revoke a proxy unless the record shareholder gives written notice of revocation to the Secretary of American Freightways before the proxy is voted. Any written notice of revocation of a proxy must be sent to the following address:

                        American Freightways Corporation
                               2200 Forward Drive
                            Harrison, Arkansas 72601
                            Attention: Frank Conner

  Shareholders whose shares are held in the name of a bank, broker or other fiduciary and who have directed such person(s) to vote their shares, should instruct such person(s) to change their vote.

Votes Required for Approval

  Approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the shares of American Freightways common stock outstanding on the record date.

  In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote "against" the proposal. In addition, failing to vote will have the same effect as a vote "against" the proposal.

  Shareholders whose shares are held in the name of a bank, broker or other fiduciary must instruct such person(s) on how to vote their shares. The bank, broker or other fiduciary will vote your shares only if you provide voting instructions pursuant to the voting form provided by such person(s). Shares held in the name of a bank, broker or other fiduciary that are not voted because the beneficial owner has not provided voting instructions to the bank, broker or other fiduciary will have the same effect as a vote "against" the proposal.

  F.S. Garrison, Tom Garrison, Will Garrison and certain other members of the Garrison family, who collectively own approximately 34.1% of the outstanding shares, and FedEx and FDX, which collectively own approximately 50.0% of the outstanding shares, already have agreed to vote their shares in favor of the approval and adoption of the merger agreement and the merger. Consequently, the required American Freightways shareholder approval is assured. See "The Voting Agreement."

Board Recommendation

  The American Freightways board of directors has, by a unanimous vote, approved the merger agreement and the merger and has determined that the merger is fair to, and in the best interests of, the shareholders of American Freightways. The American Freightways board recommends that you vote "FOR" the approval and adoption of the merger agreement and the merger. See "The Merger-- American Freightways' Reasons for the Merger."

Share Ownership of Management

  As of the record date, the directors and executive officers of American Freightways (including F.S. Garrison, Tom Garrison and Will Garrison) and their affiliates owned and were entitled to vote approximately 10.8 million shares, collectively representing approximately 33.0% of the shares outstanding on that date. After reasonable inquiry and to the best of American Freightways' knowledge, each director and executive officer intends to vote his shares in favor of the approval and adoption of the merger agreement and the merger.

Proxy Solicitation

  The cost of solicitation of proxies from shareholders will be paid by American Freightways. In addition to the solicitation of proxies by use of the mail, proxies may be solicited either personally or by telephone, facsimile or other electronic means by directors, officers and regularly engaged employees of American Freightways, none of whom will receive additional compensation for such services. American Freightways also will request brokerage firms, custodians, fiduciaries and other nominees to send this proxy statement/prospectus to, and obtain proxies from, beneficial owners. Upon request, American Freightways will reimburse those brokerage firms and custodians for their reasonable expenses in so doing.

  Do not send in any stock certificates with your proxy cards. The exchange agent will send transmittal forms with instructions for the surrender of certificates representing shares of American Freightways common stock to former American Freightways shareholders shortly after the merger is completed.

                                   THE MERGER

  This section of the proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer to for a more complete understanding of the merger. In addition, we incorporate by reference important business and financial information about FedEx and American Freightways into this proxy statement/prospectus. You may obtain the information that we incorporate by reference without charge by following the instructions in the section entitled "Where You Can Find More Information."

Background of the Merger

  As part of the continuous evaluation of its businesses and plans, FedEx regularly considers a variety of strategic options and transactions. In recent years, as part of this process, FedEx has evaluated various alternatives for expanding its LTL (less-than-truckload) business, including through acquisitions.

  Since mid-1998, senior management at FedEx has periodically engaged in discussions with F.S. (Sheridan) Garrison, the chairman of the board of American Freightways, and other members of American Freightways' senior management, regarding a possible business combination. In particular, Frederick
W. Smith, the chairman of the board, president and chief executive officer of FedEx, met with Mr. Garrison on a number of occasions, including on June 18, 1998, on June 24, 1999 and again on February 4, 2000. These discussions covered a wide range of topics, including the potential acquisition of American Freightways by FedEx, as well as the potential sale of FedEx's Viking Freight operations to American Freightways. During these meetings, Mr. Garrison expressed his and American Freightways board of directors' desire to remain independent. Additionally, the parties were unable to reach an agreement regarding the terms upon which American Freightways would acquire Viking Freight. During this time period, management of FedEx also considered other strategies for expanding into the LTL sector.

  In late August 2000, management of FedEx determined again to approach Mr. Garrison to discuss a purchase of American Freightways by FedEx. On August 30, 2000, Alan B. Graf, Jr., the executive vice president and chief financial officer of FedEx, telephoned representatives of American Freightways' financial advisor, Credit Suisse First Boston Corporation (and as a consequence of a merger of Donaldson, Lufkin & Jenrette Securities Corporation with an affiliate of CSFB, its affiliate DLJ), who had assisted American Freightways in considering the potential acquisition of Viking Freight, to discuss the possibility of a business combination between FedEx and American Freightways. Shortly thereafter, Mr. Smith and Mr. Garrison agreed to meet to resume discussions regarding a possible business combination.

  On September 17, 2000, Mr. Smith and Mr. Graf met in Harrison, Arkansas with Mr. Garrison, Tom Garrison, American Freightways' president and chief executive officer, and Will Garrison, American Freightways' chief operating officer, to further explore the possibility of a business combination. At this meeting, Mr. Smith indicated FedEx's desire to pursue an acquisition of all the outstanding shares of American Freightways. Mr. Smith emphasized FedEx's intent, based on its perception of customer needs and the success of Viking Freight, to expand its freight capacity by acquiring an LTL carrier. While no specific price or other terms were discussed, Mr. Smith and Mr. Graf indicated that FedEx would be willing to pay an attractive premium for the shares of American Freightways. Mr. Smith also confirmed FedEx's willingness to make a portion of the consideration available in FedEx common stock in order to provide for a partially tax-free transaction. Finally, Mr. Smith stated that FedEx's strategic plans for American Freightways did not involve making substantial changes in American Freightways' operations or personnel.

  Following the September 17, 2000 meeting, Mr. Garrison informally informed the other members of the board of directors of American Freightways about FedEx's proposal and the substance of the September 17th meeting. Mr. Garrison indicated to the board of directors of American Freightways his intention to continue discussions and exchange information with FedEx in order to obtain a better understanding of FedEx's proposal. Mr. Garrison also discussed with the board of directors of American Freightways the need to retain a financial advisor in order to assist the board of directors in developing a full understanding of American Freightways' strategic alternatives in light of FedEx's proposal.

  On September 20, 2000, Mr. Graf telephoned Mr. Garrison and reiterated FedEx's desire to proceed with the acquisition of American Freightways. The parties discussed various practical aspects of the proposed transaction, including the need to enter into mutual confidentiality agreements and to engage financial advisors. Shortly thereafter, representatives of FedEx and American Freightways exchanged confidentiality agreements and engaged their respective financial advisors to advise on the proposed transaction.

  On September 21, 2000, Mr. Smith and Mr. Graf called Mr. Garrison to convey the proposed terms upon which FedEx would be willing to acquire American Freightways. FedEx's proposal contemplated an acquisition of American Freightways for a price per share of $22.50. The acquisition would be made in two steps: first, a cash tender offer to acquire approximately 50% of the outstanding shares of American Freightways for $22.50 per share; and second, a merger of American Freightways into a subsidiary of FedEx, in which the remaining shareholders of American Freightways would receive shares of FedEx common stock having a value of $22.50 per share. FedEx also indicated that it would, as a condition to its willingness to proceed with the transaction, require an undertaking from F.S. Garrison, Tom Garrison, Will Garrison and certain other members of the Garrison family to vote in favor of and support the transaction.

  After informing the board of directors of American Freightways of the terms of the proposal received from FedEx, and after discussions with financial and legal advisors, it was determined that FedEx's proposal to acquire American Freightways at a price of $22.50 per share was inadequate. On September 25, 2000, at the direction of American Freightways, CSFB advised Merrill Lynch & Co., FedEx's financial advisors, that American Freightways was not prepared to accept FedEx's proposal. Although American Freightways did not make a counter-proposal, representatives of CSFB invited representatives of FedEx to conduct a preliminary due diligence investigation of the business and prospects of American Freightways in order to allow FedEx to determine whether it would be willing to make a higher offer.

  At the invitation of CSFB, representatives of FedEx and Merrill Lynch met with representatives of American Freightways and CSFB at the New York offices of CSFB on October 2, 2000. At the meeting, representatives of American Freightways provided an overview of American Freightways' operations, as well as certain financial information. The meeting concluded, however, with neither party proposing a new acquisition price. After the meeting, Mr. Garrison advised the board of directors of American Freightways as to the status of the discussions with FedEx.

  On October 4, 2000, representatives of CSFB contacted Mr. Graf and advised him that American Freightways was interested in pursuing discussions with FedEx, but only in a transaction valued at a price in excess of $30 per share. Following the call and at the direction of FedEx, representatives of Merrill Lynch telephoned CSFB and advised them that FedEx was not interested in pursuing a transaction priced at that level and that FedEx would pursue other alternatives. No further discussions between FedEx and American Freightways took place until October 13, 2000, when Mr. Smith and Mr. Garrison spoke by telephone to discuss the status of the transaction. Based upon this discussion, another meeting was proposed to determine whether the parties could reach an agreement regarding a price that they both would be willing to propose to their respective boards of directors.

  On October 18, 2000 at the regularly scheduled quarterly meeting of the board of directors of American Freightways, American Freightways' senior management and its financial and legal advisors advised the board of directors as to the status of discussions with FedEx. At this meeting, American Freightways' legal advisors summarized for the directors their fiduciary duties and other legal considerations. American Freightways' senior management and CSFB representatives provided the board of directors with an overview of the previous proposal received from FedEx and reviewed American Freightways' current and projected financial performance, business strategy and various valuation models for American Freightways. At the conclusion of this meeting the board of directors of American Freightways determined that it would be appropriate for American Freightways' senior management and financial and legal advisors to continue to provide information to and pursue negotiations with FedEx in order to determine whether an acceptable transaction could be negotiated for subsequent consideration by the board of directors.

  On October 22, 2000, Mr. Smith and Mr. Graf met in Harrison, Arkansas with Mr. Garrison, Tom Garrison, Will Garrison and Frank Conner, American Freightways' chief financial officer. After lengthy discussion, the parties agreed upon a price of $28.13 per share, which FedEx indicated was its final offer. Mr. Garrison agreed that he would be willing to support a transaction with FedEx at that price, subject to further negotiation of the other terms and structure of the transaction and the consideration and approval by the board of directors of American Freightways. At the conclusion of the meeting, FedEx committed to promptly commence its due diligence review of American Freightways and its legal counsel began preparing the appropriate acquisition documents. Mr. Garrison informed American Freightways' directors as to the substance of the meeting.

  A special meeting of the board of directors of American Freightways was held on October 25, 2000. At that meeting, American Freightways' senior management and financial and legal advisors reviewed the status of discussions with FedEx. CSFB and senior management made a presentation regarding the strategic and financial rationale supporting a transaction between the companies. Additionally, CSFB presented to the board of directors a detailed financial analysis concerning American Freightways, as well as a detailed review of the risks and benefits of pursuing other potential business alternatives and combinations. Although no formal opinion was rendered by CSFB at this meeting, it did provide a preliminary indication of its views regarding the fairness of the $28.13 per share price. While no determination was made by the board of directors as to whether the price of $28.13 per share was acceptable, American Freightways' directors authorized management and American Freightways' financial and legal advisors to negotiate definitive agreements with FedEx, for subsequent review by the board of directors.

  During the week of October 30, 2000, representatives of FedEx conducted a due diligence review of American Freightways, which included extensive interviews with company management. In addition, counsel for FedEx delivered to counsel for American Freightways a draft of the merger agreement and the voting agreement to be entered into with the Garrison family.

  On November 6, 2000, senior management of American Freightways and FedEx, along with their respective legal and financial advisors, met at FedEx's corporate headquarters in Memphis to negotiate the terms of the proposed merger agreement, the voting agreement and other related agreements, including customary provisions relating to the exercise of the fiduciary duties of directors of American Freightways. Negotiations continued through the remainder of the week, with senior management of American Freightways advising members of the board of directors of American Freightways as to the status of the discussions.

  On the afternoon of November 12, 2000, the board of directors of FedEx met and, after reviewing all the aspects of the proposed transaction, unanimously authorized FedEx to enter into the merger agreement and the voting agreement.

  Following the meeting of the FedEx board of directors, the board of directors of American Freightways met to consider the transaction. Representatives of CSFB were present and delivered their opinion that the consideration to be received by the shareholders of American Freightways in the offer and the merger was fair from a financial point of view. Representatives of CSFB also presented the board of directors with more detailed information regarding other potential business combinations. Representatives of American Freightways' management also made a presentation and American Freightways' legal advisors summarized for the directors their fiduciary duties, the terms of the merger agreement and other legal considerations. After reviewing all the aspects of the proposed transaction and considerable discussion, the board of directors authorized American Freightways to enter into the merger agreement and resolved to recommend approval of the transaction to American Freightways shareholders.

  On the evening of November 12, 2000, representatives of FedEx and American Freightways, after finalizing the terms of the transaction, executed the merger agreement. At the same time, FedEx and Mr. Garrison, along with the members of the Garrison family, executed the voting agreement. The parties announced the transaction on the morning of November 13, 2000.

American Freightways' Reasons for the Merger

  On November 12, 2000, the American Freightways board of directors unanimously:

  . approved the merger agreement and the transactions contemplated by it, including the tender offer and the merger;

  . determined that the tender offer and the merger are fair to, and in the best interest of, the shareholders of American Freightways;

  . recommended that shareholders of American Freightways who desire to receive cash for their shares accept the tender offer and tender their shares pursuant to the offer; and

  . following acceptance and payment for shares of American Freightways common stock pursuant to the tender offer, recommended approval and adoption of the merger agreement and the merger by American Freightways shareholders.

  In making such determination and recommendation, the board of directors of American Freightways considered a number of factors, including, without limitation, the following:

  . The fact that the $28.13 price per share to be paid to American Freightways' shareholders represents (1) a premium of approximately 61% over the closing price of American Freightways' shares on the Nasdaq National Market on November 10, 2000, the trading day immediately preceding the public announcement of the transaction, and (2) a premium of approximately 71% and 60%, respectively, over the 5-day and 20-day average closing prices of American Freightways' shares as of November 10, 2000, and the fact that these premiums compare favorably to premiums paid in other similarly sized acquisition transactions;

  . American Freightways' business, its current financial condition and results of operations, and its future prospects, and the belief of the directors, on the basis of their familiarity with these matters, that the consideration to be received by American Freightways' shareholders in the transaction fairly reflects American Freightways' intrinsic value, including its potential for future growth;

  . American Freightways' business, strategic objectives and prospects if it did not pursue the transaction, and the risks and uncertainties associated therewith, including risks associated with (1) increased competition as larger companies, like FedEx, enter the LTL market, (2) American Freightways' planned growth and geographic expansion westward and the fact that if American Freightways were to maintain operations in its present markets, growth and shareholder value creation opportunities could be limited, and (3) increased governmental regulation of the transportation industry;

  . The fact that the public equity markets have historically given a low valuation to American Freightways' equity, thereby making its cost of capital high and its growth more difficult;

  .  A review of FedEx's financial condition and future financial prospects;

  . The strategic fit between American Freightways and FedEx, including the fact that the combined company will have opportunities for significant revenue synergies resulting from the creation of a flexible national LTL network allowing for movement of shipments seamlessly on a multi-regional basis;

  . The opinion of CSFB dated as of November 12, 2000, to the effect that as of such date the $28.13 per share to be received by the holders of American Freightways common stock in the tender offer and the merger is fair to such holders from a financial point of view. The full text of the written opinion of CSFB, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached hereto as Annex C. You are encouraged to read such opinion in its entirety;

  . The terms of the merger agreement which, subject to certain restrictions, allow American Freightways to terminate the merger agreement upon payment of a $33 million termination fee if a superior proposal with respect to American Freightways is made;

  . The board of directors' conclusion, based upon the advice of CFSB, that the size of the termination fee, and the circumstances when such fee is payable, were reasonable in light of the benefits of the tender offer and the merger;

  . The belief, based in part upon the analysis of CSFB and the opinion of senior management, that it was unlikely that a third party would propose a transaction superior to the FedEx transaction;

  . The course of negotiations between the parties, including the initial price indication given by FedEx on September 21, 2000 and the discussion that occurred on October 22, 2000 at which FedEx informed American Freightways that $28.13 per share represented FedEx's final offer;

  . The fact that the merger agreement allows American Freightways' shareholders the option of receiving cash for their shares pursuant to the tender offer, subject to certain conditions, or shares of FedEx common stock on a tax-free basis in the merger;

  . The high likelihood that the transactions contemplated by the merger agreement and the tender offer will be consummated, particularly in light of FedEx's reputation, ability to finance the transaction, lack of any financing condition in the merger agreement and the ability to terminate the tender offer and merger agreement only in limited circumstances;

  . The support for the transaction by the Garrison family, American Freightways' largest shareholder; and

  .  The other terms and conditions of the tender offer and the merger.

  The American Freightways board of directors did not assign relative weights to the above factors or determine that any factor was of particular importance. Rather, the board of directors viewed its position and recommendations as being based on the totality of the information presented to and considered by it.

FedEx's Reasons for the Merger

  The acquisition of American Freightways will allow FedEx to extend the reach of its LTL business to include next day regional LTL freight service with all-points coverage in 48 states. The networks of American Freightways and Viking Freight complement each other geographically. FedEx believes that the combination of American Freightways and Viking Freight will offer distinct advantages over stand-alone regional LTL companies, with direct pickup and delivery, wider geographic coverage and greater market density. The acquisition of American Freightways fits into FedEx's business strategy, with companies that operate independently, focused on distinct market segments, yet compete collectively as a single-source provider for all transportation, logistics and e-commerce needs.

  Except as otherwise provided herein, it is currently expected that, following the merger, the business and operations of American Freightways will be continued substantially as they are currently being conducted. FedEx will continue to evaluate the business and operations of American Freightways during the pendency of the merger and after the consummation of the merger and will take such actions as it deems appropriate under the circumstances.

Opinion of Financial Advisor to American Freightways

  American Freightways asked CSFB, in its role as financial advisor to American Freightways, to render an opinion to the American Freightways board of directors as to the fairness, from a financial point of view, to the holders of American Freightways common stock of the consideration to be received by such holders in the tender offer and the merger, together constituting the transaction. On November 12, 2000, CSFB delivered to the American Freightways board of directors its written opinion, dated November 12, 2000, to the effect that, as of that date, based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be received by the holders of American Freightways common stock in the transaction was fair to such holders from a financial point of view.

  The full text of CSFB's opinion is attached as Annex C to this proxy statement/prospectus. The summary of CSFB's opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of CSFB's opinion. You are urged to read CSFB's opinion carefully and in its entirety for the procedures followed, assumptions made, other matters considered and limits of the review by CSFB in connection with its opinion.

  CSFB's opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date the opinion was given. CSFB did not express any opinion as to the actual value of FedEx common stock when it would be issued to holders of American Freightways common stock pursuant to the transaction or the prices at which such shares of FedEx common stock would trade at any time. CSFB was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of American Freightways.

  In arriving at its opinion, CSFB:

  . reviewed certain publicly available business and financial information relating to American Freightways and FedEx, as well as the merger agreement and certain related documents;

  . reviewed certain other information, including financial forecasts, provided to or discussed with CSFB by American Freightways and FedEx and discussed the business and prospects of American Freightways and FedEx with American Freightways' and FedEx's management;

  . considered certain financial and stock market data of American Freightways and FedEx and compared those data with similar data for other publicly held companies in businesses similar to American Freightways and FedEx;

  . considered the financial terms of certain other business combinations and other transactions which have recently been effected; and

  . considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CSFB deemed relevant.

  In connection with CSFB's review, CSFB did not assume any responsibility for independent verification of any of the information provided to it and relied on the information being complete and accurate in all material respects. CSFB assumed that the financial forecasts provided to it by American Freightways were reasonably prepared on bases reflecting the best then available estimates and judgments of American Freightways' management as to the future financial performance of American Freightways, and CSFB was advised by the management of FedEx and assumed that the publicly available forecasts with respect to FedEx discussed with CSFB represent reasonable estimates as to the future financial performance of FedEx. American Freightways also informed CSFB, and CSFB assumed, that the merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, CSFB was not requested to make, and has not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of American Freightways or FedEx, nor was CSFB furnished with any such evaluations or appraisals.

  CSFB and its affiliate, Donaldson, Lufkin & Jenrette Securities Corporation, acted as financial advisor to American Freightways in connection with the transaction and will receive a fee for such services, a portion of which was paid in connection with the delivery of its opinion and a significant portion of which is contingent upon the consummation of the transaction. In the past, CSFB or its affiliates have provided certain financial and investment banking services to American Freightways and have received compensation for such services. In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of both American Freightways and FedEx for CSFB's and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

  It was understood that the fairness opinion was for the information of the board of directors of American Freightways in connection with its consideration of the transaction and does not constitute a recommendation to any holder of American Freightways common stock whether or not such holder should tender shares pursuant to the tender offer or how such holder should vote or act on any matter relating to the merger.

  Summary of Financial Analyses Performed by CSFB

  The following is a summary of the financial analyses presented by CSFB to the American Freightways board of directors on November 12, 2000 in connection with the preparation of CSFB's opinion. No company or transaction used in the analyses described below is directly comparable to American Freightways or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected company or transaction data. The analyses performed by CSFB are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. The information summarized in the tables which follow should be read in conjunction with the accompanying text.

  Common Stock Trading History. CSFB examined the historical closing prices of American Freightways common stock from November 10, 1999 to November 10, 2000. During this time period, American Freightways common stock reached a high of $21.13 per share and a low of $10.75 per share. CSFB also examined the historical closing prices of FedEx common stock from November 10, 1999 to November 10, 2000. During this time period, FedEx common stock reached a high of $47.94 per share and a low of $30.56 per share.

  Comparable Publicly Traded Company Analysis. CSFB analyzed the market values and trading multiples of selected publicly traded national less-than-truckload delivery companies and regional less-than-truckload delivery companies that CSFB believed were reasonably comparable to American Freightways. These comparable companies consisted of:

  National Less-Than-Truckload Delivery Companies:

  .  Yellow Corporation

  .  Arkansas Best Corporation

  .  Roadway Express, Inc.

  Regional Less-Than-Truckload Delivery Companies:

  .  CNF Transportation Inc.

  .  USFreightways Corporation

  .  Arnold Industries, Inc.

  In examining the national less-than-truckload delivery comparable companies, CSFB calculated the enterprise value of each company as a multiple of its respective: LTM sales, LTM EBITDA and LTM EBIT. In addition, CSFB calculated the price per share of each company as a multiple of its respective: EPS during LTM; EPS during estimated calendar year 2000; and EPS during projected calendar year 2001. The enterprise value of a company is equal to the value of its fully-diluted common equity plus debt and the liquidation value of outstanding preferred stock, if any, minus cash and the value of certain other assets, including minority interests in other entities. LTM means the last twelve-month period for which financial data for the company at issue has been reported. EBITDA means earnings before interest expense, taxes, depreciation and amortization. EBIT means earnings before interest expense and taxes. EPS means diluted earnings per share. All historical data was derived from publicly available sources and all projected data was obtained from First Call where available. CSFB's analysis of the national less-than-truckload delivery comparable companies yielded the following multiple ranges:

                                            Enterprise Value/       Price/
                                            -----------------  ------------------
                                             LTM   LTM   LTM   EPS   EPS    EPS
                                            Sales EBITDA EBIT  LTM  CY2000 CY2001
                                            ----- ------ ----  ---  ------ ------
   High....................................  0.3x  3.2x  4.4x  7.6x  7.3x   6.8x
   Low.....................................  0.1   2.4   4.0   5.7   5.5    5.1
   Average.................................  0.2   2.7   4.3   6.9   6.6    6.0
   Median..................................  0.2   2.5   4.4   7.3   6.8    6.2

  In examining the regional less-than-truckload delivery comparable companies, CSFB calculated the enterprise value of each company as a multiple of its respective: (i) LTM sales, (ii) LTM EBITDA and (iii) LTM EBIT. In addition, CSFB calculated the price per share of each company as a multiple of its respective: (i) EPS during LTM, (ii) EPS during estimated calendar year 2000 and (iii) EPS during projected calendar year 2001. All historical data was derived from publicly available sources and all projected data was obtained from First Call where available. CSFB's analysis of the regional less-than-truckload delivery comparable companies yielded the following multiple ranges:

                                           Enterprise Value/        Price/
                                           -----------------  -------------------
                                            LTM   LTM   LTM   EPS    EPS    EPS
                                           Sales EBITDA EBIT  LTM   CY2000 CY2001
                                           ----- ------ ----  ----  ------ ------
   High...................................  0.8x  4.0x  6.3x  10.3x  10.8x  9.7x
   Low....................................  0.3   3.1   4.8    6.4    6.7   6.3
   Average................................  0.5   3.6   5.7    8.8    9.2   8.4
   Median.................................  0.4   3.8   6.0    9.6   10.1   9.1

  Based on an analysis of this data and First Call mean estimates for American Freightways' projected results for comparable periods and American Freightways' historical results for comparable periods, CSFB estimated a value per share of American Freightways common stock ranging from $15.00 to $21.00.

  Discounted Cash Flow Analysis. Assuming American Freightways could successfully expand its coverage to the 48 contiguous states in the United States, CSFB performed a DCF analysis of the projected cash flows of American Freightways for the fiscal years ending December 31, 2001 through December 31, 2005, using projections and assumptions provided by the management of American Freightways. DCF means discounted cash flow. The DCFs for American Freightways were estimated using discount rates ranging from 12.0% to 14.0% and terminal multiples of estimated EBITDA for American Freightways' fiscal year ending December 31, 2005 ranging from 3.75x to 4.75x. Based on this analysis, CSFB estimated a value per share of American Freightways common stock ranging from $30.00 to $36.00.

  Assuming American Freightways decided not to execute its geographic expansion plan, CSFB performed a DCF analysis of the projected cash flows of American Freightways for the fiscal years ending December 31, 2001 through December 31, 2005, using projections and assumptions provided by the management of American Freightways. The DCFs for American Freightways were estimated using discount rates ranging from 11.5% to 13.5% and terminal multiples of estimated EBITDA for American Freightways' fiscal year ending December 31, 2005 ranging from 3.50x to 4.50x. Based on this analysis, CSFB estimated a value per share of American Freightways common stock ranging from $23.50 to $28.00.

  Premiums Paid Analysis. CSFB determined the premium over the common stock trading prices for one trading day, five trading days and twenty trading days prior to the announcement date in all merger and acquisition transactions of U.S. public companies ranging from $0.75 billion to $1.25 billion in size announced since October 23, 1997. Premiums for these transactions were calculated using data obtained from Securities Data Company and Factset Research Systems. The median premiums for the selected transactions over the common stock trading prices for one trading day, five trading days and twenty trading days prior to the announcement date were 25.1%, 31.4% and 36.5%, respectively, and the average premiums were 25.3%, 34.5% and 41.9%, respectively. Applying the above premiums to the closing price of American Freightways common stock on comparable days, CSFB estimated a value per share of American Freightways common stock ranging from $20.50 to $24.50. The actual premiums over the one-day, five-day and twenty-day average closing prices of American Freightways shares were approximately 61%, 71% and 60%, respectively.

  Pro Forma Financial Impact Analysis. Using projections provided by First Call, CSFB compared the projected EPS of FedEx for the fiscal years ending May 31, 2001 and May 31, 2002 on a stand-alone basis to the projected pro forma EPS for 2001 and 2002 of the combined company after the transaction. This analysis showed that at the proposed offer price and with annual synergies of at least $7.5 million the transaction would have an accretive effect on the projected EPS for the combined company for both 2001 and 2002.

  Using projections provided by the management of American Freightways and First Call and assuming that American Freightways decided not to execute its geographic expansion plan, CSFB compared the projected EPS of FedEx for the fiscal years ending May 31, 2001 and May 31, 2002 on a stand-alone basis to the projected pro forma EPS for 2001 and 2002 of the combined company after the transaction. This analysis showed that at the proposed offer price and without synergies, the transaction would have an accretive effect on the projected EPS for the combined company for both 2001 and 2002.

  The pro forma EPS estimates used in both sets of projections above assume that (i) American Freightways debt is not refinanced, (ii) goodwill is not tax deductible and is amortized over 20 years, and (iii) acquisition debt is financed at a rate of 8.00%.

  The summary set forth above does not purport to be a complete description of the analyses performed by CSFB but describes, in summary form, the material elements of the presentation made by CSFB to the American Freightways board of directors on November 12, 2000 in connection with the preparation of CSFB's fairness opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by CSFB was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. CSFB did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, CSFB considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. CSFB did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, CSFB has indicated to American Freightways that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by CSFB are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

  Engagement Letter

  Pursuant to the terms of an engagement letter agreement dated October 4, 2000, American Freightways has agreed to pay to CSFB (a) a retainer fee of $100,000, (b) a fee of $900,000, if after being requested by the American Freightways board of directors to deliver an opinion as to the fairness from a financial point of view of the consideration to be received by American Freightways or its shareholders, as the case may be, in a proposed transaction, CSFB notified the American Freightways board of directors that it was prepared to deliver its opinion, irrespective of the conclusion reached therein, and (c) a fee equal to 0.39% of the aggregate value of outstanding common stock of American Freightways, plus the amount of any debt assumed, acquired, remaining outstanding, retired or defeased or preferred stock redeemed or remaining outstanding in connection with the proposed transactions contemplated thereby; less the amount paid by American Freightways pursuant to (a) and (b) above. In addition, American Freightways agreed to reimburse CSFB, upon request by CSFB from time to time, for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by CSFB in connection with its engagement thereunder and to indemnify CSFB, its affiliates and certain related persons against certain liabilities in connection with its engagement. CSFB and American Freightways negotiated the terms of the fee arrangement.

  Other Relationships

  In the ordinary course of business, CSFB and its affiliates may own or actively trade the securities of American Freightways and FedEx for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in American Freightways or FedEx securities. CSFB and its affiliates have performed investment banking and other services for American Freightways in the past and have been compensated for such services, including acting as co-manager for American Freightways' $46 million equity offering in May 1994.

Interests of Certain Persons in the Merger

  In considering the recommendation of the American Freightways board of directors with respect to the merger agreement and the merger, American Freightways shareholders should be aware that certain officers and directors of American Freightways have interests in the merger that may be different from, or in addition to, the interests of the other shareholders of American Freightways generally. These interests are summarized below.

  Employment Agreements. In connection with the merger, American Freightways, Inc., a wholly-owned subsidiary of American Freightways, entered into employment agreements with 26 associates of American Freightways, Inc., including Tom Garrison, Will Garrison, Frank Conner and Ken Reeves, each of whom is an executive officer and director of American Freightways. The material provisions of the employment agreements are summarized below.

  The employment agreements run for a term of two or three years, depending on the associate's job level, and provide compensation and benefits similar to those currently received by the associates of American Freightways, Inc. All employment agreements require the associate to devote substantially all of his or her business time and attention to the affairs of American Freightways, Inc., except for the employment agreement with Mr. Reeves, which requires, consistent with his existing employment arrangement, that he devote one-half of his business time to the affairs of American Freightways, Inc. The employment agreements with Messrs. T. Garrison, W. Garrison, Conner and Reeves run for a term of three years, and provide for an annual salary of $400,000, $370,000, $235,000 and $120,000, respectively.

  Under the employment agreements, if an executive's employment is involuntarily terminated without "cause" or the executive resigns for "good reason" (as those terms are defined in the employment agreements), the executive will receive an amount equal to the greater of the executive's base salary through the end of the original term of the employment agreement or one and one-half times the executive's annual base salary. In the event of such a termination, the executive will also receive continued medical, dental and life insurance benefits for the duration of the original term of the employment agreement, full vesting of all stock options and other equity awards, if any, and a gross-up payment for any excise taxes that may apply to the severance benefits provided. The merger agreement provides that FDX will assume the employment agreements upon the consummation of the merger.

  Stock Option Plans. At or immediately prior to the effective time of the merger, each employee stock option or director stock option to purchase shares outstanding under any stock option plan of American Freightways, whether or not vested or exercisable will, by virtue of the merger agreement and without any further action on the part of any holder thereof, be assumed by FedEx and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such American Freightways stock option, the same number of shares of FedEx common stock as the holder of such American Freightways stock option would have been entitled to receive had such holder exercised such American Freightways stock option in full immediately prior to the effective time of the merger (rounded to the nearest whole number), at a price per share (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price for the shares otherwise purchasable pursuant to such American Freightways stock option divided by (y) the number of whole shares of FedEx common stock purchasable pursuant to the FedEx stock option in accordance with the foregoing.

  Director Health Plan. FedEx has agreed to assume, honor and perform the provisions of American Freightways' Director Compensation Health Benefit Plan for each director of American Freightways. This plan provides that retired members of American Freightways' board of directors and their dependents will be provided the opportunity to purchase health insurance, at the director's expense (at COBRA rates), under American Freightways' health care plan from the beginning of their retirement until they reach the age of 65 or they are covered by Medicare.

  Indemnification; Directors' And Officers' Insurance. FedEx has agreed to indemnify and hold harmless the present and former officers and directors of American Freightways in respect of acts or omissions occurring at or prior to the consummation of the merger to the fullest extent provided under the articles of incorporation and bylaws of American Freightways in effect on the date of the merger agreement, provided that such indemnification will be subject to any limitation imposed from time to time under applicable law. For six years after completing the merger, FedEx will also procure officers' and directors' liability insurance in respect of acts or omissions of certain present and former officers and directors of American Freightways occurring prior to the completion of the merger. FedEx will not be required to pay, in total, an annual premium for the insurance described in this paragraph in excess of 200% of the current annual premium paid by American Freightways.

  Appointment of Director. F.S. (Sheridan) Garrison will become a director of FedEx as of the effective time of the merger, bringing the number of FedEx directors to 13. Pursuant to the merger agreement, FedEx will take all action prior to the effective time of the merger necessary to increase the size of its board of directors as necessary and to elect Mr. Garrison as a director of FedEx. On November 12, 2000, the FedEx board of directors elected Mr. Garrison to serve as a class II director of FedEx, to be effective as of the effective time of the merger.

Certain Financial Projections (Unaudited)

  American Freightways does not, as a matter of course, make public any forecasts as to its future performance. However, in the course of its discussions with FedEx described in "The Merger--Background of the Merger," American Freightways provided FedEx and its financial advisors with certain projections of future performance prepared by the management of American Freightways for the fiscal years 2000 through 2005. FedEx believes the American Freightways projections were not and are not publicly available. The American Freightways projections have been set forth below for the limited purpose of giving shareholders access to projections by American Freightways' management that were available for review by FedEx in connection with the tender offer and the merger. The American Freightways projections do not take into account any of the potential effects of the transactions contemplated by the tender offer and the merger. The American Freightways projections assume, among other things, the completion of American Freightways' all-points service to the western region of the United States by the end of fiscal year 2003. The American Freightways projections disclosed, among other things, the following:

                         Plan 2000 Plan 2001 Plan 2002 Plan 2003 Plan 2004 Plan 2005
                         --------- --------- --------- --------- --------- ---------
                              (dollars in millions, except earnings per share)
Total revenue...........  $1,429    $1,658    $2,039    $2,447    $2,863    $3,292
Net income..............      72        94       125       161       204       239
Capital expenditures....     150       200       210       225       240       260
Earnings per share......    2.20      2.80      3.68      4.65      5.81      6.71
Operating ratio.........    90.4%     89.4%     88.9%     88.4%     87.8%     87.8%

  The American Freightways projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to FedEx in connection with its evaluation of a business combination transaction. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the American Freightways projections. Such risks and uncertainties include, but are not limited to: general economic and industry conditions and demand for goods; the effect of competition on pricing, revenues, and margins; the acceptance of service offerings that offer higher margins than traditional service offerings; costs of fuel; and equipment and interest costs. American Freightways' internal financial forecasts (upon which the American Freightways projections were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and assumptions, all made by management of American Freightways with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond American Freightways' control, and none of which were subject to FedEx's approval. Accordingly, there can be no assurance that the assumptions made in preparing any of the American Freightways projections will prove accurate or that any of the American Freightways projections will be realized. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in any of the American Freightways projections. The inclusion of any of the American Freightways projections herein should not be regarded as an indication that any of FedEx or American Freightways or their respective affiliates or representatives considered or consider any of the American Freightways projections to be a reliable prediction of future events, and none of the American Freightways projections should be relied upon as such. None of FedEx or American Freightways or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of American Freightways compared to the information contained in any of the American Freightways projections, and none of them intends to update or otherwise revise any of the American Freightways projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying any of the American Freightways projections are shown to be in error.

Accounting Treatment

  The merger will be accounted for using the purchase method of accounting for business combinations in accordance with U.S. generally accepted accounting principles. Purchase accounting requires that the purchase price and costs of the acquisition be allocated to all of the assets acquired and liabilities assumed, based on their relative fair values.

Certain Federal Income Tax Consequences of the Merger

  The following discussion sets forth the opinion of Davis Polk & Wardwell, counsel to FedEx, as to the material United States federal income tax consequences of the tender offer and the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, and administrative and judicial interpretations thereof, each as in effect as of the date of this proxy statement/prospectus, all of which may change, possibly with retroactive effect.

  This discussion does not address all aspects of federal income taxation that may be relevant to a holder of shares of American Freightways common stock in light of that holder's particular circumstances or to a holder subject to special rules, such as:

  .  a shareholder who is not a citizen or resident of the United States,

  .  a financial institution or insurance company,

  .  a tax-exempt organization,

  .  a dealer or broker in securities,

  . a shareholder that holds its American Freightways shares as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, or

  . a shareholder that acquired its American Freightways shares pursuant to the exercise of options or otherwise as compensation.

  In addition, this discussion does not address any state, local or foreign tax consequences of the merger. We urge each holder of American Freightways shares to consult its own tax advisor to determine the particular federal income tax or other tax consequences to it of participation in the tender offer and the merger.

  The tender offer was made as the first step in a two-step transaction in which FedEx will acquire 100% of the stock of American Freightways. The second step of the transaction will be the merger. The tender offer and the merger will be treated as two steps in an integrated transaction that will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code (and FedEx, FDX and American Freightways will be included as parties to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code) assuming the following factual assumptions (which we refer to as supporting conditions) are met:

  . the tender offer and the merger are completed under the current terms of the merger agreement,

  . holders of American Freightways shares comprising no more than an insignificant number of holders of shares exercise their dissenters' rights under applicable law, and

  .  the merger is completed promptly after completion of the tender offer.

  In addition to the supporting conditions, the receipt by FedEx and American Freightways of opinions of their respective outside counsel, Davis Polk & Wardwell and Kutak Rock LLP, to the effect that the tender offer and the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (and FedEx, FDX and American Freightways will be included as parties to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code) are conditions to consummating the merger. In rendering these opinions, Davis Polk & Wardwell and Kutak Rock LLP will rely upon representations and covenants to be made by FedEx, FDX and American Freightways, including those contained in certificates of officers of FedEx, FDX and American Freightways. In addition, the discussion of the material U.S. federal income tax consequences of the tender offer and the merger discussed below assumes the absence of changes in pertinent facts or law between the date of this proxy statement/prospectus and the effective time of the merger. If any of those representations, covenants or assumptions is inaccurate, the tax consequences of the merger could differ materially from those summarized below under "--Federal Income Tax Consequences if the Offer and Merger Qualify as a Reorganization." In addition, the ability to satisfy the supporting conditions, and therefore the federal income tax consequences of the tender offer and merger, depend in part on facts that will not be available before the completion of the merger (for example, the number of holders of American Freightways shares that duly perfect their dissenters' rights under applicable law). There can be no assurances that the merger will be completed, or that the supporting conditions will be satisfied. If the supporting conditions are not satisfied, the tax consequences of the merger could differ materially from those discussed below under "--Federal Income Tax Consequences if the Offer and Merger Qualify as a Reorganization." See "--Federal Income Tax Consequences if the Offer and Merger do not Qualify as a Reorganization" below. Neither Davis Polk & Wardwell's nor Kutak Rock LLP's opinion binds the IRS or precludes the IRS or the courts from adopting a contrary position.

  Federal Income Tax Consequences if the Offer and Merger Qualify as a Reorganization. Assuming that the tender offer and the merger are treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (and FedEx, FDX and American Freightways are included as parties to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code), for federal income tax purposes:

  . A holder of American Freightways shares that exchanges all of its shares of American Freightways common stock for FedEx common stock pursuant to the merger will not recognize any gain or loss except with respect to cash received in lieu of fractional shares.

  . A holder of American Freightways shares that sells some of its American Freightways shares in the tender offer and that exchanges some of its shares for FedEx common stock pursuant to the merger will recognize gain (but not loss) to the extent of cash received in the tender offer. For these purposes, a holder's gain is measured by the difference between
     (A) the sum of (i) the amount of cash received pursuant to the tender offer plus (ii) the fair market value of FedEx common stock received in the merger (plus any cash received in lieu of fractional shares thereof) and (B) the holder's adjusted tax basis in its shares of American Freightways common stock.

  . If a holder of American Freightways shares receives cash in lieu of fractional shares of FedEx common stock in the merger, the holder will be required to recognize gain or loss measured by the difference between the amount of cash received in lieu of that fractional share and the portion of the tax basis of that holder's shares allocable to that fractional share. This gain or loss will be capital gain or loss provided such holder's shares were held as a capital asset, and will be long-term capital gain or loss if the holder has held the shares deemed exchanged for that fractional share of FedEx common stock for more than one year at the effective time of the merger.

  . A holder of American Freightways shares will have a tax basis in FedEx common stock received in the merger equal to the tax basis in its shares surrendered by that holder in the tender offer and the merger, (A) reduced by (i) any tax basis in such shares that is allocable to fractional share interests in FedEx common stock for which cash is received and (ii) the amount of cash received by such holder, if any, pursuant to the tender offer, and (B) increased by the amount of gain, if any, recognized by such holder in the tender offer (but not by gain recognized upon the receipt of cash in lieu of fractional shares of FedEx common stock in the merger).

  . The holding period for FedEx common stock received in exchange for shares of American Freightways common stock in the merger will include the holding period for shares surrendered in the merger, provided such shares were held as a capital asset.

  . Holders of American Freightways shares are entitled to dissenters' rights under Arkansas law in connection with the merger. If a holder of American Freightways shares receives cash pursuant to the exercise of dissenters' rights, such holder will recognize gain or loss, measured by the difference between the cash received and such holder's adjusted tax basis in such shares. A shareholder who exercises dissenters' rights is urged to consult its own tax advisor.

  Federal Income Tax Consequences if the Offer and Merger do not Qualify as a Reorganization. The tax consequences described above are based on factual assumptions, including the satisfaction of the supporting conditions. If those factual assumptions are not satisfied, the federal income tax consequences of the merger to holders of American Freightways shares could differ materially from those summarized above.

  If the merger is consummated but fails to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (or FedEx, FDX or American Freightways is not included as a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code), the merger will be a taxable transaction for federal income tax purposes. In that event, each holder of American Freightways shares that exchanges such shares for FedEx common stock in the merger will recognize gain or loss measured by the difference between the fair market value of FedEx common stock received (together with any cash received in the tender offer and any cash received in lieu of fractional shares) and such stockholder's adjusted tax basis in the American Freightways shares exchanged in the merger. The gain or loss will be capital gain or loss provided such shares were held as a capital asset, and will be long-term capital gain or loss if such shares were held for more than one year at the effective time of the merger.

  We urge each holder of American Freightways shares to consult its own tax advisor to determine the particular United States federal, state or local or foreign income or other tax consequences to it of participation in the merger.

  Other Tax Matters. It is a condition to the obligations of FedEx and American Freightways to consummate the merger that Davis Polk & Wardwell and Kutak Rock LLP each render an opinion to their respective clients, dated as of the time of the merger, to the effect that the merger will constitute a "reorganization" within the meaning of section 368(a) of the Internal Revenue Code. The parties do not currently intend to waive the condition that Davis Polk & Wardwell and Kutak Rock LLP will render their opinions at the time of the merger. In the unlikely event that the parties do decide to waive this condition, however, American Freightways will recirculate this document to disclose the waiver of the condition and all related material disclosures, including the risks to American Freightways shareholders resulting from the waiver, and will resolicit proxies from the American Freightways shareholders.

Antitrust

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules that have been promulgated thereunder by the Federal Trade Commission, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. The completion of the merger is subject to such requirements.

  Pursuant to the requirements of the Hart-Scott-Rodino Act, American Freightways and FedEx filed a pre-merger notification and report form with respect to the tender offer and the merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission on November 14, 2000. The waiting period applicable to the purchase of shares of American Freightways common stock pursuant to the tender offer expired at 11:59 p.m., New York City time, on Wednesday, November 29, 2000.

  The Antitrust Division of the Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the proposed merger. At any time before or after the consummation of any such transactions, the Antitrust Division of the Department of Justice and the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of the American Freightways shares acquired by FedEx in the tender offer or divestiture of FedEx's or American Freightways' substantial assets. Private parties (including individual states) may also bring legal actions under the antitrust laws. Neither FedEx nor American Freightways believes that the consummation of the merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Legal Proceedings

  On November 15, 2000, a purported class action was filed in the Chancery Court of Boone County, Arkansas, naming as defendants American Freightways and the members of its board of directors. Plaintiff alleges, among other things, that the defendants have breached their fiduciary duties to the shareholders of American Freightways and requests certification as a class. The complaint seeks various forms of relief, including an injunction to preclude closing of the transaction. FedEx and American Freightways believe the allegations are without merit, and American Freightways has indicated that it intends to defend the action vigorously. Actions like these are often filed in connection with business combination transactions, and it is possible that there will be other similar actions brought by other plaintiffs and that FedEx and FDX could also be named as defendants in any such actions. In any event, FedEx, FDX and American Freightways intend to defend all such actions vigorously. On December 5, 2000, the Chancery Court granted plaintiff's motion to withdraw the complaint.

  On December 5, 2000, a lawsuit was filed in the U.S. District Court for the Western District of Tennessee, Western Division, alleging that American Freightways has engaged in racial discrimination against certain employees by, among other things, systematically preventing such employees from being promoted into supervisory positions. The plaintiffs are seeking at least $103 million in damages, not including back pay and other potential losses. American Freightways believes the allegations are without merit, and American Freightways intends to defend the action vigorously.

Dissenters' Rights of Appraisal

  If the merger is consummated, American Freightways shareholders who have not voted in favor of the merger may have certain rights under Arkansas law to dissent and demand payment of the fair value of their shares. Such rights, if the statutory procedure is followed and dissenting holders and the surviving corporation in the merger do not otherwise agree on the value of the holder's shares, could lead to a judicial determination of the fair value required to be paid to such dissenting holders for their shares. Arkansas law defines "fair value" as the value of the shares immediately before consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable, but does not prescribe a method for determining fair value. Consequently, any judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate, and the value so determined could be more or less than the consideration paid in the merger. If any holder of shares who demands payment under Arkansas law fails to perfect, or effectively waives, his or her right to payment, as provided under Arkansas law, each of the shares of such holder will be converted into the consideration paid in the merger in accordance with the merger agreement.

  Pursuant to the provisions of Subchapter 13 of the Arkansas Business Corporation Act of 1987, if the merger is consummated, any holder of American Freightways common stock who gives to American Freightways, prior to the vote at the special meeting with respect to the approval of the merger agreement and merger, written notice of such holder's intent to demand payment for such holder's shares, and does not vote in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger.

  A shareholder of record may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial shareholder and such holder notifies American Freightways in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different shareholders. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on such holder's behalf must submit to American Freightways such record holder's consent to the dissent not later than the time at which the beneficial shareholder exercises dissenters' rights.

  The written notice requirement referred to above will not be satisfied under Arkansas law by merely voting against approval of the merger agreement and the merger by proxy or in person at the special meeting. In addition to not voting in favor of the merger agreement and merger, a shareholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the merger is effected.

  Any written notice of intent to demand payment pursuant to Arkansas law should be addressed as follows: American Freightways Corporation, 2200 Forward Drive, Harrison, Arkansas 72601, Attention: Frank Conner.

  If the merger is authorized at the special meeting, FDX must deliver a written dissenters' notice to all holders of American Freightways common stock who satisfied the foregoing requirements. The dissenters' notice must be sent within ten days after the effective time of the merger and must:

  . state where the demand for payment must be sent and where and when certificates for shares of American Freightways common stock must be deposited;

  . inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received;

  . supply a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the merger and requires that the person asserting dissenters' rights certify whether or not such person or, if a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

  . set a date by which FDX must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the dissenters' notice is delivered); and

  . be accompanied by a copy of Subchapter 13 of the Arkansas Business Corporation Act.

  A shareholder of record who receives the dissenters' notice must demand payment, certify he or she (or the beneficial shareholder on whose behalf such holder is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice, and deposit his or her certificates in accordance with the dissenters' notice. Shareholders who comply with these requirements will retain all other rights of a shareholder until those rights are canceled or modified by the consummation of the merger. A shareholder who does not demand payment and deposit such holder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for such holder's shares under Arkansas law.

  Except as described below, as soon as the merger is consummated, or upon receipt of a payment demand, FDX must pay to each dissenting shareholder who complied with the payment demand and deposit requirements described above, the amount FDX estimates to be the fair value of the holder's shares, plus accrued interest from the effective time of the merger. Payment must be accompanied by:

  .  certain recent American Freightways financial statements;

  . FDX's estimate of the fair value of the American Freightways shares and an explanation of how the fair value was calculated;

  .  an explanation of how the interest was calculated;

  .  a statement of the dissenter's right to demand additional payment under
     Section 4-27-1328; and

  .  a copy of Subchapter 13 of the Arkansas Business Corporation Act.

  FDX may elect to withhold such payment from a dissenter as to any shares of which such dissenter (or the beneficial owner on whose behalf such dissenter is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed merger, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement. To the extent FDX elects so to withhold payment, it will estimate the fair value of the shares, plus accrued interest, and will pay this amount to each dissenter who agrees to accept it in full satisfaction of such dissenter's demand. FDX will send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Arkansas law.

  Arkansas law provides that a dissenting shareholder may notify FDX in writing of such holder's own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate (less any payment already received), if:

  . the holder believes that the amount offered by FDX is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly;

  . FDX fails to make payment under Section 4-27-1325 or to offer payment under Section 4-27-1327 within sixty days after the date set for demanding payment; or

  . American Freightways has failed to effect the merger and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

  A dissenting shareholder waives his or her right to demand payment under
Section 4-27-1328 unless he or she notifies FDX of the demand in writing within 30 days after FDX makes or offers payment for the shares.

  If a demand for payment under Section 4-27-1328 remains unsettled, FDX must commence a proceeding in the Circuit Court of Boone County, Arkansas, within 60 days after receiving the demand for additional payment and must petition the court to determine the fair value of the shares and accrued interest. If FDX does not commence the proceeding within those 60 days, it is required to pay each dissenting shareholder whose demand remains unsettled the amount demanded. FDX is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon all such parties. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such dissenter's shares, plus interest, exceeds the amount paid by FDX.

  The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against FDX, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under
Section 4-27-1328. The court also may assess the fees and expenses of attorneys and experts for the respective parties against FDX if the court finds FDX did not substantially comply with the requirements of specified provisions of Arkansas law, or against either FDX or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Arkansas law.

  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against FDX, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

  In a proceeding commenced by dissenters to enforce the liability under
Section 4-27-1328 of a corporation that has failed to commence an appraisal proceeding within the 60-day period, the court will assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the surviving corporation and in favor of the dissenters.

  The foregoing is a summary of the material rights of a dissenting shareholder of American Freightways, but is qualified in its entirety by reference to Subchapter 13 of the Arkansas Business Corporation Act, attached as Annex D to this proxy statement/prospectus. It does not grant or enlarge any right of dissent or payment to any shareholder. Shareholders' rights of dissent and payment are limited to those provided by law. Any American Freightways shareholder who intends to exercise the right to dissent from consummation of the merger should carefully review the text of such provisions and should also consult with his or her attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to American Freightways shareholders, except as indicated above or otherwise required by law.

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

  Any dissenting American Freightways shareholder who perfects such holder's right to be paid the fair value of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "--Certain Federal Income Tax Consequences of the Merger."

  Failure to follow the steps required by Subchapter 13 of the Arkansas Business Corporation Act may result in a loss of your dissenters' rights.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

  All shares of FedEx common stock received by American Freightways shareholders in the merger will be freely transferable, except that shares of FedEx common stock received by persons who are deemed to be "affiliates" of American Freightways under the Securities Act of 1933 at the time of the special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of American Freightways for such purposes generally include individuals or entities that control, are controlled by or are under common control with American Freightways and include directors and executive officers of American Freightways. The merger agreement requires American Freightways to use its reasonable best efforts to cause its affiliates to execute written agreements to the effect that he or she will not make any sale, transfer or other disposition of any of the shares of FedEx common stock issued to him or her in the merger in violation of the Securities Act or the related SEC rules.

Stock Exchange Listing

  FedEx is obligated under the merger agreement to use its reasonable best efforts to cause the shares of FedEx common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance. If the merger is completed, the American Freightways common stock will be delisted from the Nasdaq National Market.

Exchange Procedures

  Soon after the closing of the merger, EquiServe Trust Company will send a letter of transmittal, which is to be used to exchange American Freightways stock certificates for FedEx stock certificates, to each former American Freightways shareholder. The letter of transmittal will contain instructions explaining the procedure for surrendering the American Freightways stock certificates. You Should Not Return Stock Certificates With The Enclosed Proxy Card.

  American Freightways shareholders who surrender their stock certificates together with a properly completed letter of transmittal will receive stock certificates representing the shares of FedEx common stock into which their shares of American Freightways common stock have been converted in the merger.

  After the merger, each certificate that previously represented shares of American Freightways common stock will represent only the right to receive the shares of FedEx's common stock into which those shares of American Freightways common stock have been converted.

  FedEx will not pay dividends to holders of American Freightways stock certificates in respect of the shares of FedEx common stock into which the American Freightways shares represented by those certificates have been converted until the American Freightways stock certificates are surrendered to EquiServe.

  After the merger becomes effective, American Freightways will not register any further transfers of American Freightways shares. Any certificates after the effective time of the merger will be exchanged for FedEx shares.

  FedEx will not issue fractional shares in the merger. Instead, EquiServe will determine the excess of the number of full shares of FedEx common stock delivered as part of the merger over the number of full shares of

FedEx common stock distributed to holders of American Freightways common stock. As soon as practicable after the effective time of the merger, EquiServe will sell these excess shares on the NYSE. EquiServe will determine the portion of the net proceeds from the sale of the excess shares that each holder of American Freightways common stock is entitled, if any, by multiplying the net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which a holder of American Freightways common stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of American Freightways common stock are entitled. After determining the amount of cash to be paid to shareholders otherwise entitled to a fractional share of FedEx common stock, EquiServe will pay those amounts to such holders of American Freightways common stock.

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

                              THE MERGER AGREEMENT

  We believe this summary describes the material terms of the merger agreement. However, we recommend that you read carefully the complete agreement for the precise legal terms of the merger agreement and other information that may be important to you. The merger agreement, attached as Annex A to this proxy statement/prospectus, is incorporated herein by reference.

The Tender Offer

  The merger agreement contemplated the commencement of a tender offer by FDX for up to 50.1% of the outstanding shares of American Freightways common stock and prescribed the conditions to the completion of the tender offer. Pursuant to the tender offer, FDX purchased approximately 16.4 million shares of American Freightways common stock, or approximately 50.0% of the outstanding shares of American Freightways common stock, at the price of $28.13 net, in cash, per share. The tender offer was completed as of midnight, eastern time, on December 21, 2000.

Recommendation

  The board of directors of American Freightways unanimously:

  . determined that each of the merger agreement, the tender offer and the merger is fair to, and in the best interests of, the holders of shares of American Freightways common stock;

  . approved the merger agreement and the transactions contemplated thereby, including each of the tender offer and the merger;

  . recommended that the shareholders of American Freightways who desired cash for their shares accept the tender offer and tender their shares; and

  . now that the tender offer is consummated, recommend that the shareholders of American Freightways adopt the merger agreement and vote in favor of the merger agreement and the merger.

Merger Consideration

  Pursuant to the merger agreement, each share of American Freightways common stock outstanding at the effective time of the merger (other than shares owned by FedEx or any of its subsidiaries or by American Freightways as treasury stock, all of which will be canceled, and other than shares that are held by shareholders, if any, who properly exercise their dissenters' rights under Arkansas law) will be converted into the right to receive that number of shares of FedEx common stock (rounded to the nearest ten-thousandth of a share) determined by dividing $28.13 by the market price per share of FedEx common stock. The "market price" per share of FedEx common stock is the average closing price per share of FedEx common stock on the NYSE at the end of the regular session as reported on the Consolidated Tape, Network A for the ten trading days selected by FedEx and American Freightways by lot out of the 20 trading days ending on and including the fifth trading day prior to the effective time of the merger. FedEx will not issue fractional shares. Shareholders will receive a cash payment in lieu of any fractional shares. See "The Merger--Exchange Procedures." Additionally, shareholders who perfect their dissenters' rights under Arkansas law will be entitled to the amounts determined pursuant to such proceedings. See "The Merger--Dissenters' Rights of Appraisal."

Following the Merger

  The merger agreement provides that as soon as practicable after the approval of the merger agreement by the shareholders of American Freightways and the satisfaction or waiver of the other conditions to the merger agreement, American Freightways will be merged with and into FDX, and FDX will be the surviving corporation.

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

Employee Stock Options

  At or immediately prior to the effective time of the merger

  . each employee stock option or director stock option to purchase shares outstanding under any stock option plan of American Freightways, whether or not vested or exercisable will, by virtue of the merger agreement and without any further action on the part of any holder thereof, be assumed by FedEx and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such American Freightways stock option, the same number of shares of FedEx common stock as the holder of such American Freightways stock option would have been entitled to receive had such holder exercised such American Freightways stock option in full immediately prior to the effective time of the merger (rounded to the nearest whole number), at a price per share (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price for the shares otherwise purchasable pursuant to such American Freightways stock option divided by (y) the number of whole shares of FedEx common stock purchasable pursuant to the FedEx stock option in accordance with the foregoing;

  . each share appreciation right issued under any stock option plan of American Freightways will be terminated and payment therefor shall be made in accordance with the terms of such plan; and

  . FedEx will assume the obligations of American Freightways under the stock option plans of American Freightways, each of which will continue in effect after the effective time of the merger, and all references to American Freightways in such plans, and any option granted thereunder, will be deemed to refer to FedEx, where appropriate. The other terms of each such American Freightways stock option, and the plans under which they were issued, shall continue to apply in accordance with their terms.

  Prior to the effective time of the merger, American Freightways will obtain any consents from holders of American Freightways stock options and make any amendments to the terms of such stock option plans of American Freightways that are necessary or appropriate to give effect to the above transactions. Lack of consent of any holder of an American Freightways stock option will in no way affect the obligations of the parties to consummate the merger agreement. Prior to the effective time of the merger, American Freightways will take such actions and make any amendments to American Freightways' stock option plans necessary or appropriate to cause American Freightways stock options outstanding thereunder to not terminate at the effective time of the merger, continue to remain outstanding and vest in accordance with their terms and in the case any holder of such American Freightways stock options ceases to be a director for any reason, expire in accordance with their respective terms without regard to any provisions in the plans which provide for continuing service as a director.

  At or prior to the effective time of the merger, FedEx will take all corporate action necessary to reserve for issuance a sufficient number of shares of FedEx common stock for delivery upon exercise of the FedEx stock options. At or prior to the effective time of the merger, FedEx will file a registration statement on Form S-8, with respect to the shares of FedEx common stock subject to such FedEx stock options.

  Prior to the effective time of the merger, American Freightways will enter into such amendments to its 1999 Employee Stock Purchase Plan that may be necessary or appropriate so that, after giving effect to such amendments, the plan will provide that

  . each participant in the plan will have the option to elect that as of February 5, 2001, the "offering period" (as defined in the plan) then in progress under the plan will terminate for such participant, and

  . for each participant in the plan that does not make the election described above, the offering period will terminate on April 30, 2001.

  American Freightways will notify each participant in the plan that makes the election described above of the "new exercise date" for the offering period ending as of February 5, 2001. All shares purchased under the

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

plan by any electing participant and outstanding as of the effective time of the merger will be treated in the same manner as other shares outstanding as of the effective time of the merger. The offering period ending as of February 5, 2001 will be the final offering period under the plan for each electing participant, and as of the effective time of the merger, each electing participant will cease to have any rights under the plan.

  At or immediately prior to the effective time of the merger, subject to the provisions described above, FedEx will assume the obligations of American Freightways under the plan with respect to all participants that have not made the election described above. At or immediately prior to the effective time of the merger, the right of each non-electing participant to purchase shares under the plan at the end of the offering period ending on April 30, 2001 will be deemed to constitute the right to purchase a number of shares of FedEx common stock equal to the dollar amount of contributions made by the non-electing participant pursuant to the plan divided by the lesser of (x) 85% of the "fair market value" (as defined in the plan) of American Freightways common stock on November 1, 2000, divided by the exchange ratio for the merger, and (y) 85% of the fair market value of FedEx common stock on April 30, 2001. The offering period ending on April 30, 2001 will be the final offering period under the plan for each non-electing participant. The plan will be terminated on and as of April 30, 2001.

Representations and Warranties

  Pursuant to the merger agreement, American Freightways has made customary representations and warranties to FedEx, including representations relating to:

  .  its organization and qualification and subsidiaries;

  .  its articles of incorporation and bylaws;

  .  capitalization;

  .  corporate authorizations;

  .  absence of conflicts;

  .  required filings and consents;

  .  compliance with laws;

  .  SEC filings;

  .  financial statements;

  . absence of certain changes or events (including any material adverse effect on the financial condition, business, assets or results of operations of American Freightways);

  .  absence of undisclosed liabilities;

  .  litigation;

  .  employee benefit plans;

  .  tax matters;

  .  intellectual property;

  .  environmental matters;

  .  insurance; and

  .  other matters.

  Certain of American Freightways' representations and warranties are qualified as to "materiality" or "material adverse effect." When used in connection with American Freightways or any of its subsidiaries, the term "material adverse effect" means any effect that would be materially adverse to the financial condition, business, assets or results of operations of American Freightways and its subsidiaries taken as a whole. In certain instances in the merger agreement, "material adverse effect" excludes any effects, resulting events, occurrences, or developments (i) relating to, arising from or caused by (x) the economy or securities markets in general, or (y) the LTL segment of the transportation industry in general or
(ii) arising from or caused by the announcement or pendency of the merger agreement or the transactions contemplated thereby.

  Pursuant to the merger agreement, FedEx has made customary representations and warranties to American Freightways, including representations relating to its corporate organization; authority relative to the merger agreement; absence of conflicts; financial statements; finders' fees; and other matters.

Covenants of American Freightways

  Pursuant to the merger agreement, American Freightways has agreed to comply with various covenants.

  Conduct of American Freightways. Prior to the effective time of the merger, except as expressly permitted by the merger agreement, American Freightways and its subsidiaries will conduct business in the ordinary course consistent with past practices, and American Freightways will not and will not permit its subsidiaries to, among other things:

  .  amend its organizational documents;

  .  make changes in its capital structure;

  .  merge or consolidate, or make material acquisitions or dispositions;

  .  pay dividends;

  . issue additional shares of capital stock or rights to acquire capital stock or amend the terms of any existing equity securities;

  .  repurchase or redeem its capital stock;

  . incur additional indebtedness, except indebtedness in an aggregate principal amount not in excess of $15 million incurred in the ordinary course of business on terms consistent with past practices;

  . enter into any contract, except contracts entered into in the ordinary course of business on terms consistent with past practice and so long as the aggregate amount of payments to be made under any single contract does not exceed $700,000 in any fiscal year or $10 million during the term of such contract;

  . make any capital expenditures, except capital expenditures for the 2000 fiscal year set forth in American Freightways' capital expenditures budget for the 2000 fiscal year and capital expenditures for subsequent periods in amounts and at times consistent with American Freightways' capital expenditures budget for the 2000 fiscal year;

  . create or incur any liens other than in the ordinary course of business consistent with past practices;

  . make any loan, advance, capital contributions or investments except to wholly-owned subsidiaries in the ordinary course of business consistent with past practices;

  . grant any severance or termination pay (except for routine severance payments granted to employees other than officers and directors in the ordinary course of business consistent with past practice and not exceeding (x) $75,000 in the aggregate with respect to any single employee and (y) $300,000 in the aggregate with respect to all employees);

  . increase benefits payable under any existing severance or termination pay policies or employment agreements;

  . enter into any employment, deferred compensation or other similar agreement;

  . establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, compensation, option or other benefit plan;

  . increase compensation, bonus or other benefits payable to any officer, director or employee (other than in the ordinary course of business consistent with past practice);

  . take any action to consummate American Freightways' proposed royalty/financing company restructuring;

  . grant any option pursuant to any director or employee stock option plan or accelerate the vesting of any options under such plans; or

  . take any action that would cause a representation or warranty of American Freightways contained in the merger agreement to be inaccurate.

  Recommendations. Except as provided in the next sentence, the board of directors of American Freightways agreed to recommend that all shareholders of American Freightways who desired to receive cash for their shares tender their shares in the tender offer and that, following acceptance for payment of the shares pursuant to the tender offer, the shareholders of American Freightways approve the merger agreement. The board of directors of American Freightways is permitted to withdraw, or modify in a manner adverse to FedEx, its recommendation to its shareholders, and approve or recommend an "acquisition proposal" (as defined below), if

  . American Freightways has complied with the terms of the "no solicitation" covenant below;

  . the board of directors of American Freightways, based on the advice of its outside legal counsel, determines in good faith by a majority vote that failure to take such action would be reasonably likely to be inconsistent with fulfilling its fiduciary duties under applicable law; and

  .  the acquisition proposal is a "superior proposal" (as defined below).

  "Acquisition proposal" means, other than the transactions contemplated by the merger agreement, any third party offer or any proposal or inquiry relating to, or any third party indication of interest in:

  . any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of American Freightways and its subsidiaries or over 20% of any class of equity or voting securities of American Freightways or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of American Freightways;

  . any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party beneficially owning 20% or more of any class of equity or voting securities of American Freightways or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of American Freightways;

  . a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving American Freightways or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of American Freightways; or

  . solely for purposes of the provisions described in the "no solicitation" covenant below, any other transaction the consummation of which would reasonably be likely to impede, interfere with, prevent or materially delay the merger agreement or that would reasonably be likely to dilute materially the benefits to FedEx of the transactions contemplated by the merger agreement.

  "Superior proposal" means any bona fide, unsolicited written acquisition proposal for at least a majority of the outstanding shares of American Freightways common stock on terms that the board of directors of American Freightways determines in good faith by a majority vote, on the basis of the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are

  . more favorable to American Freightways and all American Freightways' shareholders than as provided under the merger agreement, and

  . is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal available to the board of directors of American Freightways.

  No Solicitation. The merger agreement provides that neither American Freightways nor any of its subsidiaries will, or will authorize or permit any of their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly,

  . solicit, initiate or knowingly take any action to facilitate or encourage the submission of any acquisition proposal;

  . enter into or participate in any discussions or negotiations with, furnish any information relating to American Freightways or any of its subsidiaries or afford access to the business, properties, assets, books or records of American Freightways or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an acquisition proposal; or

  . grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of American Freightways or any of its subsidiaries.

  Notwithstanding the foregoing, the board of directors of American Freightways may, prior to the approval and adoption of the merger agreement by the shareholders of American Freightways,

  . engage in negotiations or discussions with any third party that has made a superior proposal;

  . furnish to such third party nonpublic information relating to American Freightways or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to American Freightways than those contained in the confidentiality agreement between FedEx and American Freightways;

  . following receipt of such superior proposal, take and disclose to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise make disclosure to them;

  . following receipt of such superior proposal, fail to make, withdraw, or modify in a manner adverse to FedEx its recommendation to its shareholders; and/or

  . take any non-appealable, final action ordered to be taken by American Freightways by any court of competent jurisdiction.

  American Freightways may take the action described above, other than with respect to an action ordered to be taken by American Freightways, only if the board of directors of American Freightways determines in good faith by a majority vote, on the basis of advice from Kutak Rock LLP, outside legal counsel to American Freightways, that its failure to take such action would be reasonably likely to be inconsistent with fulfilling its fiduciary duties under applicable law, and only so long as prior to taking any of these actions American Freightways has delivered to FedEx a prior written notice advising FedEx that it intends to take such action, and American Freightways continues to advise FedEx after taking such action.

  Reorganization Matters. Neither American Freightways nor any of its subsidiaries will take any action that would reasonably be likely to prevent the transactions contemplated by the merger agreement from qualifying as a tax-free reorganization under Section 368 of the Internal Revenue Code and, prior to the effective time of the merger, American Freightways and its subsidiaries will use their reasonable best efforts to cause the merger to so qualify.

Covenants of FedEx

  Pursuant to the merger agreement, FedEx has agreed to comply with various covenants.

  Conduct of FedEx. Prior to the effective time of the merger, except as expressly permitted by the merger agreement, FedEx and its subsidiaries will conduct business in the ordinary course consistent with past practices, and FedEx will not:

  .  amend its organizational documents; or

  . take any action that would cause a representation or warranty of FedEx contained in the merger agreement to be inaccurate.

  FedEx's Obligations. FedEx will take all action necessary to cause FDX to perform its obligations under the merger agreement and to consummate the merger agreement on the terms and conditions set forth in the merger agreement.

  Voting of Shares. FedEx has agreed to vote all shares of American Freightways common stock beneficially owned by it or any of its subsidiaries in favor of approval and adoption of the merger agreement, the merger and any related actions at the American Freightways shareholder meeting, and at any adjournment thereof.

  Director and Officer Liability. FedEx will cause FDX to indemnify the present and former officers and directors of American Freightways in respect of acts or omissions occurring at or prior to the effective time of the merger to the fullest extent provided under American Freightways' articles of incorporation and bylaws in effect on the date of the merger agreement, subject to any limitation imposed from time to time under applicable law. For six years after the effective time of the merger, FDX will provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the effective time of the merger covering each present and former officer and director currently covered by American Freightways' officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement. In satisfying this obligation, FDX will not be obligated to pay premiums in any one year in excess of 200% of the amount per annum American Freightways paid in its last full fiscal year.

  Stock Exchange Listing. FedEx will use its reasonable best efforts to cause the shares of FedEx common stock to be issued in connection with the merger to be listed on the NYSE, subject to official notice of issuance.

  Employee Matters. FedEx will cause FDX to provide to the employees of the surviving corporation and its subsidiaries, for a period of at least two years after the effective time of the merger, benefits (excluding stock or other equity-based compensation) that are no less favorable in the aggregate than the benefits currently being provided by American Freightways and its subsidiaries, subject to applicable law. In connection with the merger agreement, American Freightways, Inc., a wholly-owned subsidiary of American Freightways, has entered into employment agreements with a number of executives of American Freightways, including Tom Garrison, Will Garrison, Ken Reeves and Frank Conner. The employment agreements are described in detail under "The Merger-- Interests of Certain Persons in the Merger."

  FDX will also assume, honor and perform the provisions of American Freightways' Director Compensation Health Benefit Plan for each director of American Freightways. This plan provides that retired members of American Freightways' board of directors and their dependents will be provided the opportunity to purchase health insurance, at the director's expense (at COBRA rates), under American Freightways' health care plan from the beginning of their retirement until they reach the age of 65 or they are covered by Medicare.

  Reorganization Matters. Neither FedEx nor any of its subsidiaries will take any action that would reasonably be likely to prevent the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code and, prior to the effective time of the merger, FedEx and its subsidiaries will use their reasonable best efforts to cause the merger to so qualify.

Mutual Covenants of FedEx and American Freightways

  Pursuant to the merger agreement, FedEx and American Freightways have agreed to comply with various mutual covenants.

  Reasonable Best Efforts. American Freightways and FedEx have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement, including taking all actions necessary to cause the expiration or termination of the waiting period under the Hart-Scott-Rodino Act. However, FedEx is not required, in doing so, to divest or hold separate any business or assets of American Freightways or FedEx.

  Public Announcements. American Freightways and FedEx have agreed to consult with each other regarding timing and content before issuing any press release or making any public statement with respect to the merger agreement, except as may be required by applicable law or any listing agreement with any national securities exchange.

  Confidentiality. The merger agreement contains customary provisions requiring FedEx and American Freightways to maintain confidential documents and information received in connection with the transactions contemplated by the merger agreement, and to provide each other with access to properties, books and records.

  Notices. FedEx and American Freightways have agreed to notify each other promptly of any notices or communications received from any governmental or regulatory agency or authority in connection with the transactions contemplated by the merger agreement and of certain other events.

Conditions to the Merger

  The merger agreement provides that the obligations of American Freightways and FedEx to consummate the merger are subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

  . the merger agreement has been approved and adopted by the shareholders of American Freightways in accordance with Arkansas law;

  . no provision of any applicable law or regulation and no judgment, injunction, order or decree prohibits the consummation of the merger;

  . the Form S-4 has been declared effective, no stop order suspending the effectiveness of the Form S-4 will be in effect and no proceedings for such purpose will be pending before or threatened by the SEC;

  . the shares of FedEx common stock to be issued in the merger have been approved for listing on the NYSE, subject to official notice of issuance; and

  . FedEx has received an opinion of Davis Polk & Wardwell in an agreed upon form.

  The merger agreement provides that any of the conditions described above that is not satisfied as a result of a breach by a party to the merger agreement of any provision of the merger agreement ceases to be a condition to the obligations of such party to consummate the merger, from and after the time of such breach.

  The obligation of American Freightways to consummate the merger is also subject to the condition that American Freightways will have received an opinion of Kutak Rock LLP in an agreed upon form.

Termination

  The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, notwithstanding any approval of the merger agreement by the shareholders of American Freightways:

  .  by mutual written agreement of American Freightways and FedEx; or

  . by either American Freightways or FedEx, if there is any law or regulation that makes consummation of the merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction permanently enjoins American Freightways or FedEx from consummating the merger and such judgment, injunction, order or decree has become final and nonappealable.

Fees and Expenses

  All fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

Amendments

  At any time prior to the effective time of the merger, the merger agreement may be amended by an instrument signed by FedEx, FDX and American Freightways. However, after adoption of the merger agreement by the shareholders of American Freightways, the merger agreement may not be amended by any amendment which by law requires the further approval of the shareholders of American Freightways unless the shareholders of American Freightways have given their approval.

                              THE VOTING AGREEMENT

  The following summary description of the voting agreement is qualified in its entirety by reference to the agreement itself, attached as Annex B to this proxy statement/prospectus.

  In connection with the execution of the merger agreement, FedEx entered into the voting agreement dated as of November 12, 2000 with the Garrison family. The Garrison family has agreed to vote all shares of American Freightways common stock that each member is entitled to vote, at the time of any vote to approve and adopt the merger agreement, the merger and all agreements related to the merger agreement and any actions related thereto at any meeting of the shareholders of American Freightways, and at any adjournment thereof, at which such merger agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of American Freightways, in favor of the approval and adoption of the merger agreement, the merger and the transactions contemplated by the merger agreement.

  The Garrison family also has agreed that it would not vote any shares of American Freightways common stock that it is entitled to vote in favor of the approval of any

  . acquisition proposal (as described under "The Merger Agreement-- Covenants of American Freightways");

  . reorganization, recapitalization, liquidation or winding up of American Freightways or any other extraordinary transaction involving American Freightways;

  . corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the merger agreement; or

  . other matter relating to, or in connection with, any of the foregoing matters. The Garrison family has granted FedEx an irrevocable proxy coupled with an interest to vote any of the shares of AmericanFreightways common stock it is entitled to vote or otherwise use such voting power in the manner contemplated by the foregoing.

  The voting agreement prohibits the Garrison family from granting any proxies or entering into any voting trust or other agreement or arrangement with respect to the voting of any shares of American Freightways common stock beneficially owned by them and from acquiring, selling, assigning, transferring, encumbering or otherwise disposing of any shares of American Freightways common stock during the term of the voting agreement, subject to certain exceptions.

  The voting agreement terminates four months after the termination of the merger agreement.

                 OWNERSHIP OF AMERICAN FREIGHTWAYS COMMON STOCK

  The following table sets forth the beneficial ownership as of January 5, 2001 (except as otherwise noted) of the outstanding shares of American Freightways common stock held by each director, certain executive officers and persons known to American Freightways to beneficially own more than 5% of the outstanding shares, including shares as to which a right to acquire ownership exists within the meaning of Rule 13d-3(d)(1) under the Exchange Act. For this purpose, the rules of the SEC require that every person who has or shares the power to vote or dispose of shares of stock be reported as a "beneficial owner" of all shares as to which such power exists. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and dispositive power.

                                                        Number of
                                                          Shares    Percent of
                                                       Beneficially   Total
Name                                                     Owned(a)   Shares(b)
----                                                   ------------ ----------
F.S. (Sheridan) Garrison(c)...........................   9,136,149     27.4%
Tom Garrison(c).......................................     546,410      1.7%
Will Garrison(c)......................................     562,826      1.7%
Frank Conner..........................................      49,212        *
John Paul Hammerschmidt...............................      18,000        *
T.J. Jones............................................      30,100        *
Ken Reeves............................................      22,405        *
William P. Stiritz....................................     420,000      1.3%
Doyle Z. Williams.....................................      14,000        *
Pat Reed..............................................      13,008        *
FedEx Corporation(d)..................................  16,380,043     50.0%
All directors and executive officers (including 14
 persons).............................................  11,725,925     34.8%

--------
* Denotes ownership of less than 1% of the total shares of American Freightways common stock.
(a) Includes shares issuable upon exercise of options which were exercisable at January 5, 2001 or which will become exercisable within 60 days thereafter.
(b) Percentages are based upon 32,752,523 shares of American Freightways common stock outstanding as of January 5, 2001 . Pursuant to the rules of the SEC, shares of American Freightways common stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such owner, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(c) The business address of this shareholder is c/o American Freightways Corporation, 2200 Forward Drive, Harrison, Arkansas 72601. Amounts shown include shares held under trust or otherwise by or for the benefit of certain immediate family members. Concurrently with the execution of the merger agreement, F.S. (Sheridan) Garrison, Tom Garrison, Will Garrison and certain other members of the Garrison family entered into a voting agreement with FedEx. Please see the description of the voting agreement under the caption "The Voting Agreement" above.
(d) FedEx and its wholly-owned subsidiary FDX purchased these shares pursuant to a tender offer which was completed as of midnight, eastern time, on December 21, 2000 and in a private transaction. Does not include 11,179,540 shares subject to the voting agreement, with respect to which FedEx shares voting and investment power with the Garrison family. See "The Voting Agreement." Taking into account the shares subject to the voting agreement, FedEx and FDX would together be deemed to own 27,559,583 shares, representing 84.1% of the outstanding shares of American Freightways. The address of FedEx and FDX is 942 South Shady Grove Road, Memphis, Tennessee 38120.

                       DESCRIPTION OF FEDEX CAPITAL STOCK

  The summary of the terms of the capital stock of FedEx set forth below does not purport to be complete and is qualified by reference to the Amended and Restated Certificate of Incorporation of FedEx, as amended, the Amended and Restated By-laws of FedEx, and the Delaware General Corporation Law. Copies of the FedEx certificate of incorporation and bylaws are incorporated by reference herein and will be sent to holders of shares of American Freightways common stock upon request. See "Where You Can Find More Information."

Authorized Capital Stock

  FedEx's authorized capital stock consists of 800,000,000 shares of common stock, $0.10 par value per share, and 4,000,000 shares of series preferred stock, without par value.

FedEx Common Stock

  The holders of FedEx common stock are entitled to one vote for each share held and have the sole right to vote for the election of directors of FedEx or on any other matter (unless required by Delaware law, the FedEx certificate of incorporation or a resolution of the FedEx board of directors authorizing a series of FedEx preferred stock). Subject to preferences that may be applicable to outstanding shares of FedEx preferred stock, holders of FedEx common stock are entitled to share equally, share for share, when and as dividends are declared upon the FedEx common stock, whether payable in cash, in property or in shares of stock of FedEx. In the event of the distribution of assets on liquidation, dissolution or winding up, FedEx preferred stock will rank prior to FedEx common stock.

FedEx Preferred Stock

  The FedEx board of directors is authorized to designate any series of preferred stock and the relative rights and preferences of each series. As of the date of this proxy statement/prospectus, no shares of FedEx preferred stock were issued or outstanding.

Anti-Takeover Effect of Certain Provisions of the FedEx Charter and the FedEx Bylaws

  Certain provisions of the FedEx certificate of incorporation and bylaws described above may have the effect of impeding the acquisition of control of FedEx. These provisions are designed to reduce, or have the effect of reducing, the vulnerability of FedEx to unsolicited takeover attempts which are unfair to FedEx stockholders. The FedEx board of directors could create and issue a series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of FedEx common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquirer to obtain control of FedEx by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of FedEx's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of FedEx without any further action by the stockholders of FedEx. FedEx has no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time. In addition, the existence of a classified board would make it more difficult for a hostile third party to effect a business combination with FedEx by removing the existing board in a proxy contest.

Transfer Agent and Registrar

  EquiServe--First Chicago Trust Division is the transfer agent and registrar for the FedEx common stock.

                        COMPARISON OF SHAREHOLDER RIGHTS

General

  The rights of American Freightways shareholders are currently governed by the Arkansas Business Corporation Act of 1987 and the Second Amended and Restated Articles of Incorporation of American Freightways and the Bylaws of American Freightways. The rights of FedEx stockholders are currently governed by Delaware law and the certificate of incorporation and bylaws of FedEx. Accordingly, upon consummation of the merger, the rights of FedEx stockholders and of American Freightways shareholders who become FedEx stockholders in the merger will be governed by Delaware law and the FedEx certificate of incorporation and bylaws. The following is a summary of the principal differences between the current rights of American Freightways shareholders and those of FedEx stockholders.

  When reading this summary, please note that Delaware law refers to holders of common stock as stockholders while Arkansas law uses the term shareholder. The two terms mean the same thing in practice and for all practical purposes may be used interchangeably; however, we generally have used the term "stockholder" when referring to holders of FedEx common stock or to Delaware law and "shareholder" when referring to holders of American Freightways common stock or to Arkansas law.

  The following discussions are not intended to be complete and are qualified by reference to Arkansas law, Delaware law, the American Freightways articles of incorporation and bylaws and the FedEx certificate of incorporation and bylaws. Copies of all of these documents are incorporated by reference herein and will be sent to holders of shares of American Freightways common stock upon request. See "Where You Can Find More Information."

Comparison of Shareholder Rights

  Neither the FedEx certificate of incorporation nor the FedEx bylaws are being amended in connection with the merger.

  Authorized Capital Stock. The authorized capital stock of American Freightways consists of 250 million shares of common stock. The authorized capital stock of FedEx is set forth under "Description of FedEx Capital Stock-- Authorized Capital Stock." Both Delaware law and Arkansas law permit a corporation's certificate of incorporation or articles of incorporation, respectively, to allow the directors to issue, without shareholder approval, a series of preferred or preference stock and to designate and fix its rights, preferences, privileges and restrictions.

  Board of Directors. Under Arkansas law, the number of directors may be fixed or changed by the shareholders or by the directors if so authorized by the articles of incorporation or bylaws. The American Freightways articles of incorporation provides that the number of directors shall not be less than nine nor more than fifteen, with the exact number to be determined by the American Freightways board of directors. American Freightways currently has nine directors. Pursuant to the American Freightways articles of incorporation, the American Freightways board of directors is divided into three classes, with directors of each class serving until the third annual meeting of shareholders after the annual meeting at which that class was elected. Under Arkansas law, shareholders do not have the right to cumulate their votes unless provided for in the articles of incorporation. The American Freightways articles of incorporation expressly forbids cumulative voting for the election of directors. Under the American Freightways articles of incorporation, vacancies on the board of directors, however caused, will be filled by the vote of a majority of the remaining directors (even if less than a majority of the whole authorized number of directors) for the remainder of the unexpired term.

  The American Freightways articles of incorporation provides that directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of more than two-thirds of the outstanding shares of American Freightways common stock. "Cause" means that a court of competent jurisdiction shall have definitely concluded that a director has engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to American Freightways.

  Under Delaware law, unless the certificate of incorporation specifies the number of directors, a board of directors may change the authorized number of directors by an amendment to the bylaws if fixed therein, or in such manner as may be provided therein. If the certificate of incorporation specifies the number of directors, then that number can be changed only by amending the certificate of incorporation. The FedEx bylaws provide that the number of directors shall be not less than nine or more than fifteen persons, with the exact number to be determined by the FedEx board of directors. Pursuant to the FedEx bylaws, the FedEx board of directors is divided into three classes, with directors of each class serving until the third annual meeting of stockholders after the annual meeting at which that class was elected. FedEx will, as of the effective time of the merger and with the addition of F.S. (Sheridan) Garrison, have thirteen directors. Under Delaware law, stockholders of a corporation cannot elect directors by cumulative voting unless its certificate of incorporation so provides. The FedEx certificate of incorporation does not provide for cumulative voting for the election of directors.

  The FedEx bylaws provide that vacancies and newly-created directorships resulting from an increase in the authorized number of directors shall be filled by a majority of the directors then in office (even if less than a quorum) and such new directors shall hold office until the next election of the class for which they have been chosen. Neither the FedEx certificate of incorporation nor the FedEx bylaws contain provisions regarding the removal of directors, and accordingly this matter is governed by Delaware law. Delaware law provides that directors of a corporation with a classified board may be removed only for cause by a vote of the holders of a majority of shares entitled to vote at an election of directors.

  Special Meetings of Shareholders. Under Arkansas law, a special meeting of shareholders may be called by the board of directors, persons owning at least 10% of the outstanding shares entitled to vote at such meeting, or the person(s) authorized to do so by the articles of incorporation or the bylaws. The American Freightways bylaws provide that special meetings of shareholders may be called by (i) the board of directors, (ii) the president, or (iii) persons who hold at least 10% of the voting power of the outstanding shares. Under Delaware law, special stockholder meetings may be called by the board of directors and by any person(s) authorized by the certificate of incorporation or the bylaws. The FedEx certificate of incorporation provides that special meetings of stockholders may be called only by the board of directors pursuant to a resolution approved by a majority of the entire board of directors.

  Shareholder Action by Written Consent. Under Arkansas law and the American Freightways bylaws, shareholders may take action (except to increase the authorized capital stock or bond indebtedness) without a meeting, if a consent in writing setting forth the action so taken is signed by shareholders having not less than the minimum number of votes necessary to take such action at a meeting at which all shares entitled to vote were present and voted. Shareholder action to increase the authorized capital stock or bond indebtedness may be taken without a meeting, but all of the shareholders must sign the written consent. Under Delaware law, unless the certificate of incorporation provides otherwise, any action by stockholders must be taken at a meeting of stockholders, unless a consent in writing setting forth the action so taken is signed by stockholders having not less than the minimum number of votes necessary to take such action at a meeting at which all shares entitled to vote were present and voted. The FedEx certificate of incorporation and the FedEx bylaws do not permit its stockholders to act by written consent.

  Amendment of Corporate Charter and Bylaws. Arkansas law permits the adoption of amendments to the articles of incorporation if such amendments are approved by the holders of at least a majority of the votes cast, unless a greater vote is required. Pursuant to the American Freightways articles of incorporation, the approval of the holders of more than two-thirds of the voting power then outstanding is required if the amendment of the American Freightways articles of incorporation is of certain provisions relating to the board of directors (including the number of directors, the classification of the board, removal of directors, and filling vacancies on the board). In addition, Arkansas law provides that directors may amend the articles of incorporation without shareholder approval in certain enumerated circumstances, including to extend the duration of the corporation, to change the corporate name, and to change shares. Under Arkansas law, bylaws may be amended by either the affirmative vote of the holders of at least a majority of the votes cast or the board of directors, unless the shareholders expressly provide otherwise. The American Freightways articles of incorporation and bylaws do not further restrict the ability of the American Freightways board of directors or shareholders to amend the American Freightways bylaws.

  Delaware law provides that a charter amendment requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and (ii) a majority of the voting power of the then outstanding capital stock approves the amendment; however, certain provisions of the FedEx certificate of incorporation relating to business combinations may only be amended with the affirmative vote of at least 80% of the voting power of all shares entitled to vote generally in the election of directors. The FedEx certificate of incorporation does not provide for its amendment relating to other provisions. Accordingly, amendment of any other provision of the FedEx certificate of incorporation is governed by Delaware law.

  Delaware law provides that amendment of a company's bylaws may be made by the directors if authorized by the certificate of incorporation, or by holders of a majority of the voting power of the then outstanding capital stock. The FedEx bylaws may be amended by the directors or the stockholders. The FedEx bylaws generally do not specify the stockholder vote required for amendment; however, certain provisions of the FedEx bylaws (relating to special meetings of stockholders, action by written consent by stockholders, number and vacancies of directors, and amendment of the bylaws) may only be amended with the affirmative vote of at least 80% of the voting power of all shares entitled to vote generally in the election of directors.

  Voting Rights. The outstanding voting securities of American Freightways are the shares of American Freightways common stock. Each share of American Freightways common stock is entitled to one vote on all matters submitted to American Freightways shareholders.

  The outstanding voting securities of FedEx are the shares of FedEx common stock. Under Delaware law and the FedEx certificate of incorporation, each share of FedEx common stock is entitled to one vote on all matters submitted to FedEx stockholders.

  Certain Business Combinations. Under Arkansas law, unless the articles of incorporation or bylaws require a greater vote, a merger, share exchange or sale of substantially all of the assets of the corporation requires the approval of the holders of shares entitling them to exercise at least a majority of the voting power. The American Freightways articles of incorporation and bylaws are silent as to the required approval for mergers, share exchanges, and substantial sales of assets. Arkansas law permits a merger without approval by shareholders of the surviving corporation if, among other things, no charter amendment is involved and no more than a specified maximum increase in outstanding voting stock will result. Under Arkansas law, the maximum permitted increase is any amount less than one-fifth of a corporation's resulting shares possessing voting power in the election of directors.

  Delaware law generally requires approval of any merger, consolidation or sale of substantially all the assets of a corporation by vote of the holders of a majority of all outstanding shares entitled to vote thereon, although the certificate of incorporation may provide for a greater vote. The FedEx certificate of incorporation provides that any "business combination" (defined below) with or upon a proposal by a "related person" (defined below) requires, in addition to any vote required by law, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, unless, among other things, (i) the business combination has been approved by a majority of the "continuing directors" (defined below) or (ii) certain fair price criteria and disclosure obligations are satisfied.

  The term "related person" is defined to mean any person (other than FedEx, a subsidiary or any profit sharing, employee stock ownership or other employee benefit plan or any trustee of or fiduciary with respect to any such plan acting in such capacity) which (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding voting stock, (ii) is an "affiliate" (as such term is defined in Rule

12b-2 promulgated under the Exchange Act) of FedEx and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock, or (iii) is an assignee of or has otherwise succeeded to any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any related person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

  The term "business combination" is defined to mean any of the following transactions, when entered into by FedEx or a subsidiary of FedEx with, or upon a proposal by, a related person or any other corporation (whether or not itself a related person) which is, or after such transaction would be, an affiliate of a related person:

  .  the merger or consolidation of FedEx or any subsidiary of FedEx;

  . the sale, lease, exchange, mortgage, pledge, transfer or other disposition of any assets of FedEx or any subsidiary of FedEx having an aggregate "fair market value" (as defined in the FedEx certificate of incorporation) of $5 million or more;

  . the issuance or transfer by FedEx or any of its subsidiaries of securities of FedEx or that subsidiary having an aggregate fair market value of $5 million or more;

  . the adoption of a plan or proposal for the liquidation or dissolution of FedEx;

  . the reclassification of securities (including a reverse stock split), recapitalization, consolidation or any other transaction (whether or not involving a related person) which has the direct or indirect effect of increasing the voting power, whether or not then exercisable, of a related person in any class or series of capital stock of FedEx or any subsidiary of FedEx; or

  . any agreement, contract or other arrangement providing directly or indirectly for the foregoing.

  The term "continuing director" is defined to mean a director of FedEx who is not affiliated with a related person and who was a member of the FedEx board of directors immediately prior to the time that the related person became a related person, and any successor to a continuing director who is not affiliated with the related person and is recommended to succeed a continuing director by a majority of continuing directors who are then members of the board of directors.

  Dissenters' Rights. Under Arkansas law, shareholders have the right to dissent from mergers, share exchanges and the sale or exchange of a corporation's assets made other than in the usual and regular course of business. Such dissenting shareholders then have the right to obtain payment for the fair value of their shares. A shareholder who wishes to assert dissenters' rights must deliver to the corporation before the shareholders vote on the proposed action written notice of such shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and the shareholder must not vote in favor of the proposed action. See "The Merger--Dissenters' Rights of Appraisal" for a description of the dissenters' rights of appraisal of the American Freightways shareholders.

  Under Delaware law, appraisal rights may be available to dissenting stockholders in connection with a statutory merger or consolidation in certain specific situations. Appraisal rights are not available to a corporation's stockholders under Delaware law when the corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger. In addition, unless otherwise provided in the certificate of incorporation (the FedEx certificate of incorporation does not otherwise provide), no appraisal rights are available under Delaware law to holders of shares of any class of stock that is either (i) listed on a national securities exchange (FedEx common stock is listed on the NYSE, a national securities exchange) or designated as a national market system security on an interdealer quotation system by the NASD or (ii) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than:

  .  shares of stock of the surviving corporation;

  . shares of stock of another corporation which, as of the effective date of the merger or consolidation, are of the kind described in (i) or (ii) above;

  .  cash instead of fractional shares of such stock; or

  .  any combination of these.

  Appraisal rights are not available under Delaware law in the event of the sale of a corporation's assets or the adoption of any amendment to its certificate of incorporation, unless such rights are granted in the corporation's certificate of incorporation. The FedEx certificate of incorporation does not grant such rights.

  Arkansas Investor Protection Takeover Act. With certain exceptions, the Arkansas Investor Protection Takeover Act, codified at Arkansas Code Annotated
Section 23-43-101 et seq., prohibits a third party from making a "takeover offer" for shares of any Arkansas corporation, unless (i) the offer is registered with the Arkansas Securities Department, or (ii) an order of exemption is granted by the Commissioner of the Arkansas Securities Department. A takeover offer means an offer to acquire, or the acquisition of, any equity security of a target company pursuant to a tender offer or request or invitation for tenders if, after the acquisition thereof, the offeror would be directly or indirectly a beneficial owner of more than five percent (5%) of any class of the outstanding equity securities of the issuer. To register a takeover offer with the Arkansas Securities Department, the offeror must file with the Commissioner a registration statement containing certain required information. The takeover offer becomes effective ten days after the filing of the registration statement, unless the Commissioner delays registration for a period not to exceed thirty days or calls a hearing with respect to the offer. If the Commissioner calls a hearing, the offer does not become effective until the Commissioner by order declares the registration statement effective. There are no comparable provisions under Delaware law.

  The tender offer that FedEx and its wholly-owned subsidiary FDX made to American Freightways shareholders and completed as of December 21, 2000 qualified as a "takeover offer" under the Arkansas Investor Protection Takeover Act. FedEx requested that the Commissioner of the Arkansas Securities Department issue an order exempting the offer from the provisions of the Act. The Commissioner granted an order of exemption on November 16, 2000.

  Exculpation of Directors and Officers. As permitted by Arkansas law, the American Freightways articles of incorporation provides that no director shall be liable to American Freightways or its shareholders for monetary damages for breach of fiduciary duty as a director, except that an American Freightways director may be liable

  . for any breach of the director's duty of loyalty to American Freightways or its shareholders,

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  . under Section 4-27-833 of the Arkansas Business Corporation Act, which creates liability for unlawful distributions,

  . for any transaction from which the director derived an improper personal benefit, or

  . for any act or omission occurring prior to the date of filing of the American Freightways articles of incorporation.

  As permitted by Delaware law, the FedEx certificate of incorporation provides that no director shall be personally liable to FedEx or its stockholders for monetary damages for breach of fiduciary duty as a director, except that a FedEx director may be liable

  . for any breach of the director's duty of loyalty to FedEx or its stockholders,

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  . under Section 174 of the Delaware General Corporation Law, which creates liability for unlawful payment of dividends and unlawful stock purchases or redemptions,

  . for any transaction from which the director derived an improper personal benefit, or

  . for any act or omission occurring prior to the date the FedEx certificate of incorporation became effective.

  Rights Plan. The American Freightways board of directors previously adopted a rights plan pursuant to which American Freightways declared a dividend of one common share purchase right for each outstanding share of common stock of American Freightways. The rights currently trade with the American Freightways common stock and detach and become exercisable only if, in a transaction not approved by the American Freightways board of directors, certain persons (referred to as "acquiring persons") have acquired beneficial ownership of 15% or more of the outstanding shares of American Freightways common stock or announce a tender offer or exchange offer, the consummation of which would result in the beneficial ownership of 15% or more of the outstanding common stock of American Freightways.

  Once the rights detach and become exercisable, unless subsequently redeemed, each right entitles the registered holder to purchase from American Freightways one share of American Freightways common stock at a price of $25, subject to adjustment. If American Freightways is involved in a merger or other business combination after the rights become exercisable, each holder of a right, other than rights beneficially owned by the acquiring person (which will then be void), will have the right to purchase from American Freightways upon exercise that number of shares of American Freightways common stock having a market value of two times the applicable exercise price of the right.

  Effective November 12, 2000, the American Freightways board of directors amended the rights plan to exclude FedEx and FDX from the definition of acquiring persons, so long as FedEx and FDX do not become the owner of 15% or more of the outstanding shares of American Freightways common stock other than pursuant to the terms of the merger agreement.

  This summary of the rights plan does not purport to be complete and is qualified in its entirety by reference to the First Amended and Restated Rights Agreement dated October 20, 1999, as amended, between American Freightways and EquiServe Trust Company, N.A., as rights agent.

  FedEx has not adopted a stockholder rights plan.

                            INDEPENDENT ACCOUNTANTS

  The consolidated financial statements and schedule of FedEx included in FedEx's Annual Report on Form 10-K for the year ended May 31, 2000 and incorporated by reference in this proxy statement/prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect to the consolidated financial statements and schedule, and are incorporated by reference in this proxy statement/prospectus in reliance upon the authority of Arthur Andersen LLP as experts in giving those reports.

  With respect to the unaudited interim financial information for the quarter ended August 31, 2000, included in FedEx's Quarterly Report on Form 10-Q for such period, which is incorporated by reference in this proxy statement/prospectus, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate report on the unaudited interim financial information states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because the report is not a "report" or a "part" of the Registration Statement, of which this prospectus is a part, prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

  The consolidated financial statements of American Freightways Corporation incorporated by reference in, and the financial statement schedule included in, American Freightways Corporation's Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference, or included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the FedEx common stock to be issued to American Freightways shareholders pursuant to the merger will be passed upon by Kenneth R. Masterson, Executive Vice President, General Counsel and Secretary of FedEx. As of January 5, 2001, Mr. Masterson owned 66,250 shares of FedEx common stock and held options to purchase 421,200 shares of such common stock. Of the options granted, 314,200 were vested at such date.

  It is a condition to the consummation of the merger that American Freightways and FedEx receive opinions from Kutak Rock LLP and Davis Polk & Wardwell, respectively, with respect to the tax treatment of the merger. See "The Merger Agreement--Conditions to the Merger" and "The Merger--Certain Federal Income Tax Consequences."

                          FUTURE SHAREHOLDER PROPOSALS

  If the merger is not consummated, American Freightways will hold a 2001 annual meeting of its shareholders. If such meeting is held, shareholders' proposals will be eligible for consideration for inclusion in the proxy statement for the 2001 annual meeting pursuant to Rule 14a-8 under the Exchange Act, if such proposals were received by American Freightways before the close of business on or before December 20, 2000.

  Additionally, any shareholder proposal presented at the 2001 annual meeting but not received by American Freightways on or before January 30, 2001, will not be included in the proxy statement but may be voted upon using the discretionary voting authority conferred to the proxies to vote in their sole discretion with respect to such matters.

  Securities and Exchange Commission rules set forth standards for the exclusion of some shareholder proposals from a proxy statement for an annual meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

  FedEx and American Freightways file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

  FedEx filed a registration statement on Form S-4 to register with the SEC the FedEx common stock to be issued to American Freightways shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of FedEx in addition to being a proxy statement of American Freightways for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

  The SEC allows us to incorporate by reference information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that FedEx and American Freightways previously filed with the SEC.

FedEx:

  .  FedEx's Annual Report on Form 10-K for the fiscal year ended May 31,
     2000;

  .  FedEx's Quarterly Report on Form 10-Q for the quarter ended August 31,
     2000;

  .  FedEx's Current Report on Form 8-K filed on November 15, 2000; and

  . The description of FedEx's common stock, par value $0.10 per share, contained in FedEx's Registration Statement on Form 8-A dated April 14, 2000, including any amendment or report filed for the purpose of updating such description.

American Freightways:

  . American Freightways' Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

  . American Freightways' Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

  . American Freightways' Current Reports on Form 8-K dated December 21, 2000, as amended, and December 29, 2000.

  We are also incorporating by reference additional documents that FedEx and American Freightways file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting.

  FedEx has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to FedEx, and American Freightways has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to American Freightways.

  If you are an American Freightways shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through FedEx, American Freightways or the SEC. Documents incorporated by reference are available from FedEx or American Freightways without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

  Investor Relations                      American Freightways Corporation
  FedEx Corporation                       2200 Forward Drive
  942 South Shady Grove Road              Harrison, Arkansas 72601
  Second Floor                            Attention: Frank Conner
  Memphis, Tennessee 38120                Tel: (870) 741-9000
  Tel: (901) 818-7200

  If you would like to request documents, please do so by February 2, 2001 to receive them before the special meeting.

  You can also get more information by visiting FedEx's web site at www.fedex.com and American Freightways' web site at www.af.com. Web site materials, however, are not part of this proxy statement/ prospectus.

  You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger proposal at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated January 8, 2001. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of FedEx common stock in the merger shall create any implications to the contrary.

                                                                         ANNEX A

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                               November 12, 2000

                 and Amended and Restated as of January 5, 2001

                                     among

                       AMERICAN FREIGHTWAYS CORPORATION,

                               FEDEX CORPORATION

                                      and

                                   FDX, INC.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 ARTICLE 1
    Definitions
    Section 1.01. Definitions..........................................    A-1
 ARTICLE 2
    The Offer
    Section 2.01. The Offer............................................    A-5
    Section 2.02. Company Action.......................................    A-6
    Section 2.03. Directors............................................    A-6
 ARTICLE 3
    The Merger
    Section 3.01. The Merger...........................................    A-7
    Section 3.02. Conversion of Shares.................................    A-7
    Section 3.03. Surrender and Payment................................    A-8
    Section 3.04. Dissenting Shares....................................    A-9
    Section 3.05. Stock Options........................................    A-9
    Section 3.06. Adjustments..........................................   A-10
    Section 3.07. Fractional Shares....................................   A-10
    Section 3.08. Withholding Rights...................................   A-10
    Section 3.09. Lost Certificates....................................   A-10
 ARTICLE 4
    The Surviving Corporation, Certain Governance Matters
    Section 4.01. Certificate of Incorporation.........................   A-11
    Section 4.02. Bylaws...............................................   A-11
    Section 4.03. Directors and Officers...............................   A-11
    Section 4.04. Parent Board of Directors............................   A-11
    Section 4.05. Company Headquarters.................................   A-11
 ARTICLE 5
    Representations and Warranties of the Company
    Section 5.01. Corporate Existence and Power........................   A-11
    Section 5.02. Corporate Authorization..............................   A-12
    Section 5.03. Governmental Authorization...........................   A-12
    Section 5.04. Non-contravention....................................   A-12
    Section 5.05. Capitalization.......................................   A-12
    Section 5.06. Subsidiaries.........................................   A-13
    Section 5.07. SEC Filings..........................................   A-13
    Section 5.08. Company Financial Statements.........................   A-14
    Section 5.09. Disclosure Documents ................................   A-14
    Section 5.10. Absence of Certain Changes...........................   A-14
    Section 5.11. No Undisclosed Material Liabilities..................   A-15
    Section 5.12. Compliance with Laws and Court Orders................   A-16
    Section 5.13. Litigation...........................................   A-16
    Section 5.14. Finders' Fees........................................   A-16
    Section 5.15. Taxes................................................   A-16
    Section 5.16. Employee Benefit Plans...............................   A-17
    Section 5.17. Environmental Matters................................   A-18
    Section 5.18. Antitakeover Statutes and Rights Agreement...........   A-19
    Section 5.19. Opinion of Financial Advisor.........................   A-19
    Section 5.20. Real Property........................................   A-19
    Section 5.21. Insurance Coverage...................................   A-19
    Section 5.22. Intellectual Property Rights.........................   A-20

                                                                          Page
                                                                          ----
 ARTICLE 6
    Representations and Warranties of Parent
    Section 6.01.  Corporate Existence and Power.......................   A-20
    Section 6.02.  Corporate Authorization.............................   A-21
    Section 6.03.  Governmental Authorization..........................   A-21
    Section 6.04.  Non-contravention...................................   A-21
    Section 6.05.  Capitalization......................................   A-21
    Section 6.06.  SEC Filings.........................................   A-22
    Section 6.07.  Parent Financial Statements.........................   A-22
    Section 6.08.  Disclosure Documents................................   A-22
    Section 6.09.  Absence of Certain Changes..........................   A-23
    Section 6.10.  No Undisclosed Material Liabilities.................   A-23
    Section 6.11.  Compliance with Laws and Court Orders...............   A-23
    Section 6.12.  Litigation..........................................   A-23
    Section 6.13.  Finders' Fees.......................................   A-24
 ARTICLE 7
    Covenants of the Company
    Section 7.01.  Conduct of the Company..............................   A-24
    Section 7.02.  Shareholder Meeting; Proxy Material.................   A-25
    Section 7.03.  No Solicitation; Other Offers.......................   A-25
    Section 7.04.  Tax Matters.........................................   A-26
    Section 7.05.  Affiliates..........................................   A-27
 ARTICLE 8
    Covenants of Parent
    Section 8.01.  Conduct of Parent...................................   A-27
    Section 8.02.  Obligations of Merger Subsidiary....................   A-27
    Section 8.03.  Voting of Shares....................................   A-27
    Section 8.04.  Director and Officer Liability......................   A-28
    Section 8.05.  Form S-4............................................   A-28
    Section 8.06.  Stock Exchange Listing..............................   A-28
    Section 8.07.  Employee Matters....................................   A-28
    Section 8.08.  Reorganization Matters..............................   A-29
    Section 8.09.  Information Relating to the Offer...................   A-29
 ARTICLE 9
    Covenants of Parent and the Company
    Section 9.01.  Reasonable Best Efforts.............................   A-29
    Section 9.02.  Certain Filings.....................................   A-30
    Section 9.03.  Public Announcements................................   A-30
    Section 9.04.  Confidentiality.....................................   A-30
    Section 9.05.  Notices of Certain Events...........................   A-30
    Section 9.06.  Access to Information...............................   A-30
    Section 9.07.  Further Assurances..................................   A-31
 ARTICLE 10
    Conditions to the Merger
    Section 10.01. Conditions to Obligations of Each Party.............   A-31
    Section 10.02. Conditions to the Obligations of the Company........   A-31
 ARTICLE 11
    Termination
    Section 11.01. Termination.........................................   A-32
    Section 11.02. Effect of Termination...............................   A-32

                                                                          Page
                                                                          ----
 ARTICLE 12
    Miscellaneous
    Section 12.01. Notices.............................................   A-33
    Section 12.02. Survival of Representations and Warranties..........   A-33
    Section 12.03. Amendments; No Waivers..............................   A-33
    Section 12.04. Expenses............................................   A-34
    Section 12.05. Successors and Assigns..............................   A-34
    Section 12.06. Governing Law.......................................   A-34
    Section 12.07. Jurisdiction........................................   A-35
    Section 12.08. WAIVER OF JURY TRIAL................................   A-35
    Section 12.09. Counterparts; Effectiveness; Benefit................   A-35
    Section 12.10. Entire Agreement....................................   A-35
    Section 12.11. Captions............................................   A-35
    Section 12.12. Severability........................................   A-35
    Section 12.13. Specific Performance................................   A-35

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER dated as of November 12, 2000 and amended and restated as of January 5, 2001, among AMERICAN FREIGHTWAYS CORPORATION, an Arkansas corporation (the "Company"), FEDEX CORPORATION, a Delaware corporation ("Parent"), and FDX, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

  WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have unanimously approved this Agreement and deem it advisable and in the best interest of their respective shareholder or shareholders to consummate the Offer and the Merger (each as defined below) on the terms and conditions set forth herein; and

  WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and certain shareholders of the Company are entering into a Voting Agreement dated as of the date hereof in the form attached as Exhibit A hereto (as amended, the "Voting Agreement"); and

  WHEREAS, the parties hereto have entered into an Agreement and Plan of Merger dated as of November 12, 2000 (as in effect immediately prior to the amendment and restatement thereof pursuant hereto, the "Original Agreement"); and

  WHEREAS, the parties hereto wish to amend and restate the Original Agreement as set forth herein;

  NOW, THEREFORE, effective on and as of January 5, 2001, the parties hereto agree that the Original Agreement is amended and restated in its entirety as follows:

  NOW, THEREFORE, in consideration of the promises and the respective representations and warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                  Definitions

  Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

  "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company,
(ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (iv) for purposes of Section 7.03 only, any other transaction the consummation of which would reasonably be likely to impede, interfere with, prevent or materially delay the Offer or Merger or that would reasonably be likely to dilute materially the benefits to Parent of the transactions contemplated hereby.

  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

  "Arkansas Law" means the Business Corporation Act of the State of Arkansas.

  "Business Day" means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York or Memphis, Tennessee are authorized or required by law to close.

  "Code" means the Internal Revenue Code of 1986.

  "Company Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 1999 and the notes thereto set forth in the Company 10-K.

  "Company Balance Sheet Date" means December 31, 1999.

  "Company Disclosure Schedule" means the Company Disclosure Schedule attached hereto and identified as such.

  "Company 10-K" means the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

  "Company Plans" means (i) the Amended and Restated 1993 Stock Option Plan, as amended January 23, 1996, January 20, 1999, April 15, 1999 and January 19, 2000, and (ii) the 1989 Stock Option Plan.

  "Delaware Law" means the General Corporation Law of the State of Delaware.

  "Director Plans" means (i) the Company's Amended and Restated Elected Non-Employee Director Stock Option Plan, as amended January 19, 2000, (ii) the Amended and Restated Appointed Non-Employee Director Stock Option Plan, as amended on January 19, 2000, (iii) the 1999 Chairman Stock Option Plan, (iv) the Amended and Restated 1993 Chairman Stock Option Plan, and (v) the 1993 Non-Employee Director Stock Option Plan.

  "Environmental Laws" means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

  "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any of its Subsidiaries as currently conducted.

  "ERISA" means the Employee Retirement Income Security Act of 1974.

  "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

  "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

  "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole.

  "1933 Act" means the Securities Act of 1933.

  "1934 Act" means the Securities Exchange Act of 1934.

  "Parent Balance Sheet" means the consolidated balance sheet of Parent as of May 31, 2000 and the notes thereto set forth in the Parent 10-K.

  "Parent Balance Sheet Date" means May 31, 2000.

  "Parent Stock" means the common stock, $0.10 par value, of Parent.

  "Parent 10-K" means Parent's Annual Report on Form 10-K for the fiscal year ended May 31, 2000.

  "PBGC" means the Pension Benefit Guaranty Corporation.

  "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

  "Real Property" means all real property that the Company or any of its Subsidiaries owns, leases, operates or subleases.

  "Rights" means, with respect to each Share, the rights to purchase additional Shares pursuant to the Rights Plan.

  "Rights Plan" means the Company's First Amended and Restated Rights Agreement dated as of October 20, 1999 between the Company and Equiserve Trust Company, N.A., as amended from time to time.

  "SEC" means the Securities and Exchange Commission.

  "Shares" means the shares of common stock, $0.01 par value, of the Company.

  "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

  "Third Party" means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

  Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

  (b) Each of the following terms is defined in the Section set forth opposite such term:

   Term                                                                  Section
   ----                                                                  -------
   Certificates.........................................................   3.03
   Company Board Designee...............................................   4.04
   Company Disclosure Documents.........................................   5.09
   Company Option.......................................................   3.05
   Company Proxy Statement..............................................   5.09
   Company SEC Documents................................................   5.07
   Company Securities...................................................   5.05
   Company Software.....................................................   5.22
   Company Subsidiary Securities........................................   5.06
   Company Shareholder Meeting..........................................   7.02
   Confidentiality Agreements...........................................   9.04
   Consideration........................................................   3.02
   CSFB.................................................................   2.02
   Effective Time.......................................................   3.01
   Employer Plans.......................................................   5.16
   ESPP.................................................................   3.05
   Exchange Agent.......................................................   3.03
   Exchange Ratio.......................................................   3.02
   Form S-4.............................................................   6.06
   GAAP.................................................................   5.08
   HIPAA................................................................   8.07
   Indemnified Person...................................................   8.04
   IRS..................................................................   5.15
   Market Price.........................................................   3.02
   Maximum Amount.......................................................   2.01
   Merger...............................................................   3.01
   Merger Consideration.................................................   3.02
   Merger Date..........................................................   7.05
   Minimum Condition....................................................   2.01
   Multiemployer Plan...................................................   5.16
   NYSE.................................................................   3.02
   Offer................................................................   2.01
   Offer Consideration..................................................   2.01
   Offer Documents......................................................   2.01
   Parent Disclosure Documents..........................................   6.06
   Parent Option........................................................   3.05
   Parent Preferred Stock...............................................   6.05
   Payment Event........................................................  12.04
   Random Trading Days..................................................   3.02
   SAR..................................................................   3.05
   Schedule 14D-9.......................................................   2.02
   Section 16...........................................................   8.07
   Superior Proposal....................................................   7.04
   Surviving Corporation................................................   3.01
   Tax Return...........................................................   5.15
   Tax..................................................................   5.15
   Taxing Authority.....................................................   5.15
   368(a) Reorganization................................................   7.04

                                   ARTICLE 2

                                   The Offer

  Section 2.01. The Offer. (a) Provided that nothing shall have occurred that, had the Offer referred to below been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I hereto, as promptly as practicable after the date hereof, but in no event later than 7 Business Days following the public announcement of the terms of this Agreement, Parent, acting through Merger Subsidiary, shall commence an offer (the "Offer") to purchase up to 50.1% of the Shares (the "Maximum Amount"), together with the associated Rights, outstanding at a price of $28.13 per Share and associated Right (the "Offer Consideration"), net to the seller in cash. The Offer shall remain open for a minimum of 22 Business Days, and shall be subject to (i) the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of Shares that, together with the Shares then owned by Parent and/or Merger Subsidiary, represents 50.1% of the Shares outstanding (the "Minimum Condition") and (ii) the other conditions set forth in Annex I hereto. Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that without the prior written consent of the Company no change may be made that changes the form of consideration to be paid in the Offer or the Merger, decreases the price per Share and associated Right, increases the Minimum Condition or the Maximum Amount, imposes conditions to the Offer in addition to those set forth in Annex I or amends any term or any condition set forth in Annex I in a manner materially adverse to the holders of the Shares. Notwithstanding the foregoing, without the consent of the Company, Merger Subsidiary shall have the right to (i) waive the Minimum Condition and
(ii) extend the Offer (x) from time to time if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived (until such conditions are satisfied or waived) for a number of days not to exceed 60 in the aggregate and (y) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law. If at the expiration date of the Offer a number of Shares has been validly tendered and not withdrawn that, together with the Shares then owned by Parent and/or Merger Subsidiary, exceeds the Maximum Amount, the number of Shares to be purchased by Merger Subsidiary pursuant to the Offer shall be prorated in accordance with Rule 14d-8 promulgated under the 1934 Act, so that the number of Shares purchased by Merger Subsidiary pursuant to the Offer, together with the Shares then owned by Parent and Merger Subsidiary, will represent 50.1% of the Shares outstanding. Upon the terms and subject to the conditions of the Offer and this Agreement, Parent acting through Merger Subsidiary will accept for payment and purchase, within the time period required under applicable law, all Shares validly tendered and not withdrawn prior to the expiration of the Offer (subject to the pro ration described in the immediately preceding sentence). Parent shall provide or cause to be provided to Merger Subsidiary on a timely basis funds necessary to purchase all Shares that Merger Subsidiary becomes obligated to purchase pursuant to the Offer.

  (b) On the date of commencement of the Offer, Parent and Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO") with respect to the Offer (such Schedule TO and such documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent, Merger Subsidiary and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and to supplement the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Subsidiary agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC or the dissemination thereof to the Company's shareholders.

  Section 2.02. Company Action. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company's shareholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of Arkansas Law, and
(iii) subject to Section 703(b), unanimously resolved to (x) recommend acceptance of the Offer to those shareholders of the Company who desire to receive cash for their Shares and (y) following the acceptance for payment of the Shares pursuant to the Offer, recommend the approval and adoption of this Agreement and the Merger by its shareholders. The Company further represents that Credit Suisse First Boston (formerly Donaldson, Lufkin & Jenrette Securities Corporation) ("CSFB") has delivered to the Company's Board of Directors its written opinion that the Consideration to be received by the holders of Shares is fair to the holders of Shares from a financial point of view. The Company has been advised that all of its directors who own Shares intend either to tender their Shares pursuant to the Offer or to vote in favor of the Merger. The Company will promptly furnish Parent with a list of its record shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Parent such additional information (including updated lists of record shareholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer.

  (b) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that, subject to
Section 703(b), shall reflect the recommendations of the Company's Board of Directors referred to above. The Company, Parent and Merger Subsidiary each agree promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and to supplement the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC or the dissemination thereof to the Company's shareholders.

  Section 2.03. Directors. (a) Effective upon the acceptance for payment of any Shares pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding (such directors to be allocated as evenly as possible among each of the classes of directors of the Company) and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including increasing the number of directors or seeking and accepting resignations of incumbent directors. Parent's designees shall serve as evenly as possible among the classes of the Company's Board of Directors. At such time, the Company will also use its reasonable best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company.

  (b) The Company's obligations to appoint Parent's designees to the Board of Directors shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

  (c) Following the election or appointment of Parent's designees pursuant to
Section 2.03(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent shall be required to (i) authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any amendment or termination of this Agreement by the Company, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary, any exercise of rights or waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, and (ii) take any other action by the Company in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE 3

                                   The Merger

  Section 3.01. The Merger. (a) At the Effective Time, the Company shall be merged (the "Merger") with and into Merger Subsidiary in accordance with Delaware Law and Arkansas Law, whereupon the separate existence of the Company shall cease, and Merger Subsidiary shall be the surviving corporation (the "Surviving Corporation").

  (b) Subject only to Delaware Law and Arkansas Law, as soon as practicable (but in no event later than two Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, (i) the closing of the Merger will take place at the offices of Parent in Memphis, Tennessee and (ii) the Company and Merger Subsidiary will file a certificate of merger with the Delaware Secretary of State and articles of merger with the Arkansas Secretary of State and make all other filings or recordings required by Delaware Law and Arkansas Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the certificate of merger is duly filed with the Delaware Secretary of State and the articles of merger are duly filed with the Arkansas Secretary of State or at such later time as is specified in the certificate of merger and the articles of merger.

  (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

  Section 3.02. Conversion of Shares. At the Effective Time:

  (a) except as otherwise provided in Section 3.02(b) or Section 3.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of shares of Parent Stock (rounded to the nearest ten-thousandth of a share) (such number, the "Exchange Ratio") determined by dividing $28.13 by the Market Price per share of Parent Stock. The "Market Price " per share of Parent Stock shall be the average closing price per share of Parent Stock on the New York Stock Exchange, Inc. (the "NYSE") at the end of the regular session as reported on the Consolidated Tape, Network A for the ten trading days selected by Parent and the Company by lot out of the 20 trading days ending on and including the fifth trading day prior to the Effective Time (the "Random Trading Days"). Parent and the Company shall select the Random Trading Days at 5:00 p.m. New York time on such fifth trading day. The shares of Parent Stock to be received as consideration pursuant to the Merger (together with the cash in lieu of fractional shares of Parent Stock as specified in Section 3.07) are the "Merger Consideration", and the Merger Consideration, together with the Offer Consideration, is the "Consideration";

  (b) each Share held by the Company as treasury stock (other than Shares in an Employee Plan of the Company) or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

  (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

  Section 3.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging certificates representing Shares (the "Certificates") for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

  (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of the Shares represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

  (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article.

  (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Surviving Corporation, upon demand, and any such holder who has not exchanged them for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to the Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

  (f) No dividends or other distributions with respect to Parent Stock constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 3.07, shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section. Following such surrender, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 3.07 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender and with a payment date subsequent to surrender payable with respect to such securities.

  Section 3.04. Dissenting Shares. Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered to the Company, prior to the shareholder vote approving the Merger, written notice of such holder's intent to demand payment for such holder's Shares in accordance with Arkansas Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to assert dissenters' rights. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to assert dissenters' rights, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for the payment of Shares under dissenters' rights statutes, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

  Section 3.05. Stock Options. (a) At or immediately prior to the Effective Time, (1) each employee stock option or director stock option to purchase Shares outstanding under any Company Plan or Director Plan, whether or not vested or exercisable (each, a "Company Option") shall, by virtue of the Merger and without any further action on the part of any holder thereof, be assumed by Parent and deemed to constitute an option (each, a "Parent Option") to acquire, on the same terms and conditions as were applicable under such Company Option (subject to Section 3.05(b)), the same number of shares of Parent Stock as the holder of such Company Option would have been entitled to receive pursuant to
Section 3.02(a) of this Agreement had such holder exercised such Company Option in full immediately prior to the Effective Time (rounded to the nearest whole number), at a price per share (rounded down to the nearest whole cent) equal to
(x) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Option divided by (y) the number of whole shares of Parent Stock purchasable pursuant to the Parent Option in accordance with the foregoing, (2) each share appreciation right issued under any Company Plan or Director Plan (each, an "SAR") shall be terminated and payment therefor shall be made in accordance with the terms of such Plan and (3) Parent shall assume the obligations of the Company under the Company Plans and the Director Plans, each of which shall continue in effect after the Effective Time, and all references to the Company in such plans, and any option granted thereunder, shall be deemed to refer to Parent, where appropriate. The other terms of each such Company Option, and the plans under which they were issued, shall continue to apply in accordance with their terms.

  (b) Prior to the Effective Time, the Company shall (i) obtain any consents from holders of Company Options and (ii) make any amendments to the terms of such Company Options or Company Plans that, in the case of either clauses (i) or (ii), are necessary or appropriate to give effect to the transactions contemplated by Section 3.05(a); provided, however, that lack of consent of any holder of a Company Option shall in no way affect the obligations of the parties to consummate the Merger. Prior to the Effective Time, the Company shall take such actions and make any amendments to the Director Plans necessary or appropriate to cause the Company Options outstanding thereunder to (x) not terminate at the Effective Time, (y) continue to remain outstanding and vest in accordance with their terms and (z) in the case any holder of such Company Options ceases to be a director for any reason, expire in accordance with their respective terms without regard to any provisions in the Director Plans which provide for an earlier expiration date.

  (c) At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Stock for delivery upon exercise of the Parent Options. At or prior to the Effective Time, Parent shall file a registration statement on Form S-8, with respect to the shares of Parent Stock subject to such Parent Options.

  (d) Prior to the Effective Time, the Company shall enter into such amendments as may be necessary or appropriate to the Company's 1999 Employee Stock Purchase Plan (the "ESPP") such that, after giving effect to such amendments, the ESPP shall provide that (i) each participant thereunder shall have the option to elect that, with respect to such participant, as of February 5, 2001, the Offering Period (as defined in the ESPP) then in progress under the ESPP shall terminate (each participant making such election, an "Electing Participant") and (ii) with respect to each participant thereunder other than an Electing Participant (each, a "Non-Electing Participant"), the Offering Period then in progress under the ESPP shall terminate on April 30, 2001. The Company shall notify each Electing Participant in the ESPP in writing of the New Exercise Date (as defined in the ESPP) for such Offering Period applicable to all Electing Participants. All Shares purchased under the ESPP by any Electing Participant and outstanding as of the Effective Time shall be treated under this Article 3 in the same manner as other Shares outstanding as of the Effective Time. With respect to each Electing Participant, the Offering Period ending as of February 5, 2001 shall be the final Offering Period under the ESPP and as of the Effective Time each Electing Participant shall cease to have any rights under the ESPP. At or immediately prior to the Effective Time, subject to the immediately preceding sentence, (1) Parent shall assume the obligations of the Company under the ESPP with respect to all Non-Electing Participants and
(2) the right of each Non-Electing Participant to purchase Shares thereunder at the end of the Offering Period then in progress with respect to Non-Electing Participants shall be deemed to constitute the right to purchase a number of shares of Parent Stock equal to the dollar amount of contributions made by such Non-Electing Participant pursuant to the ESPP divided by the lesser of (x) 85% of the Fair Market Value (as defined in the ESPP) of Shares on November 1, 2000, divided by the Exchange Ratio, and (y) 85% of the Fair Market Value (determined by reference to Parent Stock) of Parent Stock on April 30, 2001. With respect to each Non-Electing Participant, the Offering Period ending on April 30, 2001 shall be the final Offering Period under the ESPP. On and as of April 30, 2001, the ESPP shall be terminated.

  Section 3.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Company or Parent shall occur, including by reason of any reclassification, recapitalization, stock split (including a reverse split) or combination, exchange or readjustment of shares, or any stock dividend or distribution thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

  Section 3.07. Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Stock but for this Section shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of such holder of the aggregate fractional shares of Parent Stock that such holder otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent within five Business Days after the date upon which the Certificate (or affidavit(s) of loss in lieu thereof) that would otherwise result in the issuance of such fractional shares of Parent Stock have been received by the Exchange Agent.

  Section 3.08. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

  Section 3.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as is customarily required by Parent and the Exchange Agent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.

                                   ARTICLE 4

             The Surviving Corporation, Certain Governance Matters

  Section 4.01. Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law; provided that, at the Effective Time, Article 1 of such certificate of incorporation shall be amended to read as follows: "The name of the corporation is American Freightways Corporation".

  Section 4.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

  Section 4.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

  Section 4.04. Parent Board of Directors. At the Effective Time, the board of directors of Parent shall consist of 13 directors, of whom one shall be Mr. F.S. Garrison (the "Company Board Designee") and the remainder of whom shall be directors of Parent prior to the Effective Time. Prior to the Effective Time, the Board of Directors of Parent shall take all action necessary to increase the size of the Board of Directors of Parent as necessary and to elect the Company Board Designee to the Board of Directors of Parent as a class II director, in each case as of the Effective Time.

  Section 4.05. Company Headquarters. It is the intention of Parent to cause the Surviving Corporation to maintain a significant presence in Harrison, Arkansas and to continue to employ approximately the same number of employees of the Company as are employed at the Effective Time, subject to the Surviving Corporation's right to make continuing personnel decisions in the ordinary course of business.

                                   ARTICLE 5

                 Representations and Warranties of the Company

  The Company represents and warrants to Parent that, except as set forth in the Company Disclosure Schedule:

  Section 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arkansas and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

  Section 5.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the Company's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares for the approval and adoption of the Merger Agreement, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares for the approval and adoption of the Merger Agreement is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms.

  Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, of articles of merger with the Arkansas Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the Arkansas State Securities Department, (iii) compliance with any applicable requirements of the HSR Act and laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters, (iv) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, (v) any applicable requirements of the Department of Transportation or of any state with respect to the licensing or registration of motor carriers and (vi) any actions or filings (including without limitation any actions or filings that may be required to be taken with respect to the maintenance or transfer of Environmental Permits) the absence of which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.

  Section 5.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause
(ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clause (iii) and for the creation or imposition of such Liens referred to in clause (iv) that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.

  Section 5.05. Capitalization. (a) The authorized capital stock of the Company consists of 250,000,000 Shares. As of November 10, 2000, there were outstanding 32,521,705 Shares and employee or director stock options to purchase an aggregate of 2,717,510 Shares (including SAR's) (of which options to purchase an aggregate of 1,229,885 Shares (including SAR's) were exercisable). All outstanding Shares have been, and all Shares that may be issued pursuant to the Company Plans, the Director Plans and the ESPP will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.

  (b) Except as set forth in Section 505 and for changes after November 10, 2000 resulting from the exercise of employee or director stock options issued pursuant to Company Plans or Director Plans in existence on such date and the purchase of Shares pursuant to the ESPP, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

  Section 5.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in Section 5.06(a) of the Company Disclosure Schedule.

  (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

  Section 5.07. SEC Filings. (a) The Company has delivered to Parent (i) the Company's Annual Reports on Form 10-K for its fiscal years ended December 31, 1998 and 1999, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2000 and June 30, 2000, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since December 31, 1999, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1999 (the documents referred to in this Section 5.07(a), collectively, the "Company SEC Documents").

  (b) As of the filing date (or, if amended, as of the date of the last such amendment) each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as applicable.

  (c) As of its filing date (or, if amended, as of the date of the last such amendment), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

  (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

  Section 5.08. Company Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in all material respects, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated statements of income, stockholders' equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

  Section 5.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's shareholders in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including the Schedule 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

  (b) (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement and at the Effective Time and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09(b) will not apply to statements included in or omissions from the Company Disclosure Documents based upon information furnished to the Company in writing by Parent specifically for use therein.

  (c) The information with respect to the Company or any of its Subsidiaries or Affiliates that the Company furnishes to Parent in writing specifically for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, or for use in the Form S-4 or any amendment or supplement thereto, at the time the Form S-4 or any amendment or supplement becomes effective and at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

  Section 5.10. Absence of Certain Changes. Since the Company Balance Sheet Date, except as disclosed in the Company SEC Documents, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

    (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, except for events, occurrences, or developments (i) relating to, arising from or caused by (x) the economy or securities markets in general, or (y) the LTL segment of the transportation industry in general or (ii) arising from or caused by the announcement or pendency of this Agreement or the transactions contemplated hereby;

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

    (c) any amendment of any term of any outstanding security of the Company or any of its Subsidiaries (but excluding in any event any amendment to the Rights Plan contemplated by Section 5.18);

    (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

    (e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any asset other than in the ordinary course of business consistent with past practices;

    (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

    (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company;

    (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

    (i) any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

    (j) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries (except for any such grant prior to the date hereof in the ordinary course of business consistent with past practice and after the date hereof permitted to be made pursuant to Section 7.01(j)(i)), (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than, in the case of this clause (v), in the ordinary course of business consistent with past practice;

    (k) any labor dispute, other than routine individual grievances, or, to the Company's knowledge, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

    (l) any Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any amended Tax Returns or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered.

  Section 5.11. No Undisclosed Material Liabilities. There are no liabilities, commitments or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be likely to result in such a liability, commitment or obligation, other than:

    (a) liabilities, commitments or obligations disclosed and provided for in the Company Balance Sheet or in the Company SEC Documents, and

    (b) liabilities, commitments or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date;

    (c) liabilities, commitments or obligations under this Agreement; and

    (d) liabilities, commitments or obligations that individually or in the aggregate have not had and are not reasonably likely to have a Material Adverse Effect.

  Section 5.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and since January 1, 1996 has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

  Section 5.13. Litigation. Except as set forth in the Company SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of such Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby.

  Section 5.14. Finders' Fees. Except for CSFB, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

  Section 5.15. Taxes. (a) All Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all applicable laws, and all such Tax Returns are, or will be at the time of filing, true and complete in all material respects.

  (b) In all material respects, the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for, all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

  (c) To the knowledge of the Company, the income and franchise Tax Returns of Company and its Subsidiaries through the Tax year ended December 31, 1996 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

  (d) There is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to Company or its Subsidiaries in respect of any Tax or Tax asset.

  (e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

  (f) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent.

  (g) At no time during the two years preceding the date hereof has there been pending any request for a ruling or determination between the Company or any Subsidiary and any Taxing Authority in respect of any Tax, net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, depreciation, or amortization deduction or other tax deduction or credit.

  (h) Neither the Company nor any of its Subsidiaries has any contractual obligations under any tax sharing agreement or similar agreement or tax indemnity agreement with any Person which is not a member of the affiliated group of corporations of which the Company is the common parent; and

  (i) Section 5.15(i) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

  (j) "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement). "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

  Section 5.16. Employee Benefit Plans. (a) Section 5.16 of the Company Disclosure Schedule contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "Employee Plans".

  (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

  (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan").

  (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that would result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E
or 5000 of the Code.

  (e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or would give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G or 162(m) of the Code.

  (f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

  (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1999.

  (h) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

  (i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

  Section 5.17. Environmental Matters. (a)

  (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

  (ii) the Company is in compliance with all Environmental Laws and all Environmental Permits, except where any noncompliance or failure to receive Environmental Permits has not had and is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company; and

  (iii) there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law which individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect, and, to the knowledge of the Company, there are no facts, conditions, situations or set of circumstances that would reasonably be likely to result in or be the basis for any such liability.

  (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent at least five days prior to the date hereof.

  (c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

  (d) For purposes of this Section 5.17, the terms "Company" and "Subsidiaries" shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

  Section 5.18. Antitakeover Statutes and Rights Agreement. (a) Except for the provisions of Section 23-43-102, et. seq. of Arkansas Law, no other "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

  (b) The Board of Directors of the Company has taken or has resolved to take, promptly after the date hereof, all action necessary to render the rights issued pursuant to the terms of the Rights Plan inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby.

  Section 5.19. Opinion of Financial Advisor. The Company has received the opinion of CSFB to the effect that, as of the date of such opinion, the Consideration to be received by the holders of Shares is fair to the holders of Shares from a financial point of view, and as of the date hereof such opinion has not been withdrawn.

  Section 5.20. Real Property. (a) The Company and its Subsidiaries have good and marketable, indefeasible, fee simple title to, or in the case of leased Real Property has valid leasehold interests in, all the Real Property reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date. No Real Property is subject to any Lien, except:

    (i) Liens disclosed in the Company SEC Reports;

    (ii) (A) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established); (B) carriers', warehousemen's, mechanics, landlords', materialmen's, repairmen's, or other like Liens arising in the ordinary course of business in respect of obligations that are not yet due or that are bonded or that are being contested in good faith and by appropriate proceedings if adequate accruals or reserves have been established; (C) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits, or (D) Liens to secure the performance of bids, leases, contracts, statutory obligations or similar obligations; provided that the existence of such Liens described in this clause (D), individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect on the Company; or

    (iii) Liens which do not materially detract from the value of such Real Property, or materially interfere with any present or intended use of such Real Property or Liens, the existence of which, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect on the Company.

  (b) All leases of Real Property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default, except where such failure to be valid, binding or enforceable or such default, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect on the Company.

  Section 5.21. Insurance Coverage. The Company has furnished to Parent a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the Company and its Subsidiaries and the conduct of its business. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds for which adequate reserves have not been established and as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company and its Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the business conducted by the Company and its Subsidiaries. The Company does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. After the consummation of the Offer the Company and its Subsidiaries shall continue to have coverage under such policies and bonds with respect to events occurring prior to the consummation of the Offer.

  Section 5.22. Intellectual Property Rights. (a) The Company and its Subsidiaries own or have rights to use, free and clear of all Liens, and have not assigned, hypothecated or otherwise encumbered, all trademarks, trade names, service marks or logos except for such trademarks, trade names, service marks or logos the failure of which to own or have rights to use individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on the Company.

  (b) Each of the Company and its Subsidiaries owns outright or holds valid and enforceable licenses to all copies of the operating and applications computer software programs and databases material to the conduct by the Company and its Subsidiaries of their respective businesses (other than programs and databases that are generally commercially available) as of the date hereof (collectively, the "Company Software") except for such Company Software the failure of which to own or validly license individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on the Company. To the Company's knowledge, none of the Company Software used by the Company and its Subsidiaries, and no use thereof, infringes upon or violates any patent, copyright, trade secret or other proprietary right of any other Person and, to the Company's knowledge, no claim with respect to any such infringement or violation is pending or threatened, except for any such infringement or violation which, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect on the Company. Upon consummation of the transactions contemplated by this Agreement, except for Company Software sold or otherwise disposed of in the ordinary course of business after the date hereof, each of the Company and its Subsidiaries (i) will continue to own or hold all the Company Software free and clear of all claims, Liens, obligations and liabilities and (ii) with respect to all agreements for the lease or license of Company Software which require consents or other actions as a result of the consummation of the transactions contemplated by this Agreement in order for the Company and its Subsidiaries to continue to use and operate such Company Software after the consummation of the transactions contemplated by this Agreement, shall have obtained such consents or taken such other actions so required prior to the date of consummation of the Offer, except for such claims, Liens, obligations and liabilities which, and consents or actions that if not obtained or taken, individually or in the aggregate, would not be reasonably be likely to have a Material Adverse Effect on the Company.

                                   ARTICLE 6

                    Representations and Warranties of Parent

  Parent represents and warrants to the Company that:

  Section 6.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on

Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

  Section 6.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary, as applicable. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable in accordance with its terms.

  Section 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, of articles of merger with the Arkansas Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the Arkansas State Securities Department, (iii) compliance with any applicable requirements of the HSR Act and laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters, (iv) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, (v) any applicable requirements of the Department of Transportation or of any state with respect to the licensing or registration of motor carriers and (vi) any actions or filings (including without limitation any actions or filings that may be required to be taken with respect to the maintenance or transfer of Environmental Permits) the absence of which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

  Section 6.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in any violation or breach of any provision of any law, statute, ordinance, rule, regulation, judgment, injunction, order or decree or (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without the giving of notice or lapse of time or both, could become a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary or any license, franchise, permit, certificate, approval or similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (iii) that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

  Section 6.05. Capitalization. As of November 10, 2000, the authorized capital stock of (a) Parent consisted of 800,000,000 shares of Parent Stock and 4,000,000 shares of Series Preferred Stock ("Parent Preferred Stock") and (b) Merger Subsidiary consisted of 1,000 shares of common stock, par value $0.01 per share. As of November 8, 2000, there were outstanding 285,108,726 shares of Parent Common Stock, employee stock options to purchase an aggregate of 17,057,980 shares of Parent Common Stock (of which options to purchase an aggregate of 8,724,226 shares of Parent Common Stock were exercisable) and no shares of Parent Preferred Stock. All outstanding shares of Parent Stock and of common stock of Merger Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. All shares of Parent Stock, when issued in the Merger, will be duly authorized and validly issued and will be fully paid and non-assessable.

  Section 6.06. SEC Filings. (a) Parent has furnished to the Company (i) Parent's Annual Reports on Form 10-K for its fiscal years ended May 31, 2000, 1999 and 1998, (ii) its Quarterly Report on Form 10-Q for its fiscal quarter ended August 31, 2000, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, Parent's shareholders held since May 31, 2000, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since May 31, 2000 and through the date of this Agreement. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since June 1, 1998 (collectively, the "Parent SEC Documents").

  (b) As of the filing date (or, if amended, as of the date of the last such amendment) each Parent SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as applicable.

  (c) As of its filing date (or, if amended, as of the date of the last such amendment), each Parent SEC Document filed pursuant to the 1934 Act did not, and each such Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

  (d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

  Section 6.07. Parent Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated statements of income, stockholders' equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

  Section 6.08. Disclosure Documents. (a) Each document required to be filed by Merger Subsidiary and Parent with the SEC in connection with the transactions contemplated by this Agreement (the "Parent Disclosure Documents"), including, without limitation, the Offer Documents and the registration statement of Parent (the "Form S-4") to be filed with the SEC in connection with the issuance of Parent Stock pursuant to this Agreement, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

  (b) Each Parent Disclosure Document, at the time of the filing thereof and at the time of any distribution or dissemination thereof (or any supplement or amendment thereto) and, in the case of the Offer Documents, at the time of consummation of the Offer and, in the case of the Form S-4, at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 6.08(b) will not apply to statements included in or omissions from the Parent Disclosure Documents based upon information furnished to Parent in writing by the Company specifically for use therein.

  (c) The information with respect to Parent or any of its Subsidiaries or Affiliates that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

  Section 6.09. Absence of Certain Changes. Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents, the business of the Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been:

    (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, except for events, occurrences, or developments (i) relating to, arising from or caused by (x) the economy or securities markets in general, or (y) the transportation industry in general or (ii) arising from or caused by the announcement or pendency of this Agreement or the transactions contemplated hereby;

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any Subsidiary of Parent of any amount of outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries;

    (c) any amendment of any material term of any outstanding security of Parent; or

    (d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Parent or any of its Subsidiaries that has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

  Section 6.10. No Undisclosed Material Liabilities. There are no liabilities, commitments or obligations of the Parent or any of its Subsidiaries of any kind whatsoever whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be likely to result in such a liability commitment or obligation, other than:

    (a) liabilities, commitments or obligations disclosed or provided for in the Parent Balance Sheet or in the Parent SEC Documents;

    (b) liabilities, commitments or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date;

    (c) liabilities, commitments or obligations under this Agreement; and

    (d) liabilities, commitments or obligations that individually or in the aggregate have not had and are not reasonably likely to have a Material Adverse Effect.

  Section 6.11. Compliance with Laws and Court Orders. Parent and each of its Subsidiaries is and since January 1, 1996 has been in compliance with, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

  Section 6.12. Litigation. Except as set forth in the Parent SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Parent, threatened against or affecting, the Parent, any of its Subsidiaries or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

  Section 6.13. Finders' Fees. Except for Merrill Lynch & Co., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 7

                            Covenants of the Company

  The Company agrees that:

  Section 7.01. Conduct of the Company. Except as set forth on Section 7.01 of the Company Disclosure Schedule, from the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

    (a) the Company will not adopt or propose any change to its articles of incorporation or bylaws;

    (b) the Company will not, and will not permit any of its Subsidiaries to, merge or consolidate with, or transfer any material amount of assets to, any other Person, including any other Subsidiary, or acquire a material amount of stock or assets of any other Person;

    (c) the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any Subsidiary or any material amount of assets, securities or property except pursuant to existing contracts or commitments;

    (d) the Company will not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company and the Company will not, and will not permit any of its Subsidiaries to, effect any repurchase, redemption or other acquisition of any amount of outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries or issue any capital stock or other securities or ownership interests;

    (e) the Company will not, and will not permit any of its Subsidiaries to, incur, assume or guarantee any indebtedness for borrowed money other than in the ordinary course of business, on terms consistent with past practices and so long as the aggregate principal amount of all such indebtedness does not exceed $15,000,000;

    (f) the Company will not, and will not permit any of its Subsidiaries to, enter into any lease (whether for real or personal property, including without limitation any fixed assets), purchase agreement, sale or distribution agreement or other contract other than in the ordinary course of business and on terms consistent with past practices and so long as the amount of payments to be made by the Company and its Subsidiaries under any such lease, agreement or other contract does not exceed $700,000 in any single fiscal year and $10,000,000 in the aggregate during the term of such lease, agreement or other contract;

    (g) the Company will not, and will not permit any of its Subsidiaries to, make any capital expenditures other than: (i) with respect to the period ending December 31, 2000, capital expenditures contemplated by, and in amounts not in excess of the amounts set forth in, the Company's capital expenditures budget for the 2000 fiscal year, a true and complete copy of which has been delivered by the Company to Parent prior to the date hereof and (ii) with respect to any period ended after December 31, 2000, capital expenditures in the amounts and at times consistent with the Company's capital expenditures budget for the 2000 fiscal year;

    (h) the Company will not, and will not permit any of its Subsidiaries to, create or otherwise incur any Lien on any asset other than in the ordinary course of business consistent with past practices;

    (i) the Company will not, and will not permit any of its Subsidiaries to, make any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of the Company made in the ordinary course of business consistent with past practices;

    (j) the Company will not, and will not permit any of its Subsidiaries to,
  (i) grant any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, except for routine severance payments granted to employees (other than officers and directors) in the ordinary course of business consistent with past practice and not exceeding (x) $75,000 in the aggregate with respect to any single employee and (y) $300,000 in the aggregate with respect to all employees, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, or
  (v) increase any compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than, in the case of this clause (v), in the ordinary course of business consistent with past practice;

    (k) the Company will not, and will not permit any of its Subsidiaries to, take any action to consummate the royalty/financing company restructuring described by the Company to Parent prior to the date hereof, including without limitation create any new Subsidiaries for such purpose;

    (l) subject to Section 3.05(b), the Company will not, and will not permit any of its Subsidiaries to, (i) grant any option pursuant to any director or employee stock option plan or (ii) accelerate the vesting of any options under such plans;

    (m) the Company will not, and will not permit any of its Subsidiaries to,
  (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and

    (n) the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

  Section 7.02. Shareholder Meeting; Proxy Material. The Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 7.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's shareholders. In connection with such meeting, the Company will (i) promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable after consummation of the Offer the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting.

  Section 7.03. No Solicitation; Other Offers. (a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

  (b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, prior to the approval and adoption of this Agreement by the shareholders of the Company, (i) engage in negotiations or discussions with any Third Party that, subject to the Company's compliance with Section 7.03(a), has made a Superior Proposal, (ii) furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which shall be provided for informational purposes only to Parent), (iii) following receipt of such Superior Proposal, take and disclose to its shareholders a position contemplated by Rule 14e-2(a) under the 1934 Act or otherwise make disclosure to them, (iv) following receipt of such Superior Proposal, fail to make, withdraw, or modify in a manner adverse to Parent its recommendation to its shareholders referred to in Sections 2.02 and/or 7.02 hereof and/or (v) take any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through
(iv) only if the Board of Directors of the Company determines in good faith by a majority vote, on the basis of advice from Kutak Rock LLP, outside legal counsel to the Company, that its failure to take such action would be reasonably likely to be inconsistent with fulfilling its fiduciary duties under applicable law and complies with Section 7.03(c).

  (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action. In addition, the Company shall notify Parent promptly (but in no event later than 36 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that any Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of any material developments with respect to any such Acquisition Proposal, indication or request. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

  "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Shares on terms that the Board of Directors of the Company determines in good faith by a majority vote, on the basis of the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable to the Company and all the Company's shareholders than as provided hereunder and is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal available to the Board of Directors of the Company.

  Section 7.04. Tax Matters. (a) Without the prior written consent of Parent (such consent not to be unreasonably withheld), neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such election, action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries.

  (b) The Company and each of its Subsidiaries will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period ending prior to or as of the Effective Time.

  (c) Neither the Company nor any of its Subsidiaries shall take any action that would reasonably be likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code ("368(a) Reorganization") and prior to the Effective Time, the Company and its Subsidiaries shall use their best efforts to cause the Merger to qualify as a 368(a) Reorganization. The Company shall use its reasonable best efforts to obtain the opinions referred to in Section 10.02.

  Section 7.05. Affiliates. At least 40 days prior to the date of consummation of the Merger (the "Merger Date"), the Company shall deliver to Parent a letter identifying all known Persons who may be deemed affiliates of the Company for the purposes of Rule 145 of the 1933 Act. The Company shall use its reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the Merger Date, substantially in the form of Exhibit B hereto.

                                   ARTICLE 8

                              Covenants of Parent

  Parent agrees that:

  Section 8.01. Conduct of Parent. Parent agrees that, from the date hereof until the Effective Time, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

    (a) Parent will not adopt or propose any change in its certificate of incorporation or bylaws; and

    (b) Parent will not, and will not permit any of its Subsidiaries to, take any action that would make any representation and warranty of Parent hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time;

    (c) Parent will not, and will not permit any of its Subsidiaries to (i) take any action that would make any representation and warranty of the Parent hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time, or (ii) omit to take any action necessary to prevent any such representation or warranty from being accurate in any respect at any such time; and

    (d) Parent will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

  Section 8.02. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

  Section 8.03. Voting of Shares. Parent agrees to vote all Shares beneficially owned by it or any of its Subsidiaries in favor of approval and adoption of this Agreement, the Merger and any actions related thereto at the Company Shareholder Meeting, and at any adjournment thereof.

  Section 8.04. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

    (a) Parent and the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent provided under the Company's articles of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

    (b) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that, in satisfying its obligation under this Section 8.04(b), the Surviving Corporation shall not be obligated to pay premiums in any one year in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount Company has disclosed to Parent prior to the date hereof.

    (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.04.

    (d) The rights of each Indemnified Person under this Section 8.04 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, under Arkansas Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

  Section 8.05. Form S-4. Parent shall promptly prepare and file with the SEC under the 1933 Act the Form S-4 and shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable. Parent shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Stock in the Merger. As promptly as practicable after the Form S-4 shall have become effective, Parent shall fully cooperate with Company to cause the Proxy Statement/Prospectus contained in the Form S-4 to be mailed to stockholders of the Company. Parent will advise Company, promptly after it receives notice thereof, of (i) the time when the Form S-4 becomes effective,
(ii) the issuance of any stop order with respect to the Form S-4, (iii) the suspension of the qualification of Parent Stock for offering or sale in any jurisdiction, or (iv) any request by the SEC for an amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

  Section 8.06. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance.

  Section 8.07. Employee Matters. (a) Parent agrees that it shall cause the Surviving Corporation, for a period of at least two years after the Effective Time, to provide or cause to be provided to the employees of the Surviving Corporation and its Subsidiaries, subject to applicable law, benefits (excluding stock or other equity-based compensation) that are no less favorable in the aggregate than the benefits currently being provided by the Company and its Subsidiaries to such employees. Nothing herein shall limit the right of the Surviving Corporation to amend, modify or terminate any Employee Plan, Company Plan or Director Plan. As of the Effective Time, the Surviving Corporation shall assume, honor and perform in accordance with their terms any employment agreements substantially in the form of Exhibit C with any employee of the Company listed in item 19 of Section 5.16(a) of the Company Disclosure Schedule (and specifying, with respect to each such Person, a salary and a term of employment as set forth on such Schedule opposite such Person's name). To the extent that Parent elects to cover Company's employees under any employee benefit plan(s) maintained by Parent or any of its subsidiaries, Parent shall grant each such employee full credit for all periods of employment with Company and its subsidiaries for purposes of eligibility, and vesting (if applicable), under such plans, except: (i) with respect to any health plan maintained by Parent or its Subsidiaries, Parent will, in accordance with the requirements of the Health Insurance Portability and Accountability Act ("HIPAA"), waive any imitation on medical coverage due to pre-existing conditions for an employee or dependent who is covered under Company's health plan immediately prior to the date on which such employee or dependent would be covered under a health plan maintained by Parent or subsidiary, (ii) Parent shall not be obligated to provide credit for years of service for benefit accrual purposes under any defined benefit pension plan maintained by Parent or its subsidiaries prior to the date on which the employee actually becomes a participant in such plan, and
(iii) with respect to any health plan of Parent or one of its subsidiaries which provides post-retirement coverage, Parent will provide credit only for periods of an employee's employment with Company or its subsidiaries for purposes of determining eligibility. The Surviving Corporation shall assume, honor and perform the provisions of the Company's Director Compensation Health Benefit Plan, adopted January 21, 1998 and contained in the Company's Director Handbook dated July 6, 2000 at pages 42-43.

  (b) Prior to the Effective Time, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the rules and interpretive guidance of the SEC so that the acquisition by an officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder ("Section 16") of Parent Stock and options to acquire Parent Stock pursuant to the terms of this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

  Section 8.08. Reorganization Matters. Neither Parent nor any of its Subsidiaries shall take any action that would reasonably be likely to prevent the Merger from qualifying as a 368(a) Reorganization and prior to the Effective Time, the Parent and its Subsidiaries shall use their reasonable best efforts to cause the Merger to qualify as a 368(a) Reorganization. Parent shall use its reasonable best efforts to obtain the opinions referred to in Section 10.01(f).

  Section 8.09. Information Relating to the Offer. Parent shall, and shall use its reasonable best efforts to cause any depository or agent effecting the Offer, to provide to the Company promptly as requested from time to time by the Company current information regarding the status of the Offer and the number of shares tendered and not validly withdrawn.

                                   ARTICLE 9

                      Covenants of Parent and the Company

  The parties hereto agree that:

  Section 9.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Company and Parent will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, (i) each of Parent and Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; provided that in no event shall Parent or any of its Affiliates be required to divest or hold separate any business or assets of the Company, Parent or any of their respective Affiliates and (ii) the Company will use its reasonable best efforts to obtain each of the consents set forth in Section 9.01 of the Company Disclosure Schedule.

  Section 9.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents, the Offer Documents and the Form S-4, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents, the Offer Documents or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

  Section 9.03. Public Announcements. Parent and the Company will consult with each other regarding timing and content before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation. On the date of this Agreement, the Parent and the Company shall issue a joint press release announcing the execution and delivery of this Agreement and the transactions contemplated hereby.

  Section 9.04. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of the Company and Parent will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all confidential documents and information concerning the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, furnished to Parent or its Affiliates or the Company or its Affiliates, as the case may be, in connection with the transactions contemplated by this Agreement, including the shareholder lists furnished by the Company pursuant to
Section 2.02, in accordance with the terms of the Confidentiality Agreements each dated September 21, 2000 between Parent and the Company (as amended, collectively, the "Confidentiality Agreements").

  Section 9.05. Notices of Certain Events. Parent and the Company shall promptly notify each other of:

    (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

    (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or Parent or any of their respective Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.10(k), 5.12, 5.13, 5.16 or 5.18 or Section 6.11 or 6.12, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

  Section 9.06. Access to Information. From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreements, the Company and Parent shall (i) give each other, their respective counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries or Parent and its Subsidiaries, as the case may be, (ii) furnish to each other, their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, to cooperate with the party hereunder making such investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the party furnishing such information and its Subsidiaries. No information or knowledge obtained by any party hereto in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by such party hereunder.

  Section 9.07. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE 10

                            Conditions to the Merger

  Section 10.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or, to the extent permitted by law, waiver, of the following conditions; provided, that any condition that is not satisfied as a result of a breach by a party hereto of any provision of this Agreement shall cease, from and after the time of such breach, to be a condition to the obligations of such party to consummate the Merger:

    (a) this Agreement shall have been approved and adopted by the shareholders of the Company in accordance with Arkansas Law;

    (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

    (c) Merger Subsidiary shall have purchased Shares pursuant to the Offer;

    (d) the Form S-4 shall have been declared effective, no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

    (e) the shares of Parent Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

    (f) Parent shall have received an opinion of Davis Polk & Wardwell substantially in the form of Exhibit D hereto, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a 368(a) Reorganization and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent, Merger Subsidiary and the Company substantially in the form of Exhibits F and G hereto.

  Section 10.02. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further condition: that the Company shall have received an opinion of Kutak Rock LLP substantially in the form of Exhibit E hereto, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a 368(a) Reorganization and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent, Merger Subsidiary and the Company substantially in the form of Exhibits F and G hereto.

                                   ARTICLE 11

                                  Termination

  Section 11.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

    (a) by mutual written agreement of the Company and Parent;

    (b) by either the Company or Parent, if:

      (i) the Offer has not been consummated on or before March 1, 2001; provided that the right to terminate this Agreement pursuant to this
    Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such date;

      (ii) there shall be any law or regulation that makes acceptance for payment of, and payment for, the Shares pursuant to the Offer, or consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction permanently enjoining Merger Subsidiary from accepting for payment of, and paying for, the Shares pursuant to the Offer or Merger Subsidiary, Company or Parent from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable; or

      (iii) prior to the acceptance for payment of the Shares under the Offer, the Board of Directors of the Company shall have failed to make, withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger, as permitted by Section 7.03(b)(iv); provided that the Company shall have paid any amounts due pursuant to Sections 12.04(b) and (c) in accordance with the terms, and at the times, specified therein, and provided, further, that, in the case of any termination by the Company, (x) the Company notifies Parent promptly in writing and at least 72 hours prior to such termination, of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal of the nature described in Section 7.03(c), attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (y) Parent does not make, within 72 hours of receipt of such written notification, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the shareholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such 72-hour period; or

    (c) by Parent, if prior to the acceptance for payment of the Shares under the Offer, there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable and such breach would give rise to a failure of the condition set forth in (c) of Annex I hereof; or

    (d) by the Company, if prior to the acceptance for payment of the Shares under the Offer there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that is not curable and such breach would give rise to a failure of the condition set forth in (c) of Annex I hereof (which, for purposes of this Section 11.01(d) only shall apply mutatis mutandis to Parent).

  The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

  Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that (x) if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure and (y) in any event, the provisions of Sections 9.04, 12.04, 12.06, 12.07 and 12.08 shall survive any such termination.

                                   ARTICLE 12

                                 Miscellaneous

  Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

  if to Parent or Merger Subsidiary, to:

    FedEx Corporation
    942 South Shady Grove Road
    Memphis, Tennessee 38120
    Fax: (901) 818-7590
    Attention: Kenneth R. Masterson

    with a copy to:

    Davis Polk & Wardwell
    450 Lexington Avenue
    New York, New York 10017
    Fax: (212) 450-4800
    Attention: Dennis S. Hersch

    if to the Company, to:

    American Freightways Corporation
    2200 Forward Drive
    Harrison, Arkansas 72601
    Fax: (870) 741-5240
    Attention: Frank Conner

    with a copy to:

    Kutak Rock LLP
    425 West Capitol Avenue
    Suite 1100
    Little Rock, Arkansas 72201
    Fax: (501) 975-3001
    Attention: Jeffrey J. Gearhart

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

  Section 12.02. Survival of Representations and Warranties. The representations and warranties and agreements (other than the agreements specified in clause (y) of Section 11.02 and, if the Effective Time occurs,
Section 8.04) contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

  Section 12.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the shareholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares in the Merger.

  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  Section 12.04. Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

  (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent (by wire transfer of immediately available funds), if, pursuant to
(x) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (y) below, within two Business Days following such Payment Event, a fee of $33,000,000.

  "Payment Event" means (x) the termination of this Agreement pursuant to
Section 1101 or (y) the occurrence of any of the following events within 12 months of the termination of this Agreement pursuant to Sections 11.01(b)(i) or 11.01(c) (and prior to such termination, an Acquisition Proposal relating to the Company has been made to the Company or to the shareholders of the Company by any Person): (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (ii) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (iii) a Third Party, directly or indirectly, acquires more than 50% of the outstanding Shares; or (iv) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole.

  (c) Upon any termination of this Agreement by the Company pursuant to Section 11.01(b)(iii) or by Parent pursuant to Sections 11.01(b)(iii) or 11.01(c), the Company shall reimburse Parent and its Affiliates (by wire transfer of immediately available funds), no later than two Business Days after such termination, for 100% of their reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby.

  (d) The Company acknowledges that the agreements contained in this Section
12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 12.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

  Section 12.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares pursuant to the Offer, but no such transfer or assignment will relieve Parent or Merger Subsidiary of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  Section 12.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

  Section 12.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

  Section 12.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

  Section 12.09. Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 8.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

  Section 12.10. Entire Agreement. This Agreement and the Confidentiality Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

  Section 12.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

  Section 12.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

  Section 12.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          American Freightways Corporation

                                          By:    /s/ F.S. Garrison
                                             ----------------------------------
                                            Name: F.S. Garrison
                                            Title: Chairman

                                          FedEx Corporation


                                          By:    /s/ Kenneth R. Masterson
                                             ----------------------------------
                                            Name: Kenneth R. Masterson
                                            Title: Executive Vice President,
                                            General Counsel and Secretary

                                          FDX, Inc.


                                          By:    /s/ Kenneth R. Masterson
                                             ----------------------------------
                                            Name: Kenneth R. Masterson
                                            Title: President

                                                                         ANNEX I

  Notwithstanding any other provision of the Offer, Merger Subsidiary shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if:

    (i) prior to the expiration date of the Offer, (A) the Minimum Condition shall not have been satisfied, or (B) the waiting period applicable to the Offer under the HSR Act or any other laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters (if any) shall not have expired or been terminated; and

    (ii) at any time on or after November 12, 2000 and prior to the expiration date of the Offer, any of the following conditions exists:

      (a) (x) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (1) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Subsidiary or the consummation of the Merger, (2) seeking to restrain or prohibit Parent's ownership or operation (or that of its Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (3) seeking to impose or confirm material limitations on the ability of Parent, Merger Subsidiary or any of Parent's other Affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Merger Subsidiary or any of Parent's other Affiliates on all matters properly presented to the Company's shareholders, (4) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent's other Affiliates of any Shares or (5) that otherwise is reasonably likely to have a Material Adverse Effect on the Company or Parent or
    (y) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic, foreign or supranational, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clause (x); or

      (b) any change shall have occurred (or any development shall have occurred involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its Subsidiaries that has had or is reasonably likely to have a Material Adverse Effect on the Company, except for events, occurrences, or developments (i) relating to, arising from or caused by (x) the economy or securities markets in general or (y) the LTL segment of the transportation industry in general or (ii) arising from or caused by the announcement or pendency of this Agreement or the transactions contemplated hereby; or

      (c) (i) the Company shall have breached or failed to perform in all material respects any of its obligations under the Merger Agreement, or
    (ii) any of the representations and warranties of the Company contained in the Merger Agreement and qualified by materiality or "Material Adverse Effect" shall not be true or any of the representations and warranties not so qualified shall not be true in all material respects, in each case when made or at any time prior to the consummation of the Offer as if made at and as of such time (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty (x) if qualified by materiality or "Material Adverse Effect," shall be true as of such specific date and
    (y) if not so qualified, shall be true in all material respects as of such specific date) and in each case such breach shall not be subject to cure; or

      (d) the Merger Agreement shall have been terminated in accordance with its terms; or

      (e) there shall have occurred any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the over-the-counter market in the United States, any declaration of a banking moratorium by Federal or New York authorities or general suspension of payments in respect of banks in the United States that regularly participate in the U.S. market in loans to large corporations, any material limitation by any Federal, state or local government in the United States or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States that materially affects the extension of credit generally by banks in the United States that regularly participate in the U.S. market in loans to large corporations, any commencement of a war involving the United States or any commencement of armed hostilities or other national or international calamity involving the United States that has a material adverse effect on bank syndication or financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; which, in the reasonable judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent but excluding any willful action or omission by Parent not permitted or contemplated by the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

                                                                         ANNEX B

                     IRREVOCABLE PROXY AND VOTING AGREEMENT

  AGREEMENT dated as of November 12, 2000 among FEDEX CORPORATION, a Delaware corporation ("Buyer"), and each other Person set forth on the signature pages hereof (each a "Shareholder" and collectively the "Shareholders"). Capitalized terms used but not separately defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

  WHEREAS, in order to induce Buyer and Merger Subsidiary to enter into an Agreement and Plan of Merger dated as of the date hereof (as amended, the "Merger Agreement") with American Freightways Corporation, an Arkansas corporation (the "Company"), Buyer, which is also a shareholder of the Company, has requested the Shareholders, and each Shareholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company that such Shareholder beneficially owns and may hereafter acquire (collectively, the "Shares");

  NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1

                        Grant of Proxy; Voting Agreement

  Section 1.01. Voting Agreement. (a) Each Shareholder hereby irrevocably and unconditionally agrees to vote all Shares that such Shareholder is entitled to vote, at the time of any vote to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the shareholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of the Company, in favor of the approval and adoption of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

  (b) Each Shareholder hereby agrees that it will not vote any Shares that such Shareholder is entitled to vote in favor of the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

  Section 1.02. Irrevocable Proxy. Each Shareholder hereby revokes any and all previous proxies granted with respect to the Shares beneficially owned by such Shareholder. By entering into this Agreement, each Shareholder hereby grants a proxy appointing Buyer as such Shareholder's attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power solely for the purposes contemplated by Section 1.01 above as Buyer or its proxy or substitute shall, in Buyer's sole discretion, deem proper with respect to the Shares beneficially owned by such Shareholder. THE PROXY GRANTED BY EACH SHAREHOLDER PURSUANT TO THIS ARTICLE 1 IS IRREVOCABLE AND THE APPOINTMENT IS COUPLED WITH AN INTEREST, HAVING BEEN GRANTED IN CONSIDERATION OF BUYER ENTERING INTO THIS AGREEMENT AND THE MERGER AGREEMENT, AND INCURRING CERTAIN RELATED FEES AND EXPENSES. The proxy granted by each Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

                                   ARTICLE 2

               Representations and Warranties of Each Shareholder

  Each Shareholder, severally and not jointly, represents and warrants to Buyer that:

  Section 2.01. Authorization, Enforceability. If such Shareholder is not a natural Person, the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are within the powers of such Shareholder. This Agreement constitutes a valid and binding Agreement of such Shareholder. If such Shareholder is executing this Agreement in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement. If such Shareholder is a natural Person, the Shares beneficially owned by such Shareholder do not constitute marital property under the laws of the State of Arkansas or any other applicable laws, or if such Shares constitute marital property, the consent of such Shareholder's spouse is not required for the execution and delivery of this Agreement or the performance by such Shareholder of the obligations of the Shareholder hereunder.

  Section 2.02. Non-Contravention. The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree to which Shareholder is a party or by which such Shareholder is bound, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder is entitled under any provision of any agreement or other instrument binding on such Shareholder or (iii) result in the imposition of any Lien on any asset of such Shareholder.

  Section 2.03. Ownership of Shares. Such Shareholder is the record and beneficial owner of the Shares listed on the signature pages hereof opposite such Shareholder's name, free and clear of any Liens and any other limitations or restrictions (including any restriction on the right to vote or otherwise dispose of such Shares). None of the Shares held by such Shareholder are subject to any voting trust, irrevocable proxy or other agreement or arrangement with respect to the voting of such Shares (other than this Agreement).

  Section 2.04. Total Shares. Except for the Shares set forth on the signature page hereto opposite such Shareholder's name or except for options issued pursuant to the Company Plans or Director Plans, such Shareholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

  Section 2.05. Finder's Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Buyer or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder.

                                   ARTICLE 3

                    Representations and Warranties of Buyer

  Buyer represents and warrants to each Shareholder that:

  Section 3.01. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Buyer.

                                   ARTICLE 4

                            Covenants of Shareholder

  Each Shareholder, severally and not jointly, hereby covenants and agrees that:

  Section 4.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, such Shareholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares beneficially owned by such Shareholder or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any such Shares during the term of this Agreement. Notwithstanding the preceding sentence, (i) the Shareholders may at any time tender in the Offer a number of Shares not to exceed 1,000,000 Shares in the aggregate and (ii) in the event that immediately prior to such time as the Offer is scheduled to expire (after giving effect to any extensions of the Offer), all conditions to the Offer other than the Minimum Condition shall have been satisfied or, to the extent permitted under applicable law, waived, unless Parent shall have agreed to waive the Minimum Condition, then, in addition to any Shares tendered by the Shareholders in reliance on clause (i) of this sentence, (A) if so requested by Parent, the Shareholders shall and (B) the Shareholders, at their option, may tender in the Offer such number of Shares as, when added to that number of other Shares which shall then have been validly tendered in the Offer and not withdrawn, would equal 50.1% of Shares outstanding, but in the case of clause (A) not more than 1,000,000 Shares in the aggregate regardless of whether any other Shares shall theretofore have been tendered by any Shareholder pursuant to clause (i) of this sentence, and in the case of clause (B) up to an aggregate maximum, including any Shares previously tendered by the Shareholders pursuant to clause (i) or clause (ii)
(A) of this sentence, of 3,200,000 Shares. In no event shall the Shareholders tender in the Offer any Shares in excess of 3,200,000 Shares. Parent shall (i) use its reasonable best efforts to cause any depositary or agent effecting the Offer to provide one representative of the Shareholders designated by the Shareholders current information regarding the status of the Offer and the number of Shares tendered and not validly withdrawn and (ii) coordinate with any such depositary or agent, in each case so as to afford to the Shareholders the right to tender Shares in the Offer as permitted pursuant to this Section
4.01 on a timely basis. Such Shareholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Buyer promptly, and to provide all details requested by Buyer, if such Shareholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

  Section 4.02. Other Offers. (a) Such Shareholder, in its capacity as a holder of Shares, shall not, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal,
(ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; provided that if such Shareholder or any trustee of any Shareholder is a director of the Board of Directors of the Company, such Shareholder or trustee, as the case may be, may take any action in such capacity permitted to be taken pursuant to Section 7.04(b) of the Merger Agreement.

  (b) Such Shareholder will promptly notify Buyer upon obtaining any knowledge of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries, or any request for a waiver or release under any standstill or similar agreement by any Person who indicates that it is considering making, or has made, an Acquisition Proposal and will keep Buyer fully informed, on a current basis, of any material developments with respect to any such Acquisition Proposal, indication or request.

  Section 4.03. Appraisal Rights. Shareholder agrees not to exercise any rights (including, without limitation, under Section 4-27-1302 of Arkansas-1987 Business Corporation Act) to demand appraisal of any Shares which may arise with respect to the Merger.

                                   ARTICLE 5

                                 Miscellaneous

  Section 5.01. Further Assurances. Buyer and each Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

  Section 5.02. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

  if to Buyer, to:

    FedEx Corporation
    942 South Shady Grove Road
    Memphis, Tennessee 38120
    Fax: (901) 818-7590
    Attention: Kenneth R. Masterson

    with a copy to:

    Davis Polk & Wardwell
    450 Lexington Avenue
    New York, New York 10017
    Fax: (212) 450-4800
    Attention: Dennis Hersch

if to any Shareholder, to the address set forth on the signature pages hereof below such Shareholder's name or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

  Section 5.03. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement and all rights and obligations of the parties hereto shall terminate on the date that is four months after the termination of the Merger Agreement; provided, however, that (A) upon the termination of the Merger Agreement, the aggregate number of Shares subject to this Agreement shall be reduced by 1,000,000 (net of any Shares tendered in the Offer as permitted by Section 4.01 hereof) pro rata among the Shareholders on the basis of the number of Shares beneficially owned and (B) upon a termination of the Merger Agreement pursuant to Section 11.03(b)(iii) thereof, the obligation of the Shareholders to tender in the Offer pursuant to clause (ii)(A) of the second sentence of
Section 4.01 shall automatically terminate. For the avoidance of doubt, in the event 1,000,000 or more Shares are tendered in the Offer by the Shareholders, clause (A) of the proviso in the preceding sentence shall be without effect.

  Section 5.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

  Section 5.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign its rights and obligations to any Affiliate of Buyer.

  Section 5.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

  Section 5.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

  Section 5.08. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this agreement or the transactions contemplated hereby.

  Section 5.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

  Section 5.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

  Section 5.11. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          FedEx Corporation

                                              /s/ Kenneth R. Masterson
                                          By: _________________________________
                                              Name: Kenneth R. Masterson
                                              Title: Executive Vice President,
                                              General Counsel and Secretary

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                                   /s/ F.S. Garrison
                                          -------------------------------------
                                                      F.S. Garrison

                                          F.S. Garrison Revocable Children's
                                           Trust

                                                    /s/ F.S. Garrison
                                          -------------------------------------
                                                      F.S. Garrison
                                                         Trustee

                                          F.S. Garrison Family Limited
                                           Partnership No. One

                                                    /s/ F.S. Garrison
                                          -------------------------------------
                                                      F.S. Garrison
                                                     General Partner

                                          F.S. Garrison Family Limited
                                           Partnership No. Two

                                                    /s/ F.S. Garrison
                                          -------------------------------------
                                                      F.S. Garrison
                                                     General Partner

                                          Cynthia Kaye Garrison Trust No. One

                                                /s/ Cynthia Kaye Garrison
                                          -------------------------------------
                                                  Cynthia Kaye Garrison
                                                         Trustee

                                          Lisa Rae Garrison Trust

                                                    /s/ F.S. Garrison
                                          -------------------------------------
                                                      F.S. Garrison
                                                         Trustee

                                          Lisa Garrison UTMA

                                                    /s/ Tom Garrison
                                          -------------------------------------
                                                      Tom Garrison
                                                         Trustee

                                          Sarah Anne Garrison Trust

                                                    /s/ Tom Garrison
                                          -------------------------------------
                                                      Tom Garrison
                                                         Trustee

                                          Sarah Anne Garrison UTMA

                                                    /s/ Tom Garrison
                                          -------------------------------------
                                                      Tom Garrison
                                                         Trustee

                                                    /s/ Tom Garrison
                                          -------------------------------------
                                                      Tom Garrison

                                          Sarah Anne Garrison Trust 2000

                                                 /s/ William P. Garrison
                                          -------------------------------------
                                                   William P. Garrison
                                                         Trustee

                                          F.S. Garrison IRA

                                                    /s/ F.S. Garrison
                                          -------------------------------------
                                                      F.S. Garrison

                                                 /s/ William P. Garrison
                                          -------------------------------------
                                                   William P. Garrison

                                                 /s/ Daniel A. Garrison
                                          -------------------------------------
                                                   Daniel A. Garrison

                                          Garrison Living Trust

                                                /s/ Elizabeth W. Garrison
                                          -------------------------------------
                                                  Elizabeth W. Garrison
                                                    Attorney-in-Fact

                                          Sheryl Ann Garrison Nee Trust

                                                /s/ Elizabeth W. Garrison
                                          -------------------------------------
                                                  Elizabeth W. Garrison
                                                    Attorney-in-Fact

                                          Deborah Ann Brown Hudson Trust

                                                /s/ Elizabeth W. Garrison
                                          -------------------------------------
                                                  Elizabeth W. Garrison
                                                    Attorney-in-Fact

                                          Michael C. Brown Trust

                                                /s/ Elizabeth W. Garrison
                                          -------------------------------------
                                                  Elizabeth W. Garrison
                                                    Attorney-in-Fact

                                          Elizabeth Jean Garrison Trust

                                                /s/ Elizabeth W. Garrison
                                          -------------------------------------
                                                  Elizabeth W. Garrison
                                                    Attorney-in-Fact

                                          Patrick W. Brown Trust

                                                /s/ Elizabeth W. Garrison
                                          -------------------------------------
                                                  Elizabeth W. Garrison
                                                    Attorney-in-Fact

                                          David Perry Garrison Trust

                                                /s/ William Paul Garrison
                                          -------------------------------------
                                                  William Paul Garrison
                                                         Trustee

                                          F.S. Garrison Retained Annuity Trust
                                           Five

                                                    /s/ F.S. Garrison
                                          -------------------------------------
                                                      F.S. Garrison
                                                         Trustee

                                          F.S. Garrison 1998 Retained Annuity
                                           Trust

                                                    /s/ F.S. Garrison
                                          -------------------------------------
                                                      F.S. Garrison
                                                         Trustee

                                          F.S. Garrison Retained Annuity Trust
                                           Three

                                                    /s/ F.S. Garrison
                                          -------------------------------------
                                                      F.S. Garrison
                                                         Trustee

                                          F.S. Garrison Retained Annuity Trust
                                           Four

                                                    /s/ F.S. Garrison
                                          -------------------------------------
                                                      F.S. Garrison
                                                         Trustee

                                          Thomas Robert Garrison Trust

                                               /s/ Thomas Robert Garrison
                                          -------------------------------------
                                                 Thomas Robert Garrison
                                                         Trustee

                                          Daniel Albert Garrison Trust

                                             /s/ Daniel Albert Garrison
                                          -------------------------------------
                                                 Daniel Albert Garrison
                                                         Trustee

                                          William Paul Garrison Trust

                                             /s/ William Paul Garrison
                                          -------------------------------------
                                                  William Paul Garrison
                                                         Trustee

                          Class
                            of    Shares     Address
Name                      Stock    Owned   for Notices
----                      ------ --------- -----------
F.S. Garrison...........  Common 2,425,164      *
F.S. Garrison Revocable
 Children's Trust.......  Common 1,737,324      *
F.S. Garrison Family
 Limited Partnership No.
 One....................  Common 2,000,000      *
F.S. Garrison Family
 Limited Partnership No.
 Two....................  Common         0      *
Cynthia Kay Garrison
 Trust No. One..........  Common   420,000      *
Lisa Rae Garrison
 Trust..................  Common   101,230      *
Lisa Garrison UTMA......  Common     2,000      *
Sarah Anne Garrison
 Trust..................  Common     2,250      *
Sarah Anne Garrison
 UTMA...................  Common     2,000      *
Tom Garrison............  Common   190,204      *
Sarah Anne Garrison
 Trust 2000.............  Common    60,000      *
F.S. Garrison I.R.A.....  Common     1,400      *
David Perry Garrison
 Trust..................  Common     2,250      *
William P. Garrison.....  Common    72,468      *
Daniel A. Garrison......  Common   268,410      *
Garrison Living Trust...  Common   790,000      *
Sheryl Ann Garrison Nee
 Trust..................  Common   100,000      *
Deborah Ann Brown Hudson
 Trust..................  Common   100,000      *
Michael C. Brown Trust..  Common   100,000      *
Elizabeth Jean Garrison
 Trust..................  Common   100,000      *
Patrick W. Brown Trust..  Common   100,000      *
F.S. Garrison Retained
 Annuity Trust Five.....  Common   500,000      *
F.S. Garrison 1998
 Retained Annuity
 Trust..................  Common         0      *
F.S. Garrison Retained
 Annuity Trust Three....  Common 1,255,460      *
F.S. Garrison Retained
 Annuity Trust Four.....  Common   877,556      *
Thomas Robert Garrison
 Trust..................  Common   270,608      *
Daniel Albert Garrison
 Trust..................  Common   270,608      *
William Paul Garrison
 Trust..................  Common   430,608      *

--------
*c/o F.S. Garrison
     American Freightways Corporation
     2200 Forward Drive
     Harrison, AR 72602

                                                                         ANNEX C
                               [CSFB LETTERHEAD]
                                                               November 12, 2000

Board of Directors
American Freightways Corporation
2200 Forward Drive
Harrison, Arkansas 72601

Members of the Board:

  You have asked us to advise you with respect to the fairness to the holders of common stock, par value $0.01 per share ("Company Common Stock"), of American Freightways Corporation (the "Company") from a financial point of view of the Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of November 12, 2000 (the "Merger Agreement"), by and among the Company, FedEx Corporation (the "Acquiror") and FDX, Inc., a wholly owned subsidiary of the Acquiror ("Merger Sub"). Pursuant to the Merger Agreement (i) Merger Sub will commence a tender offer (the "Tender Offer") for 50.1% of the outstanding shares of Company Common Stock at a price of $28.13 per share, in cash (the "Cash Consideration") and (ii) following consummation of the Tender Offer, Merger Sub will be merged with the Company (the "Merger" and, together with the Tender Offer, the "Transaction"), the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock (other than shares owned by the Acquiror, the Company and their subsidiaries) will be converted into the right to receive a number of shares of common stock, par value $0.10 per share of the Acquiror ("Acquiror Common Stock"), equal to the ratio determined by dividing $28.13 by the average closing price per share of Acquiror Common Stock for the ten (10) trading days selected by the Acquiror and the Company by lot out of the 20 trading days ending on and including the fifth trading day prior to the date the Merger becomes effective (such number of shares of Acquiror Common Stock, the "Stock Consideration" and, together with the Cash Consideration, the "Consideration").

  In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Acquiror, as well as the Merger Agreement and certain related documents. We have also reviewed certain other information, including financial forecasts, provided to or discussed with us by the Company and the Acquiror and have discussed the business and prospects of the Company and the Acquiror with the Company's and the Acquiror's management. We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and the Acquiror and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

  In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. We have assumed that the financial forecasts provided to us by the Company have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the Company's management as to the future financial performance of the Company, and we have been advised by management of the Acquiror and have assumed that the publicly available forecasts with respect to the Acquiror discussed with us represent reasonable estimates as to the future financial performance of the Acquiror. You also have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of Acquiror Common Stock when issued to holders of Company Common Stock pursuant to the Merger or the prices at which such shares will trade at any time. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

  We and our affiliate, Donaldson, Lufkin & Jenrette Securities Corporation, have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for such services, a portion of which will be paid in connection with the delivery of this opinion and a significant portion of which is contingent upon the consummation of the Tender Offer. In the past, we or our affiliates have provided certain financial and investment banking services to the Company and have received compensation for such services. In the ordinary course of business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Transaction and does not constitute a recommendation to any holder of Company Common Stock whether or not such holder should tender shares pursuant to the Tender Offer or how such holder should vote or act on any matter relating to the Merger.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Transaction is fair to such holders (other than the Acquiror and its affiliates) from a financial point of view.

                                          Very truly yours,

                                          Credit Suisse First Boston
                                           Corporation


                                          By:   /s/ L. Price Blackford
                                              ---------------------------------
                                                    L. Price Blackford
                                                     Managing Director

                                                                         ANNEX D

          THE ARKANSAS BUSINESS CORPORATION ACT OF 1987: SUBCHAPTER 13
                               DISSENTERS' RIGHTS

Section 4-27-1301. Definitions

  In this subchapter:

  1. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

  2. "Dissenter" means a shareholder who is entitled to dissent from corporate action under (S) 4-27-1302 and who exercises that right when and in the manner required by (S)(S) 4-27-1320--4-27-1328;

  3. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

  4. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances;

  5. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;

  6. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder; and

  7. "Shareholder" means the record shareholder or the beneficial shareholder.

Section 4-27-1302. Right of dissent

  A. A shareholder is entitled to dissent from and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

    1. Consummation of a plan of merger to which the corporation is a party:

      (i) If shareholder approval is required for the merger by (S) 4-27-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

      (ii) If the corporation is a subsidiary that is merged with its parent under (S) 4-27-1104;

    2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

    4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

      (i) Alters or abolishes a preferential right of the shares;

      (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

      (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

      (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

      (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under (S) 4-27-604; or

    5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  B. A shareholder entitled to dissent and obtain payment for his shares under this subchapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 4-27-1303. Dissent by nominees and beneficial owners

  A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

  B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

    1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

Section 4-27-1320. Notice of dissenters' rights

  A. If proposed corporate action creating dissenters' rights under (S) 4-27-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

  B. If corporate action creating dissenters' rights under (S) 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in (S) 4-27-1322.

Section 4-27-1321. Notice of intent to demand payment

  A. If proposed corporate action creating dissenters' rights under (S) 4-27-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

    (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

    (2) Must not vote his shares in favor of the proposed action.

  B. A shareholder who does not satisfy the requirements of subsection A. of this section is not entitled to payment for his shares under this subchapter.

Section 4-27-1322. Dissenters' notice

  A. If proposed corporate action creating dissenters' rights under (S) 4-27-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of (S) 4-27-1321.

  B. The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

    1. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

    4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the notice required by subsection A. of this section is delivered; and

    5. Be accompanied by a copy of this subchapter.

Section 4-27-1323. Duty to demand payment

  A. A shareholder sent a dissenters' notice described in (S) 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to
(S) 4-27-1322.B.3. and deposit his certificates in accordance with the terms of the notice.

  B. The shareholder who demands payment and deposits his share certificates under subsection A. of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

  C. A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subchapter.

Section 4-27-1324. Share restrictions

  A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under (S) 4-27-1326.

  B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

Section 4-27-1325. Payment

  A. Except as provided in (S) 4-27-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with (S) 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

  B. The payment must be accompanied by:

    1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    2. A statement of the corporation's estimate of the fair value of the shares;

    3. An explanation of how the interest was calculated;

    4. A statement of the dissenter's right to demand payment under (S) 4-27-1328; and

    5. A copy of this subchapter.

Section 4-27-1326. Failure to take action

  A. If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  B. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under (S) 4-27-1322 and repeat the payment demand procedure.

Section 4-27-1327. After-acquired shares

  A. A corporation may elect to withhold payment required by (S) 4-27-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  B. To the extent the corporation elects to withhold payment under subsection
A. of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under (S) 4-27-1328.

Section 4-27-1328. Procedure if shareholder dissatisfied with payment or offer

  A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under (S) 4-27-1325), or reject the corporation's offer under (S) 4-27-1327 and demand payment of the fair value of his shares and interest due, if:

    1. The dissenter believes that the amount paid under (S) 4-27-1325 or offered under (S) 4-27-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

    2. The corporation fails to make payment under (S) 4-27-1325 within sixty
  (60) days after the date set for demanding payment; or

    3. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

  B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A. of this section within thirty (30) days after the corporation made or offered payment for his shares.

Section 4-27-1330. Court action

  A. If a demand for payment under (S) 4-27-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  B. The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  C. The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  D. The jurisdiction of the court in which the proceeding is commenced under subsection B. of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  E. Each dissenter made a party to the proceeding is entitled to judgment:

    (1) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

    (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under (S) 4-27-1327.

Section 4-27-1331. Court costs and counsel fees

  A. The court in an appraisal proceeding commenced under (S) 4-27-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under (S) 4-27-1328.

  B. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of (S)(S) 4-27-1320--4-27-1328; or

    2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

  C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(Front)

[LOGO]
                                                                     PROXY

                        AMERICAN FREIGHTWAYS CORPORATION

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
             THE SPECIAL MEETING OF SHAREHOLDERS, FEBRUARY 9, 2001

The undersigned shareholder(s) of American Freightways Corporation hereby appoint F.S. (Sheridan) Garrison and Tom Garrison, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with full power of substitution, to vote, as specified on the reverse side hereof, all shares the undersigned is entitled to vote at the Special Meeting of Shareholders of American Freightways Corporation to be held at the Comfort Inn Convention Center, 1210 Hwy. 62-65 North, Harrison, Arkansas on Friday, February 9, 2001 at 10:00 a.m., central time, and at any postponements or adjournments thereof.

IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF AMERICAN FREIGHTWAYS CORPORATION.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or at any postponements or adjournments thereof.

Please sign exactly as name(s) appear(s) on this card. Joint owners should each sign. Attorneys, executors, trustees, administrators and others acting in a representative capacity should indicate title when signing.

You are encouraged to specify your choice by marking the appropriate box on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The proxy holders cannot vote your shares unless you sign, date and return this card.

HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?

----------------------------------          -----------------------------------
----------------------------------          -----------------------------------
----------------------------------          -----------------------------------
----------------------------------          -----------------------------------

(Back)

[X] Please mark your votes as in this example.

[LOGO]
AMERICAN FREIGHTWAYS CORPORATION

CONTROL NUMBER:


Please be sure to sign and date this proxy.


----------------------------------
Date

----------------------------------            ----------------------------------
Shareholder sign here                         Co-owner sign here

The Board of Directors of American Freightways Corporation recommends that you vote FOR Proposal 1.

1. To approve and adopt the Amended and Restated Agreement and Plan of Merger dated as of November 12, 2000 and amended and restated as of January 5, 2001 among American Freightways Corporation, FedEx Corporation and FDX, Inc. and the merger provided for therein, as described in the accompanying proxy statement/prospectus. The merger agreement contemplates, among other things, that American Freightways will become a wholly-owned subsidiary of FedEx, and each outstanding share of American Freightways common stock will be converted into the right to receive that number of shares of FedEx common stock determined by dividing $28.13 by the average closing price per share of FedEx common stock for a defined period of trading days prior to the closing of the merger.

     [ ]  FOR
     [ ]  AGAINST
     [ ]  ABSTAIN

Mark box at right if an address change or comment has been noted on the reverse side of this card. [ ]

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.